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PROSPECTUS

5,000,000 Shares

Class A Common Stock

        This is the initial public offering of our Class A Common Stock. No public market currently exists for our Class A Common Stock. We are selling all of the shares of Class A Common Stock offered hereby. Our Class A Common Stock is subject to ownership limitations intended to preserve our status as a real estate investment trust, or REIT, for federal income tax purposes.

        Our Class A Common Stock is not currently listed on any national exchange or market system. Our Class A Common Stock has been approved for listing on the New York Stock Exchange, subject to official notice of issuance, under the symbol "BMM."

        Investing in our Class A Common Stock involves risks. See "Risk Factors" beginning on page 9 for a discussion of risks relating to our Class A Common Stock, including, among others:

  •
  We commenced operations in December 2003 and have a limited operating history. Accordingly, you have a limited basis to evaluate our ability to operate our business and implement our operating policies and strategies successfully.

  •
  We have not identified specific assets to purchase with the proceeds of this offering, and you will therefore not have the opportunity to evaluate our investments before we make them, which makes your investment more speculative.

  •
  Our officers, Jeffrey J. Zimmer and Robert E. Cauley, have limited experience managing a REIT. Their lack of experience may limit their ability to successfully manage our business as a REIT.

  •
  We rely primarily on short-term borrowings to acquire mortgage related securities some of which have long-term maturities. Interest rate mismatches between our mortgage related securities and our borrowings used to fund our purchases of mortgage related securities might reduce our net income or result in a loss during periods of changing interest rates.

  •
  Increased levels of prepayments on the mortgages underlying our mortgage related securities might decrease our net interest income or result in a net loss.

  •
  We generally seek to borrow eight to 12 times the amount of our equity, which could reduce our net income and our cash available for distributions to stockholders or cause us to suffer losses. There is no limit to the amount of leverage that we may incur.

  •
  Failure to qualify or maintain our qualification as a REIT for federal income tax purposes would subject us to federal income tax on our taxable income at regular corporate rates, thereby reducing the amount of funds available for distributions to stockholders.

  •
  Flagstone Securities owns our Class C Common Stock, which automatically converts into Class A Common Stock when stockholders' equity attributable to our Class A Common Stock equals no less than $15.00 per share following such conversion, creating a conflict of interest in determining the initial public offering price.

	Per Share	Total

Public offering price	$14.50	$72,500,000

Underwriting discounts	$1.0150	$5,075,000

Proceeds, before expenses, to us	$13.4850	$67,425,000

        We have granted the underwriters a 30-day option to purchase up to an additional 750,000 shares of our Class A Common Stock to cover over-allotments, if any.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

FLAGSTONE SECURITIES	BB&T CAPITAL MARKETS

The date of this prospectus is September 16, 2004

        We have filed for registration in the U.S. Patent and Trademark Office for the marks "Bimini Mortgage Management, Inc.", "Bimini Investment Management" and "Bimini." All other brand names or trademarks appearing in this prospectus are the property of their respective holders.

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PROSPECTUS SUMMARY

        This section summarizes information contained elsewhere in this prospectus. You should read this entire prospectus carefully, including the section titled "Risk Factors" and our financial statements and related notes, before making an investment in our Class A Common Stock. As used in this prospectus, "Bimini," "company," "we," "our," and "us" refer to Bimini Mortgage Management, Inc., except where the context otherwise requires. Unless otherwise indicated, the information in this prospectus assumes that the underwriters will not exercise their over-allotment option to purchase additional shares of our Class A Common Stock, and that the shares of our Class A Common Stock to be sold in this offering are sold at $14.50 per share.

Bimini Mortgage Management, Inc.

General

        We were formed in September 2003 to invest primarily in residential mortgage related securities issued by the Federal National Mortgage Association (more commonly known as Fannie Mae), the Federal Home Loan Mortgage Corporation (more commonly known as Freddie Mac) and the Government National Mortgage Association (more commonly known as Ginnie Mae). We will earn returns on the spread between the yield on our assets and our costs, including the interest expense on the funds we borrow. We intend to borrow between eight and 12 times the amount of our equity capital to attempt to enhance our returns to stockholders. We are self-managed and self-advised. We have elected to be taxed as a real estate investment trust, or REIT, for federal income tax purposes commencing with our taxable year ended December 31, 2003. As a REIT, we generally are not subject to federal income tax on the REIT taxable income that we distribute to our stockholders.

        We commenced operations in December 2003, following an initial private placement of our Class A Common Stock. We raised aggregate net proceeds (after commissions and expenses) of approximately $141.7 million between December 2003 and February 2004 in private placements of our Class A Common Stock.

        As of June 30, 2004 we had a portfolio of mortgage related securities that totaled $1.5 billion and was comprised of 37.8% fixed-rate mortgage-backed securities, 34.0% floating rate collateralized mortgage obligations, 17.9% adjustable-rate mortgage-backed securities, 6.5% hybrid adjustable-rate mortgage-backed securities (securities backed by mortgages with fixed initial rates which, after a period, convert to adjustable rates) and 3.8% balloon maturity mortgage-backed securities (securities backed by mortgages where a significant portion of principal is repaid only at maturity). Of this portfolio, 58% was issued by Fannie Mae, 37% was issued by Freddie Mac and 5% was issued by Ginnie Mae.

        Our portfolio had a weighted average yield of 2.79% as of June 30, 2004. Weighted average yield is the composite of the yields on our securities as determined using the yield book model published by Citigroup. Our net weighted average borrowing cost as of June 30, 2004 was 1.26%. The constant prepayment rate for the portfolio was 20.4% for June 2004, which reflects the annualized proportion of principal that was prepaid. The effective duration for the portfolio was 1.59 as of June 30, 2004. Duration measures the price sensitivity of a fixed income security to movements in interest rates. Effective duration captures both the movement in interest rates and the fact that cash flows to a mortgage related security are altered when interest rates move. An effective duration of 1.59 indicates that an interest rate increase of 1% would result in a 1.59% decline in the value of the securities in our portfolio.

        In response to the changing interest rate environment, we will continue to modify the mix of mortgage related securities that we will own. In particular, we intend to own greater percentages of adjustable-rate and hybrid adjustable-rate mortgage related securities and a smaller percentage of fixed-rate mortgage related securities than we currently own.

        In July and August 2004, we sold a portion of the mortgage related securities in our portfolio, primarily floating-rate collateralized mortgage obligations, for proceeds of $333.0 million. We purchased $224.0 million of additional securities, primarily adjustable-rate mortgage related securities and hybrid adjustable-rate mortgage related securities, and used the remaining $109.0 million to reduce repurchase agreement liabilities. These sales and purchases have altered the mix of mortgage related securities in our portfolio. As a result, our portfolio as of August 15, 2004, assuming all transactions settle, is comprised of 37.7% fixed-rate mortgage-backed securities, 17.1% floating-rate collateralized mortgage obligations, 31.9% adjustable-rate mortgage-backed securities, 9.1% hybrid adjustable-rate mortgage-backed securities and 4.2% balloon maturity mortgage-backed securities. These sales and purchases reduced the effective duration of our portfolio to 1.40 as of July 31, 2004. As of July 31, 2004, our book value was $13.78 per share of Class A Common Stock.

        We intend to use the proceeds of this offering to purchase greater percentages of adjustable-rate and hybrid adjustable-rate mortgage related securities and a smaller percentage of fixed-rate mortgage related securities, compared to our current portfolio.

        Our principal offices are located at 3305 Flamingo Drive, Suite 100, Vero Beach, Florida 32963. Our telephone number is (772) 231-1400.

Asset Acquisition Strategy

        We seek to differentiate our company from other mortgage portfolio managers through our approach to risk management. We invest in a limited universe of mortgage related securities, primarily those issued by Fannie Mae, Freddie Mac and Ginnie Mae. Payment of principal and interest underlying securities issued by Ginnie Mae is guaranteed by the U.S. Government. Fannie Mae and Freddie Mac mortgage related securities are guaranteed as to payment of principal and interest by the respective agency issuing the security. We seek to manage the risk of prepayments of the underlying mortgages by purchasing securities with prepayment characteristics that we expect to result in slower prepayments, such as pools of mortgage-backed securities collateralized by mortgages with low loan balances, mortgages originated under Fannie Mae's Expanded Approval Program or agency pools collateralized by loans against investment properties.

        The primary assets in our current portfolio of mortgage related securities are fixed-rate mortgage-backed securities, floating rate collateralized mortgage obligations, adjustable-rate mortgage-backed securities, hybrid adjustable-rate mortgage-backed securities and balloon maturity mortgage-backed securities. The mortgage related securities we acquire are obligations issued by federal agencies or federally chartered entities, primarily Fannie Mae, Freddie Mac and Ginnie Mae.

        We have created and will maintain a diversified portfolio in order to avoid undue loan originator, geographic and other types of concentrations. We seek to manage the effects on our income of prepayments of the mortgage loans underlying our securities, at a rate materially different than anticipated, by structuring a diversified portfolio with a variety of prepayment characteristics and investing in mortgage related securities or structures with prepayment protections.

Leverage Strategy

        We use leverage in an attempt to increase potential returns to our stockholders. However, the use of leverage may also have the effect of increasing losses when economic conditions are unfavorable. We generally borrow between eight to 12 times the amount of our equity, although our investment policies require no minimum or maximum leverage. We use repurchase agreements to borrow against existing mortgage related securities and use the proceeds to acquire additional mortgage related securities. As of June 30, 2004, we had 16 master repurchase agreements (and outstanding balances under 12 of these agreements) and our repurchase agreements totaled $1.5 billion, or 11 times our equity capital at that date.

        We seek to protect our capital base through the use of a risk-based capital methodology that is patterned on the general principles underlying the proposed risk-based capital standard for internationally active banks of the Basel Committee on Banking Supervision. We use our methodology to calculate an internally generated risk measure for each asset in our portfolio. This measure is then used to establish the amount of leverage we use. The goal of our approach is to ensure that our portfolio's leverage ratio is appropriate for the level of risk inherent in the portfolio.

Interest Rate Risk Management

        We believe the primary risk inherent in our investments is the effect of movements in interest rates. This arises because the changes in interest rates on our borrowings will not be perfectly coordinated with the effects of interest rate changes on the income from, or value of, our investments. We therefore follow an interest rate risk management program designed to offset the potential adverse effects resulting from the rate adjustment limitations on our mortgage related securities. We seek to minimize differences between interest rate indices and interest rate adjustment periods of our adjustable-rate securities and related borrowings by matching the terms of assets and related liabilities both as to maturity and to the underlying interest rate index used to calculate interest charges.

        We may from time to time use derivative financial instruments to hedge all or a portion of the interest rate risk associated with our borrowings. We may enter into swap or cap agreements, option, put or call agreements, futures contracts, forward rate agreements or similar financial instruments to hedge indebtedness that we may incur. These contracts would be intended to more closely match the effective maturity of, and the interest received on, our assets with the effective maturity of, and the interest owed on, our liabilites. However, no assurances can be given that interest rate risk management strategies can successfully be implemented. Derivative instruments will not be used for speculative purposes.

Risk Factors

        An investment in our Class A Common Stock involves material risks. Each prospective purchaser of our Class A Common Stock should consider carefully the matters discussed under "Risk Factors" beginning on page 8 before investing in our Class A Common Stock. Some of the risks include:

  •
  We commenced operations in December 2003 and have a limited operating history. Accordingly, you have a limited basis to evaluate our ability to operate our business and implement our operating policies and strategies successfully.

  •
  We have not identified specific assets to purchase with the proceeds of this offering, and you will therefore not have the opportunity to evaluate our investments before we make them, which makes your investment more speculative.

  •
  Our officers, Jeffrey J. Zimmer and Robert E. Cauley, have limited experience managing a REIT. Their lack of experience may limit their ability to successfully manage our business as a REIT.

  •
  We rely primarily on short-term borrowings to acquire mortgage related securities some of which have long-term maturities. Interest rate mismatches between our mortgage related securities and our borrowings used to fund our purchases of mortgage related securities might reduce our net income or result in a loss during periods of changing interest rates.

  •
  As of June 30, 2004, 41.6% of our portfolio consisted of fixed-rate and balloon maturity mortgage-backed securities. Accordingly, we may experience reduced net income or a loss during periods of rising interest rates.

  •
  Increased levels of prepayments on the mortgages underlying our mortgage related securities might decrease our net interest income or result in a net loss.

  •
  We generally seek to borrow eight to 12 times the amount of our equity, which could reduce our net income and our cash available for distributions to stockholders or cause us to suffer losses. There is no limit on the amount of leverage that we may incur.

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  Failure to qualify or maintain our qualification as a REIT for federal income tax purposes would subject us to federal income tax on our taxable income at regular corporate rates, thereby reducing the amount of funds available for distributions to stockholders.

  •
  Our board of directors may change our operating policies and strategies without prior notice to you or stockholder approval, and such changes could harm our business and results of operations and the value of our stock.

  •
  Flagstone Securities owns shares of our Class C Common Stock, which automatically converts into Class A Common Stock when the stockholders' equity attributable to our Class A Common Stock equals no less than $15.00 per share following such conversion. This creates a conflict of interest in determining the initial public offering price.

  •
  Our officers own shares of Class B Common Stock, which will begin to convert to shares of Class A Common Stock when stockholders' equity attributable to the Class A Common Stock is no less than $15.00 per share. If all shares of Class B Common Stock are converted, the 319,388 shares of Class A Common Stock issued would equal approximately 2.1% of the shares of Class A Common Stock expected to be outstanding after this offering. Our officers may take undue risks in managing our company in an attempt to increase stockholders' equity and cause a conversion of these shares.

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  Competition in purchasing assets consistent with our investment objectives might prevent us from acquiring mortgage related securities at favorable yields, which would harm our results of operations.

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  Hedging transactions may limit our gains or result in losses. We may hedge our interest rate exposure through the use of derivative instruments. Our hedging transactions, which would be intended to limit losses, involve costs and may actually limit gains and increase our exposure to losses.

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  If our distributions exceed our REIT taxable income, a portion of the distribution may be deemed a return of capital for federal income tax purposes, which would reduce stockholders' basis in the underlying shares of our Class A Common Stock.

Management

        We are self-managed and self-advised. Our two executive officers have significant experience in the mortgage related securities market. Jeffrey Zimmer, our President, Chief Executive Officer and Chairman of the Board, has 20 years experience in the mortgage-backed securities markets, most recently as a managing director at RBS/Greenwich Capital, where he sold and researched almost every type of mortgage-backed security. Robert E. Cauley, CFA, our Secretary, Chief Investment Officer and Chief Financial Officer, has ten years of experience in the mortgage and asset-backed securities markets. Mr. Cauley was most recently Vice President, Portfolio Manager at Federated Investment Management Company where he was also a lead portfolio manager, co-manager, or assistant portfolio manager of $4.25 billion in mortgage and asset-backed securities funds.

This Offering

Class A Common Stock offered by us	5,000,000 shares(1)
Class A Common Stock to be outstanding after this offering	15,012,188 shares(2)(3)
Use of proceeds
We estimate that the net proceeds from this offering will be approximately $66.1 million (after offering expenses and underwriting discounts). We intend to invest 100% of the net proceeds of this offering to expand our portfolio of residential mortgage related securities issued primarily by Fannie Mae, Freddie Mac and Ginnie Mae. Until these assets can be identified and obtained, we may temporarily invest the balance of the proceeds of this offering in interest-bearing short-term investment grade securities or money market accounts consistent with our intention to qualify as a REIT, or we may hold cash. We estimate that the underwriting discounts and offering expenses will be approximately $6.4 million. See "Use of Proceeds."
Trading
This is our initial public offering. Our Class A Common Stock has been approved for listing on the New York Stock Exchange, subject to official notice of issuance, under the symbol "BMM." No public market currently exists for shares of our Class A Common Stock, and we can give no assurance that an active trading market for our shares will develop.

(1)
Excludes up to 750,000 shares of our Class A Common Stock that may be issued by us upon exercise of the underwriters' over-allotment option.

(2)
Based on 10,012,188 shares outstanding on June 30, 2004 and excludes up to 750,000 shares of our Class A Common Stock that may be issued by us upon exercise of the underwriters' over-allotment option.

(3)
This amount excludes up to 638,776 shares of our Class A Common Stock issuable upon conversion of our shares of Class B Common Stock and Class C Common Stock. See "Description of Capital Stock—Common Stock—Conversion Rights." This amount also excludes 3,686,400 shares of our Class A Common Stock reserved for issuance under our 2003 stock incentive plan and 313,600 shares of our Class A Common Stock reserved for issuance upon exchange of phantom shares that we have issued under our stock incentive plan.

Our Tax Status

        We have elected to be taxed as a REIT under the Internal Revenue Code of 1986 as amended, or the Internal Revenue Code, commencing with our taxable year ended December 31, 2003. Provided that we qualify as a REIT, we generally will not be subject to federal income tax on our taxable income that is currently distributed to our stockholders. REITs are subject to a number of organizational and operational requirements, including a requirement that they currently distribute at least 90% of their annual REIT taxable income excluding net capital gains. We cannot assure you that we will be able to comply with such requirements in the future. Failure to qualify as a REIT in any taxable year would render us subject to federal income tax on our taxable income at regular corporate rates. Even if we qualify for taxation as a REIT, we may be subject to certain U.S. federal, state, local and foreign taxes on our income and property. In connection with our election to be taxed as a REIT, our charter prohibits any stockholder from directly or indirectly owning more than 9.8% of the outstanding shares, by value or number, whichever is more restrictive, of our common stock or of our stock in the aggregate.

Distributions

        To avoid corporate income and excise taxes and to maintain our qualification as a REIT under the Internal Revenue Code, we intend to distribute to our stockholders all or substantially all of our REIT taxable income (which does not necessarily equal net income as calculated in accordance with generally accepted accounting principles, or GAAP). See "Certain Federal Income Tax Consequences—Annual Distribution Requirements." All distributions will be made by us at the discretion of our board of directors and will depend on our taxable earnings, financial condition and such other factors as our board of directors deems relevant.

        On April 23, 2004, we paid a dividend of $0.39 per share of Class A Common Stock to stockholders of record as of March 10, 2004. On July 9, 2004, we paid a dividend of $0.52 per share of Class A Common Stock to stockholders of record as of June 16, 2004. On August 24, 2004, our board of directors declared a dividend of $0.52 per share of Class A and Class B Common Stock relating to operations in the third quarter of 2004. The dividend will be paid on October 8, 2004, to stockholders of record on September 3, 2004. It is expected that this dividend will be paid from earnings. The completion of this offering will occur after September 3, 2004. Therefore, the shares of our Class A Common Stock offered by this prospectus will not be entitled to this third quarter dividend.

Summary Financial Data

        The following summary financial data is derived from our unaudited financial statements as of and for the six months ended June 30, 2004 and our audited financial statements as of December 31, 2003 and for the period from September 24, 2003 (date of inception) through December 31, 2003. The summary financial data should be read in conjunction with the more detailed information contained in our financial statements and related notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus.

	Six months ended June 30, 2004	September 24, 2003 (inception) through December 31, 2003
Statement of Operations Data:
Revenues:
Interest income	$18,153,131	$71,480
Interest expense	(7,080,446)	(20,086)

Net interest income	11,072,685	51,394

Expenses:
Trading costs, commissions and other	448,666	15,583
Other direct costs	57,184	29,899
Compensation and related benefits	640,806	35,964
Directors' fees and other public company costs	73,480	-0-
Start-up and organization costs	—	111,092
Occupancy costs	31,204	13,675
Audit, legal and other professional fees	60,260	85,340
Other administrative expenses	250,730	27,008

Total expenses	1,562,330	318,561

Net income (loss)	$9,510,355	$(267,167)
Basic and diluted income (loss) per Class A common share	$1.06	$(0.54)
Weighted average number of Class A common shares outstanding, used in calculating per share amounts:
Basic	9,006,353	497,859
Diluted	9,006,668	497,859
	June 30, 2004	December 31, 2003
Balance Sheet Data:
Mortgage-backed securities available for sale, at fair value	$—	$27,750,602
Mortgage-backed securities pledged as collateral, at fair value	1,508,421,270	197,990,559
Total mortgage-backed securities, at fair value	1,508,421,270	225,741,161
Total assets	1,603,706,932	245,285,676
Repurchase agreements	1,461,220,000	188,841,000
Total liabilities	1,471,005,365	188,970,485
Accumulated other comprehensive loss	(9,110,912)	(19,409)
Total stockholders' equity	$132,701,567	$56,315,191
Class A common shares issued and outstanding	10,012,188	4,012,102
Book value per share of Class A Common Stock	$13.25	$14.04

RISK FACTORS

        You should carefully consider the risks described below before making an investment decision. Our business, financial condition or results of operations could be harmed by any of these risks. Similarly, these risks could cause the market price of our Class A Common Stock to decline and you might lose all or part of your investment. Our forward-looking statements in this prospectus are subject to the following risks and uncertainties. Our actual results could differ materially from those anticipated by our forward-looking statements as a result of the risk factors below.

Risks Related to Our Business

We have a limited operating history and might not be able to operate our business or implement our operating policies and strategies successfully.

        We began operations in December of 2003 and therefore have a limited operating history. The results of our operations will depend on many factors, including the availability of opportunities for the acquisition of mortgage related securities, the level and volatility of interest rates, readily accessible short- and long-term funding alternatives in the financial markets and economic conditions. Moreover, delays in fully investing and leveraging our net proceeds of this offering may cause our performance to be weaker than if we were fully invested and leveraged. Our lack of operating history provides you with a limited basis to evaluate the likelihood that we will successfully operate our business and implement our operating policies and strategies as described in this prospectus.

We have not yet identified any specific mortgage related securities to purchase with the net proceeds of this offering and may be unable to invest a significant portion of such net proceeds on acceptable terms or at all, which could harm our financial condition and operating results.

        As of the date of this prospectus, we have not identified any specific mortgage related securities which we intend to acquire with the proceeds from this offering. As a result, you will not be able to evaluate the economic merits of any investments we make with the net proceeds of this offering prior to the purchase of your shares. You must rely on our ability to evaluate our investment opportunities.

        Until we identify and acquire mortgage related securities consistent with our investment strategy, we intend to temporarily invest the balance of the net proceeds of this offering in readily marketable interest-bearing assets consistent with our intention to qualify as a REIT. Depending on the amount of leverage that we use, the full investment of the net proceeds of this offering will result in a substantial increase in our total assets. We cannot assure you that we will be able to invest all of these funds in mortgage related securities that meet our investment strategy at favorable prices. As a result, we may not be able to acquire enough mortgage related securities in order to become fully invested after this offering, or we may have to pay more for mortgage related securities than we would like.

Interest rate mismatches between our adjustable-rate securities and our borrowings used to fund our purchases of the mortgage related securities may reduce our net income or result in a loss during periods of changing interest rates.

        As of June 30, 2004, 58.4% of the mortgage-backed securities in our portfolio were subject to adjustable interest rates, and this percentage may increase as we modify the mix of securities in our portfolio. This means that the interest rates of the securities may vary over time based on changes in a short-term interest rate index, of which there are many. We finance our acquisitions of adjustable-rate securities in part with borrowings that have interest rates based on indices and repricing terms similar to, but perhaps with shorter maturities than, the interest rate indices and repricing terms of the adjustable-rate securities. Short-term interest rates are ordinarily lower than longer-term interest rates. During periods of changing interest rates, this interest rate mismatch between our assets and liabilities could reduce or eliminate our net income and dividend yield and could cause us to suffer a loss. In particular, in a period of rising interest rates, we could experience a decrease in, or elimination of, net income or a net loss because the interest rates on our borrowings adjust faster than the interest rates on our adjustable-rate securities.

        Interest rate fluctuations will also cause variances in the yield curve, which may reduce our net income. The relationship between short-term and longer-term interest rates is often referred to as the "yield curve." If short-term interest rates rise disproportionately relative to longer-term interest rates (a flattening of the yield curve), our borrowing costs may increase more rapidly than the interest income earned on our assets. Because our assets may bear interest based on longer-term rates than our borrowings, a flattening of the yield curve would tend to decrease our net income and the market value of our mortgage loan assets. Additionally, to the extent cash flows from investments that return scheduled and unscheduled principal are reinvested in mortgage loans, the spread between the yields of the new investments and available borrowing rates may decline, which would likely decrease our net income. It is also possible that short-term interest rates may exceed longer-term interest rates (a yield curve inversion), in which event our borrowing costs may exceed our interest income and we could incur operating losses.

A significant portion of our portfolio consists of fixed-rate mortgage-backed securities, which may cause us to experience reduced net income or a loss during periods of rising interest rates.

        As of June 30, 2004, 41.6% of our portfolio consisted of fixed-rate and balloon maturity mortgage-backed securities. Because the interest rate on a fixed-rate mortgage never changes, over time there can be a divergence between the interest rate on the loan and the current market interest rates. We fund our acquisition of fixed-rate mortgage-backed securities with short-term repurchase agreements and term loans. During periods of rising interest rates, our costs associated with borrowings used to fund the acquisition of fixed-rate assets are subject to increases while the income we earn from these assets remains substantially fixed. This would reduce and could eliminate the net interest spread between the fixed-rate mortgage-backed securities that we purchase and our borrowings used to purchase them, which would reduce our net interest income and could cause us to suffer a loss.

Increased levels of prepayments on the mortgages underlying our mortgage related securities might decrease our net interest income or result in a net loss.

        Pools of mortgage loans underlie the mortgage related securities that we acquire. We generally receive payments from the payments that are made on these underlying mortgage loans. When we acquire mortgage related securities, we anticipate that the underlying mortgages will prepay at a projected rate generating an expected yield. When borrowers prepay their mortgage loans faster than expected, this results in corresponding prepayments on the mortgage related securities that are faster than expected. Faster-than-expected prepayments could potentially harm the results of our operations in various ways, including the following:

  •
  We seek to purchase some mortgage related securities that have a higher interest rate than the market interest rate at the time. In exchange for this higher interest rate, we will be required to pay a premium over the market value to acquire the security. In accordance with applicable accounting rules, we will be required to amortize this premium over the term of the mortgage related security. If the mortgage related security is prepaid in whole or in part prior to its maturity date, however, we must expense any unamortized premium that remained at the time of the prepayment.

  •
  A portion of our adjustable-rate mortgage-backed securities may bear interest at rates that are lower than their fully indexed rates, which are equivalent to the applicable index rate plus a margin. If an adjustable-rate mortgage-backed security is prepaid prior to or soon after the time of adjustment to a fully-indexed rate, we will have held that mortgage related security while it was less profitable and lost the opportunity to receive interest at the fully indexed rate over the remainder of its expected life.

  •
  If we are unable to acquire new mortgage related securities to replace the prepaid mortgage related securities, our financial condition, results of operations and cash flow may suffer and we could incur losses.

        Prepayment rates generally increase when interest rates fall and decrease when interest rates rise, but changes in prepayment rates are difficult to predict. Prepayment rates also may be affected by other factors, including, without limitation, conditions in the housing and financial markets, general economic conditions and the relative interest rates on adjustable-rate and fixed-rate mortgage loans. While we seek to minimize prepayment risk, we must balance prepayment risk against other risks and the potential returns of each investment when selecting investments. No strategy can completely insulate us from prepayment or other such risks.

We may incur increased borrowing costs related to repurchase agreements that would harm our results of operations.

        Our borrowing costs under repurchase agreements are generally adjustable and correspond to short-term interest rates, such as LIBOR or a short-term Treasury index, plus or minus a margin. The margins on these borrowings over or under short-term interest rates may vary depending upon a number of factors, including, without limitation:

  •
  the movement of interest rates;

  •
  the availability of financing in the market; and

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  the value and liquidity of our mortgage related securities.

        Most of our borrowings are collateralized borrowings in the form of repurchase agreements. If the interest rates on these repurchase agreements increase, our results of operations will be harmed and we may incur losses.

Interest rate caps on our adjustable-rate mortgage-backed securities may reduce our income or cause us to suffer a loss during periods of rising interest rates.

        Adjustable-rate mortgage-backed securities are typically subject to periodic and lifetime interest rate caps. Periodic interest rate caps limit the amount an interest rate can increase during any given period. Lifetime interest rate caps limit the amount an interest rate can increase through the maturity of a mortgage-backed security. Our borrowings typically are not subject to similar restrictions. Accordingly, in a period of rapidly increasing interest rates, the interest rates paid on our borrowings could increase without limitation while caps could limit the interest rates on our adjustable-rate mortgage-backed securities. This problem is magnified for adjustable-rate mortgage-backed securities that are not fully indexed. Further, some adjustable-rate mortgage-backed securities may be subject to periodic payment caps that result in a portion of the interest being deferred and added to the principal outstanding. As a result, we may receive less cash income on adjustable-rate mortgage-backed securities than we need to pay interest on our related borrowings.

        As of June 30, 2004, the floating rate collateralized mortgage obligations in our portfolio were subject to a weighted average lifetime interest rate cap of 8.0% and no periodic interest rate caps, the adjustable-rate mortgage-backed securities in our portfolio were subject to a weighted average lifetime interest rate cap of 10.1% and a weighted average periodic interest rate cap of 1.5% and the hybrid adjustable-rate mortgage-backed securities in our portfolio were subject to a weighted average lifetime interest rate cap of 9.4% and a weighted average periodic interest rate cap of 2.0%. Interest rate caps on our mortgage-backed securities could reduce our net interest income or cause us to suffer a net loss if interest rates were to increase beyond the level of the caps.

We may not be able to purchase interest rate caps at favorable prices, which could cause us to suffer a loss in the event of significant changes in interest rates.

        Our policies permit us to purchase interest rate caps to help us reduce our interest rate and prepayment risks associated with our investments in mortgage related securities. This strategy potentially helps us reduce our exposure to significant changes in interest rates. A cap contract is ultimately no benefit to us unless interest rates exceed the target rate. If we purchase interest rate caps but do not experience a corresponding increase in interest rates, the costs of buying the caps would reduce our earnings. Alternatively, we may decide not to enter into a cap transaction due to its expense, and we would suffer losses if interest rates later rise substantially. Our ability to engage in interest rate hedging transactions is limited by the REIT gross income requirements. See "Legal and Tax Risks" below.

Our leverage strategy increases the risks of our operations, which could reduce our net income and the amount available for distributions to stockholders or cause us to suffer a loss.

        We generally seek to borrow between eight and 12 times the amount of our equity, although at times our borrowings may be above or below this amount. We incur this indebtedness by borrowing against a substantial portion of the market value of our mortgage related securities. Our total indebtedness, however, is not expressly limited by our policies and will depend on our and our prospective lender's estimate of the stability of our portfolio's cash flow. As a result, there is no limit on the amount of leverage that we may incur. We face the risk that we might not be able to meet our debt service obligations or a lender's margin requirements from our income and, to the extent we cannot, we might be forced to liquidate some of our assets at unfavorable prices. Our use of leverage amplifies the risks associated with other risk factors, which could reduce our net income and the amount available for distributions to stockholders or cause us to suffer a loss. For example:

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  A majority of our borrowings are secured by our mortgage related securities, generally under repurchase agreements. A decline in the market value of the mortgage related securities used to secure these debt obligations could limit our ability to borrow or result in lenders requiring us to pledge additional collateral to secure our borrowings. In that situation, we could be required to sell mortgage related securities under adverse market conditions in order to obtain the additional collateral required by the lender. If these sales are made at prices lower than the carrying value of the mortgage related securities, we would experience losses.

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  A default under a mortgage related security that constitutes collateral for a loan could also result in an involuntary liquidation of the mortgage related security, including any cross-collateralized mortgage related securities. This would result in a loss to us of the difference between the value of the mortgage related security upon liquidation and the amount borrowed against the mortgage related security.

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  To the extent we are compelled to liquidate qualified REIT assets to repay debts, our compliance with the REIT rules regarding our assets and our sources of income could be negatively affected, which would jeopardize our status as a REIT. Losing our REIT status would cause us to lose tax advantages applicable to REITs and would decrease our overall profitability and distributions to our stockholders.

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  If we experience losses as a result of our leverage policy, such losses would reduce the amounts available for distribution to our stockholders.

An increase in interest rates may adversely affect our book value, which may harm the value of our stock.

        Increases in interest rates may negatively affect the fair market value of our mortgage related securities. Our fixed-rate mortgage-backed securities will generally be more negatively affected by such increases. In accordance with GAAP, we will be required to reduce the carrying value of our mortgage related securities by the amount of any decrease in the fair value of our mortgage related securities compared to amortized cost. If unrealized losses in fair value occur, we will have to either reduce current earnings or reduce stockholders' equity without immediately affecting current earnings, depending on how we classify the mortgage related securities under GAAP. In either case, our net book value will decrease to the extent of any realized or unrealized losses in fair value.

Changes in yields may harm the value of our stock.

        Our earnings will be derived primarily from the expected positive spread between the yield on our assets and the cost of our borrowings. There is no assurance that there will be a positive spread in either high interest rate environments or low interest rate environments, or that the spread will not be negative. In addition, during periods of high interest rates, our net income, and therefore the dividend yield on our Class A Common Stock, may be less attractive compared to alternative investments of equal or lower risk. Each of these factors could harm the market value of our Class A Common Stock.

We depend on borrowings to purchase mortgage related securities and reach our desired amount of leverage. If we fail to obtain or renew sufficient funding on favorable terms or at all, we will be limited in our ability to acquire mortgage related securities, which will harm our results of operations.

        We depend on borrowings to fund acquisitions of mortgage related securities and reach our desired amount of leverage. Accordingly, our ability to achieve our investment and leverage objectives depends on our ability to borrow money in sufficient amounts and on favorable terms. In addition, we must be able to renew or replace our maturing borrowings on a continuous basis. We depend on many lenders to provide the primary credit facilities for our purchases of mortgage related securities. If we cannot renew or replace maturing borrowings on favorable terms or at all, we may have to sell our mortgage related securities under adverse market conditions, which would harm our results of operations and may result in permanent losses.

Possible market developments could cause our lenders to require us to pledge additional assets as collateral. If our assets are insufficient to meet the collateral requirements, we might be compelled to liquidate particular assets at inopportune times and at unfavorable prices.

        Possible market developments, including a sharp or prolonged rise in interest rates, a change in prepayment rates or increasing market concern about the value or liquidity of one or more types of mortgage related securities in which our portfolio is concentrated, might reduce the market value of our portfolio, which might cause our lenders to require additional collateral. Any requirement for additional collateral might compel us to liquidate our assets at inopportune times and at unfavorable prices, thereby harming our operating results. If we sell mortgage related securities at prices lower than the carrying value of the mortgage related securities, we would experience losses.

Our use of repurchase agreements to borrow funds may give our lenders greater rights in the event that either we or any of our lenders file for bankruptcy, which may make it difficult for us to recover our collateral in the event of a bankruptcy filing.

        Our borrowings under repurchase agreements may qualify for special treatment under the bankruptcy code, giving our lenders the ability to avoid the automatic stay provisions of the bankruptcy code and to take possession of and liquidate our collateral under the repurchase agreements without delay if we file for bankruptcy. Furthermore, the special treatment of repurchase agreements under the bankruptcy code may make it difficult for us to recover our pledged assets in the event that our lender files for bankruptcy. Thus, the use of repurchase agreements exposes our pledged assets to risk in the event of a bankruptcy filing by either our lenders or us.

Because the assets that we acquire might experience periods of illiquidity, we might be prevented from selling our mortgage related securities at favorable times and prices, which could cause us to suffer a loss and/or reduce our distributions to stockholders.

        Although we plan to hold our mortgage related securities until maturity, there may be circumstances in which we sell certain of these securities. Mortgage related securities generally experience periods of illiquidity. As a result, we may be unable to dispose of our mortgage related securities at advantageous times and prices or in a timely manner. The lack of liquidity might result from the absence of a willing buyer or an established market for these assets, as well as legal or contractual restrictions on resale. The illiquidity of mortgage related securities may harm our results of operations and could cause us to suffer a loss and/or reduce our distributions to stockholders.

Our board of directors may change our operating policies and strategies without prior notice or stockholder approval and such changes could harm our business and results of operations and the value of our stock.

        Although our board of directors has no current plans to do so, it has the authority to modify or waive our current operating policies and our strategies (including our election to operate as a REIT) without prior notice to you and without your approval. Any such changes to our current operating policies and strategies may be unsuccessful and may have an adverse effect on our business, operating results and the market value of our Class A Common Stock.

Competition might prevent us from acquiring mortgage related securities at favorable yields, which could harm our results of operations.

        Our net income largely depends on our ability to acquire mortgage related securities at favorable spreads over our borrowing costs. In acquiring mortgage related securities, we compete with other REITs, investment banking firms, savings and loan associations, banks, insurance companies, mutual funds, other lenders and other entities that purchase mortgage related securities, many of which have greater financial resources than we do. Additionally, many of our competitors are not subject to REIT tax compliance or required to maintain an exemption from the Investment Company Act. As a result, we may not be able to acquire sufficient mortgage related securities at favorable spreads over our borrowing costs, which would harm our results of operations.

Our investment strategy involves risk of default and delays in payments, which could harm our results of operations.

        We may incur losses if there are payment defaults under our mortgage related securities. Our mortgage related securities will be government or agency certificates. Agency certificates are mortgage related securities issued by Fannie Mae, Freddie Mac and Ginnie Mae. Payment of principal and interest underlying securities issued by Ginnie Mae are guaranteed by the U.S. Government. Fannie Mae and Freddie Mac mortgage related securities are guaranteed as to payment of principal and interest by the respective agency issuing the security. It is possible that guarantees made by Freddie Mac or Fannie Mae would not be honored in the event of default on the underlying securities. Legislation may be proposed to change the relationship between certain agencies, such as Fannie Mae or Freddie Mac, and the federal government. This may have the effect of reducing the actual or perceived credit quality of mortgage related securities issued by these agencies. As a result, such legislation could increase the risk of loss on investments in Fannie Mae and/or Freddie Mac mortgage related securities. We currently intend to continue to invest in such securities, even if such agencies' relationships with the federal government changes.

Decreases in the value of the property underlying our mortgage related securities might decrease the value of our assets.

        The mortgage related securities in which we invest are secured by underlying real property interests. To the extent that the market value of the property underlying our mortgage related securities decreases, our security might be impaired, which might decrease the value of our assets.

If we fail to maintain relationships with AVM, L.P. and its affiliate III Associates, or if we do not establish relationships with other repurchase agreement trading, clearing and administrative service providers, we may have to reduce or delay our operations and/or increase our expenditures.

        We have engaged AVM, L.P. and its affiliate III Associates, to provide us with certain repurchase agreement trading, clearing and administrative services. See "Business—Repurchase Agreement Trading, Clearing and Administrative Services." If we are unable to maintain relationships with AVM and III Associates or are unable to establish successful relationships with other repurchase agreement trading, clearing and administrative service providers, we may have to reduce or delay our operations and/or increase our expenditures and undertake the repurchase agreement trading, clearing and administrative services on our own.

Hedging transactions may adversely affect our earnings, which could adversely affect cash available for distribution to our stockholders.

        We may enter into interest rate cap or swap agreements or pursue other hedging strategies, including the purchase of puts, calls or other options and futures contracts. Our hedging activity will vary in scope based on the level and volatility of interest rates and principal prepayments, the type of mortgage-backed securities we hold, and other changing market conditions. Hedging may fail to protect or could adversely affect us because, among other things:

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  hedging can be expensive, particularly during periods of rising and volatile interest rates;

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  available interest rate hedging may not correspond directly with the interest rate risk for which protection is sought;

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  the duration of the hedge may not match the duration of the related liability;

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  certain types of hedges may expose us to risk of loss beyond the fee paid to initiate the hedge;

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  the amount of income that a REIT may earn from hedging transactions is limited by federal income tax provisions governing REITs;

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  the credit quality of the party owing money on the hedge may be downgraded to such an extent that it impairs our ability to sell or assign our side of the hedging transaction; and

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  the party owing money in the hedging transaction may default on its obligation to pay.

        Our hedging activity may adversely affect our earnings, which could adversely affect cash available for distribution to our stockholders.

Terrorist attacks and other acts of violence or war may affect any market for our Class A Common Stock, the industry in which we conduct our operations, and our profitability.

        Terrorist attacks may harm our results of operations and your investment. We cannot assure you that there will not be further terrorist attacks against the United States or U.S. businesses. These attacks or armed conflicts may directly impact the property underlying our mortgage related securities or the securities markets in general. Losses resulting from these types of events are uninsurable.

        More generally, any of these events could cause consumer confidence and spending to decrease or result in increased volatility in the United States and worldwide financial markets and economies. They also could result in economic uncertainty in the United States or abroad. Adverse economic conditions could harm the value of the property underlying our mortgage related securities or the securities markets in general, which could harm our operating results and revenues and may result in the volatility of the market value of our securities.

Risks Related to Our Officers

Our officers have not managed a REIT, and we cannot assure you that their past experience will be sufficient to successfully manage our business as a REIT.

        Our officers, Jeffrey J. Zimmer and Robert E. Cauley, have not previously managed a REIT, and, prior to commencing operations of our company, did not have any experience in complying with the income, asset and other limitations imposed by the REIT provisions of the Internal Revenue Code. Those provisions are complex and the failure to comply with those provisions in a timely manner could cause us to fail to qualify as a REIT or could force us to pay unexpected taxes and penalties. In such event, our net income would be reduced, we could incur a loss, and we would have less cash available for distributions to stockholders.

We depend primarily on two individuals to operate our business, and the loss of such persons would severely and detrimentally affect our operations.

        We depend substantially on two individuals, Jeffrey J. Zimmer, our Chairman, Chief Executive Officer and President, and Robert E. Cauley, our Chief Investment Officer and Chief Financial Officer, to manage our business. We depend on the diligence, experience and skill of Mr. Zimmer and Mr. Cauley for the selection, acquisition, structuring and monitoring of our mortgage related securities and associated borrowings. Although we have entered into employment contracts with Mr. Zimmer and Mr. Cauley, those employment contracts may not prevent either Mr. Zimmer or Mr. Cauley from leaving our company. The loss of either of them would likely have a severe negative effect on our business, financial condition, cash flow and results of operations.

Our officers own shares of our Class B Common Stock, and may take undue risks in managing our company in order to cause a conversion of these shares.

        In connection with our formation, our founders and officers, Messrs. Zimmer and Cauley, were issued an aggregate of 319,388 shares of our Class B Common Stock. These shares of Class B Common Stock will begin to convert to shares of Class A Common Stock when stockholders' equity attributable to Class A Common Stock is no less than $15.00 per share. Accordingly, our officers may take undue risks in managing our company in an attempt to increase stockholders' equity and cause a conversion of these shares. See "Description of Capital Stock—Common Stock—Conversion Rights."

Legal and Tax Risks

If we fail to qualify as a REIT, we will be subject to federal income tax as a regular corporation and may face substantial tax liability.

        We intend to continue to operate in a manner that is intended to cause us to qualify as a REIT for U.S. federal income tax purposes. However, qualification as a REIT involves the satisfaction of numerous requirements (some on an annual or quarterly basis) established under technical and complex provisions of the Internal Revenue Code for which only a limited number of judicial or administrative interpretations exist. The determination that we qualify as a REIT requires an analysis of various factual matters and circumstances that may not be totally within our control. Accordingly, it is not certain we will be able to qualify and remain qualified as a REIT for federal income tax purposes. Even a technical or inadvertent mistake could jeopardize our REIT status. Furthermore, Congress or the Internal Revenue Service, or IRS, might change tax laws or regulations and the courts might issue new rulings, in each case potentially having retroactive effect, that could make it more difficult or impossible for us to qualify as a REIT. If we fail to qualify as a REIT in any tax year, then:

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  we would be taxed as a regular domestic corporation, which, among other things, means that we would be unable to deduct distributions to stockholders in computing taxable income and would be subject to federal income tax on our taxable income at regular corporate rates;

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  any resulting tax liability could be substantial and would reduce the amount of cash available for distribution to stockholders, and could force us to liquidate assets at inopportune times, causing lower income or higher losses than would result if these assets were not liquidated; and

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  unless we were entitled to relief under applicable statutory provisions, we would be disqualified from treatment as a REIT for the subsequent four taxable years following the year during which we lost our qualification, and our cash available for distribution to our stockholders therefore would be reduced for each of the years in which we do not qualify as a REIT.

        Even if we remain qualified as a REIT, we may face other tax liabilities that reduce our cash flow. We may also be subject to certain federal, state and local taxes on our income and property. Any of these taxes would decrease cash available for distribution to our stockholders.

Complying with REIT requirements may cause us to forego otherwise attractive opportunities.

        To qualify as a REIT for federal income tax purposes, we must continually satisfy tests concerning, among other things, our sources of income, the nature and diversification of our assets, the amounts we distribute to our stockholders and the ownership of our stock. We may also be required to make distributions to our stockholders at unfavorable times or when we do not have funds readily available for distribution. Thus, compliance with REIT requirements may hinder our ability to operate solely with the goal of maximizing profits.

        In addition, the REIT provisions of the Internal Revenue Code impose a 100% tax on income from "prohibited transactions." Prohibited transactions generally include sales of assets that constitute inventory or other property held for sale in the ordinary course of a business, other than foreclosure property. This 100% tax could impact our desire to sell mortgage related securities at otherwise opportune times if we believe such sales could result in us being treated as engaging in prohibited transactions. However, we would not be subject to this tax if we were to sell assets through a taxable REIT subsidiary.

Complying with REIT requirements may limit our ability to hedge effectively, which could in turn leave us more exposed to the effects of adverse changes in interest rates.

        The existing REIT provisions of the Internal Revenue Code may substantially limit our ability to hedge mortgage related securities and related borrowings by requiring us to limit our income in each year from qualified hedges, together with any other income not generated from qualified REIT real estate assets, to less than 25% of our gross income. In addition, we must limit our aggregate gross income from non-qualified hedges, fees, and certain other non-qualifying sources, to less than 5% of our annual gross income. As a result, although we will not engage in hedging transactions except the purchase of interest rate caps and forward financing agreements, we may in the future have to limit our use of these techniques or implement these hedges through a taxable REIT subsidiary. This could result in greater risks associated with changes in interest rates than we would otherwise want to incur. If we fail to satisfy the 25% or 5% limitations, unless our failure was due to reasonable cause and not due to willful neglect and we meet certain other technical requirements, we could lose our REIT status for federal income tax purposes. Even if our failure was due to reasonable cause, we may have to pay a penalty tax equal to the amount of income in excess of certain thresholds, multiplied by a fraction intended to reflect our profitability.

Complying with REIT requirements may force us to liquidate otherwise attractive investments, which could negatively affect our profitability.

        In order to qualify as a REIT, we must ensure that at the end of each calendar quarter at least 75% of the value of our assets consists of cash, cash items, government securities and qualified REIT real estate assets. The remainder of our investment in securities generally cannot include more than 10% of the outstanding voting securities of any one issuer or more than 10% of the total value of the outstanding securities of any one issuer. In addition, generally, no more than 5% of the value of our assets can consist of the securities of any one issuer. If we fail to comply with these requirements, we must dispose of a portion of our assets within 30 days after the end of the calendar quarter in order to avoid losing our REIT status and suffering adverse tax consequences.

Dividends paid by REITs do not qualify for the reduced tax rates under recently enacted tax legislation, which could negatively affect the value of our stock.

        Recently enacted tax legislation reduces the maximum tax rate for dividends paid to individual U.S. stockholders to 15% (through 2008). Dividends paid by REITs, however, are generally not eligible for the reduced rates. Although this legislation does not adversely affect the taxation of REITs or dividends paid by REITs, the more favorable rates applicable to regular corporate dividends could cause stockholders who are individuals to perceive investments in REITs to be relatively less attractive than investments in the stock of non-REIT corporations that pay dividends to which more favorable rates apply, which could adversely affect the value of the stocks of REITs, including our Class A Common Stock.

Complying with REIT requirements may force us to borrow funds on unfavorable terms or sell our securities at unfavorable prices to make distributions to our stockholders.

        As a REIT, we must distribute at least 90% of our annual REIT taxable income (excluding net capital gains) to our stockholders. To the extent that we satisfy this distribution requirement, but distribute less than 100% of our taxable income, we will be subject to federal corporate income tax on our undistributed taxable income. In addition, we will be subject to a 4% nondeductible excise tax if the actual amount that we pay out to our stockholders in a calendar year is less than a minimum amount specified under federal tax laws. From time to time, we may generate taxable income greater than our net income for financial reporting purposes from, among other things, amortization of capitalized purchase premiums, or our taxable income may be greater than our cash flow available for distribution to our stockholders. If we do not have other funds available in these situations, we could be required to borrow funds, sell a portion of our mortgage related securities at unfavorable prices or find other sources of funds in order to meet the REIT distribution requirement and to avoid corporate income tax and the 4% excise tax. These other sources could increase our costs or reduce our equity and reduce amounts available to invest in mortgage related securities.

Failure to maintain an exemption from the Investment Company Act of 1940, as amended, would harm our results of operations.

        We intend to conduct our business so as not to become regulated as an investment company under the Investment Company Act. If we fail to qualify for this exemption, our ability to use leverage would be substantially reduced and we would be unable to conduct our business as described in this prospectus.

        The Investment Company Act exempts entities that are primarily engaged in the business of purchasing or otherwise acquiring mortgages and other liens on, and interests in, real estate. Under the current interpretation of the SEC staff, in order to qualify for this exemption, we must maintain at least 55% of our assets directly in these qualifying real estate interests, with at least 25% of our remaining assets invested in real estate-related securities. Mortgage related securities that do not represent all of the certificates issued with respect to an underlying pool of mortgages may be treated as separate from the underlying mortgage loans and, thus, may not qualify for purposes of the 55% requirement. Therefore, our ownership of these mortgage related securities is limited by the provisions of the Investment Company Act.

        As of June 30, 2004, 65.0% of our portfolio constituted qualifying interests in mortgage related securities for purposes of the Investment Company Act. In satisfying the 55% requirement under the Investment Company Act, we treat as qualifying interests mortgage related securities issued with respect to an underlying pool as to which we hold all issued certificates. If the SEC or its staff adopts a contrary interpretation of such treatment, we could be required to sell a substantial amount of our mortgage related securities under potentially adverse market conditions. Further, in order to ensure that we at all times qualify for the exemption under the Investment Company Act, we may be precluded from acquiring mortgage related securities whose yield is higher than the yield on mortgage related securities that could be purchased in a manner consistent with the exemption. These factors may lower or eliminate our net income.

Misplaced reliance on legal opinions or statements by issuers of mortgage related securities could result in a failure to comply with REIT gross income or asset tests.

        When purchasing mortgage related securities, we may rely on opinions of counsel for the issuer or sponsor of such securities, or statements made in related offering documents, for purposes of determining whether and to what extent those securities constitute REIT real estate assets for purposes of the REIT asset tests and produce income which qualifies under the REIT gross income tests. The inaccuracy of any such opinions or statements may adversely affect our REIT qualification and result in significant corporate-level tax.

We may be harmed by changes in various laws and regulations.

        The rules dealing with federal income taxation are constantly under review by persons involved in the legislative process and by the Internal Revenue Service and the U.S. Treasury Department. Our business may be harmed by changes to the laws and regulations affecting us, including changes to securities laws and changes to the Internal Revenue Code applicable to the taxation of REITs. New legislation may be enacted into law or new interpretations, rulings or regulations could be adopted, any of which could harm us and our stockholders, potentially with retroactive effect.

We may realize excess inclusion income that would increase the tax liability of our stockholders.

        If we realize excess inclusion income and allocate it to stockholders, this income cannot be offset by net operating losses of the stockholders. If the stockholder is a tax-exempt entity, then this income would be fully taxable as unrelated business taxable income under Section 512 of the Internal Revenue Code. If the stockholder is a foreign person, it would be subject to federal income tax withholding on this income without reduction or exemption pursuant to any otherwise applicable income tax treaty.

        Excess inclusion income could result if we hold a residual interest in a real estate mortgage investment conduit, or REMIC. Excess inclusion income also could be generated if we were to issue debt obligations with two or more maturities and the terms of the payments on these obligations bore a relationship to the payments that we received on our mortgage related securities securing those debt obligations (i.e., if we were to own an interest in a taxable mortgage pool). However, Treasury regulations have not been issued regarding the allocation of excess inclusion income to stockholders of a REIT that owns an interest in a taxable mortgage pool. We do not expect to acquire significant amounts of residual interests in REMICs, and we intend to structure our borrowing arrangements in a manner designed to avoid generating significant amounts of excess inclusion income. We do, however, expect to enter into various repurchase agreements that have differing maturity dates and afford the lender the right to sell any pledged mortgage securities if we default on our obligations.

A portion of our distributions may be deemed a return of capital for federal income tax purposes.

        The amount of our distributions to the holders of our Class A Common Stock in a given quarter may not correspond to our REIT taxable income for such quarter. If distributions exceed our REIT taxable income, a portion of the distribution may be deemed a return of capital for federal income tax purposes. The amount of return of capital will not be taxable but will reduce stockholders' bases in the underlying shares of Class A Common Stock.

Risks Related to this Offering

You will experience immediate and significant dilution in the book value per share.

        The offering price of our Class A Common Stock in this offering is substantially higher than the book value per share of our outstanding Class A Common Stock immediately after this offering. Based on our sale of 5,000,000 shares of Class A Common Stock at the offering price of $14.50 per share, purchasers of our Class A Common Stock in this offering will incur immediate dilution of approximately $1.26 in the book value per share of Class A Common Stock from the price paid in this offering.

We have not established a minimum distribution payment level and we cannot assure you of our ability to make distributions to our stockholders in the future.

        We intend to make quarterly distributions to our stockholders in amounts such that we distribute all or substantially all of our taxable income in each year, subject to certain adjustments. This, along with other factors, should enable us to qualify for the tax benefits accorded to a REIT under the Internal Revenue Code. We have not established a minimum distribution payment level and our ability to make distributions might be harmed by the risk factors described in this prospectus. All distributions will be made at the discretion of our board of directors and will depend on our earnings, our financial condition, maintenance of our REIT status and such other factors as our board of directors may deem relevant from time to time. We cannot assure you that we will have the ability to make distributions to our stockholders in the future.

The payment of dividends on our Class B Common Stock and the conversion of our Class B Common Stock and Class C Common Stock will dilute the interest of a Class A Common Stockholder in our future earnings and distributions.

        The Class B Common Stock is entitled to participate in dividends on a share-for-share basis with the Class A Common Stock, and the Class B Common Stock and Class C Common Stock will be converted into Class A Common Stock when certain conditions are met. Such conversions would increase the number of shares of Class A Common Stock outstanding by 638,776 shares or 4.2% of the Class A Common Stock outstanding following the completion of this offering. The conversion of the Class C Common Stock would increase the number of shares entitled to share pro rata in our earnings and distributions by 319,388 shares, or 2.1% of the Class A Common Stock outstanding following the completion of this offering. See "Description of Capital Stock—Conversion Rights."

Restrictions on ownership of a controlling percentage of our capital stock might limit your opportunity to receive a premium on our stock.

        For the purpose of preserving our REIT qualification and for other reasons, our charter prohibits direct or constructive ownership by any person of more than 9.8% of the lesser of the total number or value of the outstanding shares of our common stock or more than 9.8% of the outstanding shares of our combined common and preferred stock. The constructive ownership rules in our charter are complex and may cause the outstanding stock owned by a group of related individuals or entities to be deemed to be constructively owned by one individual or entity. As a result, the acquisition of less than 9.8% of the outstanding stock by an individual or entity could cause that individual or entity to own constructively in excess of 9.8% of the outstanding stock, and thus be subject to the ownership limit in our charter. Any attempt to own or transfer shares of our common or preferred stock in excess of the ownership limit without the consent of our board of directors shall be void, and will result in the shares being transferred by operation of law to a charitable trust. These provisions might inhibit market activity and the resulting opportunity for our stockholders to receive a premium for their shares that might otherwise exist if any person were to attempt to assemble a block of shares of our stock in excess of the number of shares permitted under our charter and which may be in the best interests of our stockholders.

We have implemented certain provisions that could make any change in our board of directors or in control of our company more difficult.

        Maryland law, our charter and our bylaws contain provisions, such as provisions prohibiting, without the consent of our board of directors, any single stockholder or group of affiliated stockholders from beneficially owning in excess of an ownership limit, which could make it difficult or expensive for a third party to pursue a tender offer, change in control or takeover attempt that is opposed by our management and board of directors. We also have a staggered board of directors that makes it difficult for stockholders to change the composition of our board of directors in any one year. These and other anti-takeover provisions could substantially impede the ability of stockholders to change our management and board of directors.

Future offerings of debt securities, which would be senior to our Class A Common Stock upon liquidation, or equity securities, which would dilute our existing stockholders and may be senior to our Class A Common Stock for the purposes of distributions, may harm the value of our Class A Common Stock.

        In the future, we may attempt to increase our capital resources by making additional offerings of debt or equity securities, including commercial paper, medium-term notes, senior or subordinated notes and classes of preferred stock or Class A Common Stock, as well as warrants to purchase shares of Class A Common Stock or convertible preferred stock. Upon the liquidation of our company, holders of our debt securities and shares of preferred stock and lenders with respect to other borrowings will receive a distribution of our available assets prior to the holders of our Class A Common Stock. Additional equity offerings by us may dilute the holdings of our existing stockholders or reduce the market value of our Class A Common Stock, or both. Our preferred stock, if issued, would have a preference on distributions that could limit our ability to make distributions to the holders of our Class A Common Stock. Because our decision to issue securities in any future offering will depend on market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing or nature of our future offerings. Our stockholders are therefore subject to the risk of our future securities offerings reducing the market price of our Class A Common Stock and diluting their Class A Common Stock.

A regular trading market for our Class A Common Stock might not develop, which would harm the liquidity and value of our Class A Common Stock; trading and pricing of our Class A Common Stock may be volatile following this offering.

        There is no established trading market for our Class A Common Stock. Our Class A Common Stock has been approved for listing on the New York Stock Exchange, subject to official notice of issuance, under the symbol "BMM." However, we cannot assure you that active trading of our Class A

Common Stock will develop on that exchange or elsewhere or, if developed, that any active market will be sustained. Accordingly, we cannot assure you of the liquidity of any market in our Class A Common Stock, the ability of our stockholders to sell their shares of our Class A Common Stock or the prices that our stockholders may obtain for their shares of our Class A Common Stock.

        Even if an active trading market develops for our Class A Common Stock after this offering, the market price of our Class A Common Stock may be highly volatile and subject to wide price fluctuations. In addition, the trading volume in our Class A Common Stock may fluctuate and cause significant price variations to occur. If the market price of our Class A Common Stock declines significantly, you may be unable to resell your shares at or above the initial public offering price. We cannot assure you that the market price of our Class A Common Stock will not fluctuate or decline significantly in the future.

Broad market fluctuations could harm the market price of our Class A Common Stock.

        The stock market has experienced extreme price and volume fluctuations that have affected the market price of many companies in industries similar or related to ours and that have been unrelated to these companies' operating performances. These broad market fluctuations could reduce the market price of our Class A Common Stock. Furthermore, our operating results and prospects may be below the expectations of public market analysts and investors or may be lower than those of companies with comparable market capitalizations, which could harm the market price of our Class A Common Stock.

Shares of our Class A Common Stock eligible for future sale may harm our share price.

        We cannot predict the effect, if any, of future sales of shares of our Class A Common Stock, or the availability of shares for future sales, on the market price of our Class A Common Stock. Sales of substantial amounts of these shares of our Class A Common Stock, or the perception that these sales could occur, may harm prevailing market prices for our Class A Common Stock. As of June 30, 2004, there were 10,012,188 shares of outstanding Class A Common Stock, a combined total of 638,776 outstanding shares of Class B and Class C Common Stock convertible into Class A Common Stock, 3,686,400 shares of our Class A Common Stock reserved for issuance under our stock incentive plan and 313,600 shares of our Class A Common Stock reserved for issuance upon exchange of phantom shares that we have issued under our stock incentive plan.

        We have filed a separate registration statement with the SEC that will permit the resale of all of the shares of our Class A Common Stock currently held by our stockholders that are not included in this offering and shares of our Class A Common Stock into which our outstanding shares of Class B and Class C Common Stock are convertible. We will use commercially reasonable efforts to cause that resale registration statement to be declared effective within 60 days after completion of this offering. If any or all of the current holders of our Class A Common Stock or holders of our Class B and Class C Common Stock that is convertible into Class A Common Stock sell a large number of securities in the public market, the sale could reduce the market price of our Class A Common Stock and could impede our ability to raise future capital.

Flagstone Securities owns our Class C Common Stock, which creates a conflict of interest in determining the initial public offering price.

        Flagstone Securities, LLC, the representative of the underwriters of this offering, owns 319,388 shares of our Class C Common Stock. Flagstone Securities purchased the Class C Common Stock for $319.39 and a total of $1,180.61 in the form of services to us in connection with our private placements of Class A Common Stock. Each share of Class C Common Stock will automatically convert into one share of Class A Common Stock when the stockholders' equity attributable to our Class A Common Stock equals no less than $15 per share following such conversion. No dividends are paid on our Class C Common Stock, and Flagstone Securities, as holder of our Class C Common Stock, is generally not entitled to vote on any matter submitted to a vote of stockholders, including the election of directors. Flagstone Securities will therefore not receive dividends or vote on matters submitted to a vote of stockholders (as a result of its ownership of our Class C Common Stock), until the Class C Common Stock is converted into Class A Common Stock. Flagstone Securities' ownership of our Class C Common Stock therefore creates an incentive for Flagstone Securities to set the initial public offering price at a higher level than it might otherwise and thereby increase the stockholders' equity attributable to our Class A Common Stock.

CAUTIONARY STATEMENTS

        Certain statements in this prospectus under the captions "Summary," "Risk Factors," "Business—Risk Management Approach," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business—Description of Mortgage Related Securities," and elsewhere constitute "forward-looking statements". When used in this prospectus, the words "anticipate," "believe," "estimate," "expect" and similar expressions are generally intended to identify forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause our actual results, performance or achievements, or industry results, to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. Such risks, uncertainties and other important factors include, among others:

  •
  changes in our industry, interest rates or general economic and business conditions;

  •
  industry and market trends;

  •
  availability of investment assets;

  •
  the degree and nature of competition;

  •
  changes in business strategy or development plans;

  •
  availability, terms and deployment of capital;

  •
  availability of qualified personnel;

  •
  changes in, or the failure or inability to comply with, government laws and regulations;

  •
  the impact of technology on our operations and business; and

  •
  performance of our employees.

        These forward-looking statements are based on our current beliefs, assumptions and expectations, taking into account information that we reasonably believe to be reliable. We expressly disclaim any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in our expectation with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

USE OF PROCEEDS

        We estimate that the net proceeds from this offering will be approximately $66.1 million after deducting the underwriting discount and an estimated $1.3 million of other offering expenses payable by us. If the underwriters' over-allotment option is exercised in full, we estimate that our net proceeds will be approximately $76.2 million.

        We intend to invest the net proceeds primarily in residential mortgage related securities similar to those we already own, primarily those issued by Fannie Mae, Freddie Mac and Ginnie Mae. We have not, however, identified any specific mortgage related securities to purchase with the net proceeds of this offering. We expect to fully invest the net proceeds of this offering in mortgage related securities within approximately three months of closing the offering and to implement our leveraging strategy to increase our investments in mortgage related securities to our desired level within approximately three additional months. Pending full investment in mortgage related securities, we intend to invest the funds in interest-bearing short-term investment grade securities or money market accounts consistent with our intention to qualify as a REIT. These investments are expected to provide a lower net return than we hope to achieve from our intended investments.

MARKET PRICE OF AND DISTRIBUTIONS ON OUR CLASS A COMMON STOCK

Market Information

        Prior to this offering, our Class A Common Stock has not been listed or quoted on any national exchange. While our Class A Common Stock has been eligible for private sale on the PORTAL Market, we are not aware of any trades of our Class A Common Stock on the PORTAL Market.

        As of June 30, 2004, we had 10,012,188 shares of Class A Common Stock issued and outstanding, which were held by six holders of record. The six holders of record include Cede & Co., which holds shares as nominee for The Depository Trust Company, which itself holds shares on behalf of approximately 300 beneficial owners of our Class A Common Stock. Our Class A Common Stock has been approved for listing on the New York Stock Exchange, subject to official notice of issuance, under the symbol "BMM."

Distribution Policy

        The following table sets forth the cash distributions declared per share on our Class A Common Stock in the first and second quarters of 2004, and our Class A and Class B Common Stock in the third quarter of 2004:

2004	Cash Distributions Declared Per Share
First Quarter	$0.39
Second Quarter	$0.52
Third Quarter	$0.52

        With respect to the third quarter dividend, on August 24, 2004, our board of directors declared a dividend of $0.52 per share of Class A and Class B Common Stock relating to operations in the third quarter of 2004. The dividend will be paid on October 8, 2004, to stockholders of record on September 3, 2004. It is expected that the aggregate dividend amount of $5.4 million will be paid from earnings. The completion of this offering will occur after September 3, 2004. Therefore, the shares of our Class A Common Stock offered by this prospectus will not be entitled to this third quarter dividend.

        These are the only distributions that we have declared or paid since our commencement of operations. They are not necessarily indicative of distributions that we will declare in the future. None of these distributions are expected to represent a return of capital to the holders of our Class A Common Stock. We intend to distribute all or substantially all of our REIT taxable net income (which does not ordinarily equal net income as calculated in accordance with GAAP) to our stockholders in each year. We intend to make regular quarterly distributions to our stockholders to be paid out of funds readily available for such distributions. Our distribution policy is subject to revision at the discretion of our board of directors without notice to you or stockholder approval. We have not established a minimum distribution level, and our ability to make distributions may be affected for the reasons described under the caption "Risk Factors." All distributions will be made by us at the discretion of our board of directors and will depend on our earnings and financial condition, maintenance of REIT status, applicable provisions of the Maryland general corporation law, or MGCL, and such other factors as our board of directors deems relevant.

        In order to maintain our qualification as a REIT under the Internal Revenue Code, we must make distributions to our stockholders each year in an amount at least equal to:

  •
  90% of our REIT taxable net income (computed without regard to our deduction for dividends paid and our net capital gains);

  •
  plus 90% of the excess of net income from foreclosure property over the tax imposed on such income by the Internal Revenue Code;

  •
  minus any excess non-cash income that exceeds a percentage of our income.

        In general, our distributions will be applied toward these requirements if paid in the taxable year to which they relate, or in the following taxable year if the distributions are declared before we timely file our tax return for that year, the distributions are paid on or before the first regular distribution payment following the declaration, and we elect on our tax return to have a specified dollar amount of such distributions treated as if paid in the prior year. Distributions declared by us in October, November or December of one taxable year and payable to a stockholder of record on a specific date in such a month are treated as both paid by us and received by the stockholder during such taxable year, provided that the distribution is actually paid by us by January 31 of the following taxable year.

        We anticipate that distributions generally will be taxable as ordinary income to our stockholders, although a portion of such distributions may be designated by us as capital gain or may constitute a return of capital. We will furnish annually to each of our stockholders a statement setting forth distributions paid during the preceding year and their characterization as ordinary income, return of capital or capital gains.

        In the future, our board of directors may elect to adopt a dividend reinvestment plan.

CAPITALIZATION

        The following table sets forth our capitalization as of June 30, 2004:

  •
  on an actual basis;

  •
  on an as adjusted basis to give effect to the sale of 5,000,000 shares of our Class A Common Stock in this offering, at the public offering price of $14.50 per share and after deducting the underwriters' discounts and commissions and estimated offering expenses payable by us.

	June 30, 2004
	Actual	As Adjusted
LIABILITIES:
Repurchase agreements	$1,461,220,000	$1,461,220,000
Accrued interest payable	4,148,650	4,148,650
Cash dividend payable	5,369,410	5,369,410
Accrued expenses, payables and other	267,305	267,305

TOTAL LIABILITIES	$1,471,005,365	$1,471,005,365
STOCKHOLDERS' EQUITY:
Class A Common Stock, $0.001 par value; 98,000,000 shares authorized; 10,012,188 shares outstanding and 15,012,188 shares outstanding, as adjusted	$10,012	$15,012
Class B Common Stock, $0.001 par value; 1,000,000 shares authorized; 319,388 shares outstanding	319	319
Class C Common Stock, $0.001 par value; 1,000,000 shares authorized; 319,388 shares outstanding	319	319
Additional paid-in capital	141,831,620	207,951,212
Accumulated other comprehensive loss	(9,110,912)	(9,110,912)
Accumulated deficit	(29,791)	(29,791)

TOTAL STOCKHOLDERS' EQUITY	$132,701,567	$198,826,159

TOTAL	$1,603,706,932	$1,669,831,524

DILUTION

        Our book value as of June 30, 2004 was approximately $132.7 million, or $13.25 per share of our Class A Common Stock. If you invest in our Class A Common Stock, your interest will be diluted to the extent of the difference between the price you pay per share for our Class A Common Stock and the book value per share of our Class A Common Stock at the time of your purchase. Book value per share is calculated by subtracting our total liabilities from our total tangible assets, which is total assets less intangible assets, and dividing this amount by the number of shares of our Class A Common Stock issued and outstanding. After giving effect to the sale by us of 5,000,000 shares of our Class A Common Stock in this offering at the public offering price of $14.50 per share and after deducting the underwriters' discounts and commissions and estimated offering expenses payable by us, our book value as of June 30, 2004 would have been $198.8 million, or $13.24 per share of our Class A Common Stock. This represents an immediate decrease in the book value of $0.01 per share to our existing Class A stockholders and an immediate and substantial dilution in book value of $1.26 per share to new investors. The following table illustrates this per share dilution:

Assumed public offering price per Class A share		$14.50
Book value per Class A share as of June 30, 2004	$13.25
Increase (decrease) per Class A share attributable to new investors	$(0.01)

Book value per Class A share after this offering		$13.24

Dilution per Class A share to new investors		$1.26

        The following table summarizes the total number of shares of our Class A Common Stock issued by us, the total consideration paid to us (cash contribution and/or contribution of services) and the average price per share paid by existing Class A stockholders and by new investors, in each case based upon the number of shares of our Class A Common Stock outstanding as of June 30, 2004, based on the initial public offering price of $14.50 per share.

	Shares Purchased		Total Consideration
					Average Price Per Share
	Number	Percent	Amount	Percent
Class A shares purchased in October 2003	7,500	0.05%	$35	0.00%	$.0047
Class A shares purchased from December 2003 through February 2004	10,000,000	66.61	149,880,000	67.38	14.99
Class A shares issued to outside directors in January 2004 as compensation for services	1,650	0.01	24,750	0.01	15.00
Class A shares issued to outside directors in April 2004 as compensation for services	2,651	0.02	39,765	0.02	15.00
Class A shares issued to outside director in May 2004 as compensation for services	387	0.00	5,805	0.00	15.00
New investors	5,000,000	33.31	72,500,000	32.59	14.50

Total/Weighted average	15,012,188	100%	$222,450,355	100%	$14.82

        The following table summarizes the total number of shares of our Class B and Class C Common Stock issued by us, the total consideration paid to us and the average price per share paid by the Class B and the Class C stockholders.

	Shares Purchased		Total Consideration
					Average Price Per Share
	Number	Percent	Amount	Percent
Class B shares purchased in October 2003	319,388	100%	$1,500	100%	$.0047
Class C shares purchased in October 2003	319,388	100	1,500	100.0047

        There are currently 319,388 shares of our Class B Common Stock and 319,388 shares of our Class C Common Stock issued and outstanding. These will be converted into shares of our Class A Common Stock when certain conditions are met. Such conversions would increase the number of shares of Class A Common Stock outstanding by 638,776 shares, or 4.2% of the Class A Common Stock outstanding following the completion of this offering. The conversion of the Class C Common Stock would increase the number of shares entitled to share pro rata in our earnings and distributions by 319,388 shares, or 2.1% of the Class A Common Stock outstanding following the completion of this offering, which would dilute the interest of purchasers of Class A Common Stock in this offering. See "Description of Capital Stock—Conversion Rights."

        If the underwriters' over-allotment option is exercised in full, the 10,012,188 shares of our Class A Common Stock held by existing stockholders immediately after the offering would comprise 63.5% of the total number of shares of our Class A Common Stock outstanding after the offering and the number of shares of our Class A Common Stock held by new investors would increase to 5,750,000 shares, or 36.5% of the total number of shares of our Class A Common Stock outstanding immediately after this offering.

        The foregoing discussion and tables are based upon the number of shares actually issued and outstanding as of June 30, 2004.

SELECTED FINANCIAL DATA

        The following selected financial data is derived from our audited financial statements as of December 31, 2003 and for the period September 24, 2003 (date of inception) through December 31, 2003, and from our unaudited financial statements as of and for the six months ended June 30, 2004. The selected financial data should be read in conjunction with the more detailed information contained in our financial statements and related notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus.

	Six months ended June 30, 2004	September 24, 2003 (inception) through December 31, 2003
Statement of Operations Data:
Revenues:
Interest income	$18,153,131	$71,480
Interest expense	(7,080,446)	(20,086)

Net interest income	11,072,685	51,394

Expenses:
Trading costs, commissions and other	448,666	15,583
Other direct costs	57,184	29,899
Compensation and related benefits	640,806	35,964
Directors' fees and other public company costs	73,480	-0-
Start-up and organization costs	—	111,092
Occupancy costs	31,204	13,675
Audit, legal and other professional fees	60,260	85,340
Other administrative expenses	250,730	27,008

Total expenses	1,562,330	318,561

Net income (loss)	$9,510,355	$(267,167)

Basic and diluted income (loss) per Class A common share	$1.06	$(0.54)

Weighted average number of Class A common shares outstanding, used in calculating per share amounts:
Basic	9,006,353	497,859
Diluted	9,006,668	497,859

Dividends declared per Class A common share	$0.91	$-0-

	June 30, 2004	December 31, 2003
Balance Sheet Data:
Mortgage-backed securities available for sale, at fair value	$—	$27,750,602
Mortgage-backed securities pledged as collateral, at fair value	1,508,421,270	197,990,559
Total mortgage-backed securities, at fair value	1,508,421,270	225,741,161
Total assets	1,603,706,932	245,285,676
Repurchase agreements	1,461,220,000	188,841,000
Total liabilities	1,471,005,365	188,970,485
Accumulated other comprehensive loss	(9,110,912)	(19,409)
Total stockholders' equity	$132,701,567	$56,315,191
Class A common shares issued and outstanding	10,012,188	4,012,102
Book value per share of Class A Common Stock	$13.25	$14.04

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS

        The following discussion of our financial condition and results of operations should be read in conjunction with our financial statements and related notes included elsewhere in this prospectus.

Introduction and Overview

        Our business is to be a real estate investment trust investing in mortgage related securities. We seek to generate operating income based on the difference between the yields on our mortgage-backed investment assets and our expenses of doing business, which include the cost of our borrowings. We intend to borrow between eight and 12 times the amount of our equity. In evaluating our assets and their performance, our management team primarily evaluates these critical factors: asset performance in differing interest rate environments, duration of the security, yield to maturity, potential for prepayment of principal, and the market price of the investment.

Financial Condition

        All of our assets at June 30, 2004 were acquired with the proceeds of our private placements and use of leverage. We received net proceeds after offering costs of approximately $141.7 million in these offerings, which closed on December 19, 2003, January 30, 2004 and February 17, 2004.

  Mortgage Related Securities

        At June 30, 2004, we held $1.5 billion of mortgage related securities at fair value. Our portfolio of mortgage related securities will typically be comprised of fixed-rate mortgage-backed securities, floating rate collateralized mortgage obligations, adjustable-rate mortgage-backed securities, hybrid adjustable-rate mortgage-backed securities and balloon maturity mortgage-backed securities. We seek to acquire low duration assets that offer high levels of protection from mortgage prepayments. Although the duration of an individual asset can change as a result of changes in interest rates, we plan to maintain a portfolio with an effective duration of less than 2.0. An effective duration of 2.0 would indicate that a 1% increase in interest rates would result in a 2.0% decline in the value of the securities in our portfolio. The stated contractual final maturity of the mortgage loans underlying our portfolio of mortgage related securities generally ranges up to 30 years. However, the effect of prepayments of the underlying mortgage loans tends to shorten the resulting cash flows from our investments substantially. Prepayments occur for various reasons, including refinancings of underlying mortgages and payoffs associated with sales of the underlying homes as people move.

        For the six months ended June 30, 2004 we had net interest income of $18.2 million and interest expense of $7.1 million. As of June 30, 2004, we had an average annualized yield on assets of 2.79% and an average annualized net rate on borrowings of 1.26%. Prepayments on the loans underlying our mortgage related securities can alter the timing of the cash flows from the underlying loans to the company. As a result, we gauge the interest rate sensitivity of our assets by measuring their effective duration. While modified duration measures the price sensitivity of a bond to movements in interest rates, effective duration captures both the movement in interest rates and the fact that cash flows to a mortgage related security are altered when interest rates move. Accordingly, when the contract interest rate on a mortgage loan is substantially above prevailing interest rates in the market, the effective duration of securities collateralized by such loans can be quite low because of expected prepayments. Although the fixed-rate mortgage backed securities in our portfolio are collateralized by loans with a lower propensity to prepay when the contract rate is above prevailing rates, their price movements track securities with like contract rates and therefore exhibit similar effective duration. The value of our portfolio will change as interest rates rise or fall. See "Qualitative and Quantitative Disclosures about Market Risk—Interest Rate Risk—Effect on Fair Value."

        The following tables summarize our mortgage related securities as of June 30, 2004:

Settled Securities
Asset Category	Market Value ($000)	Percentage of Entire Settled Portfolio	Weighted Average Coupon	Weighted Average Maturity in Months	Longest Maturity	Weighted Average Coupon Reset in Months	Weighted Average Lifetime Cap	Weighted Average Periodic Cap
Fixed-Rate Mortgage-Backed Securities	$570,143	37.8%	6.38%	292	2034	n/a	n/a	n/a
CMO Floaters	512,969	34.0	1.61	315	2033	2	8.0%	None
Adjustable-Rate Mortgage-Backed Securities	270,014	17.9	2.97	345	2042	5	10.1	1.5%
Hybrid Adjustable-Rage Mortgage-Backed Securities	98,157	6.5	3.36	354	2034	30	9.4	2.0
Balloon Maturity Mortgage-Backed Securities	57,138	3.8	3.80	68	2011	n/a	n/a	n/a

Total Portfolio	$1,508,421	100.0%	3.85%	305	2042	—	—	—

Settled Securities
Agency	Market Value ($000)	Percentage of Entire Settled Portfolio
Fannie Mae	$872,629	57.8%
Freddie Mac	551,882	36.6
Ginnie Mae	83,910	5.6

Total Portfolio	$1,508,421	100.0%

Entire Portfolio (settled & unsettled securities)
Effective Duration(1)	1.59
Weighted Average Purchase Price	102.8% of par value
Weighted Average Current Price	101.9% of par value

(1)
Effective duration of 1.59 indicates that an interest rate increase of 1% would result in a 1.59% decline in the value of the securities in our portfolio.

        As of June 30, 2004, approximately 70.5% of our portfolio of 15 year fixed-rate coupon mortgage securities, and 40.2% of our 30 year fixed-rate coupon mortgage securities, contain only loans with principal balances of $85,000 or less. Because of the low loan balance on these mortgages, we believe borrowers have a lower economic incentive to refinance and have historically prepaid more slowly than comparable securities.

        We had approximately $88.9 million of cash and cash equivalents on hand as of June 30, 2004.

        In response to the changing interest rate environment, we intend to continue to modify the mix of mortgage related securities that we will own. In particular, we intend to own greater percentages of adjustable-rate and hybrid adjustable-rate mortgage related securities and a smaller percentage of fixed-rate mortgage related securities than we currently own. In July and August 2004, we sold a portion of the mortgage related securities in our portfolio, primarily floating-rate collateralized mortgage obligations, for proceeds of $333.0 million. In connection with these sales, we recorded net gains of approximately $64,000. We purchased $224.0 million of additional securities, primarily adjustable-rate mortgage related securities and hybrid adjustable-rate mortgage related securities and used the remaining $109.0 million to reduce repurchase agreement liabilities. These sales and purchases have altered the mix of mortgage related securities in our portfolio. As a result, our portfolio as of August 15, 2004, assuming all transactions settle, is comprised of 37.7% fixed-rate mortgage-backed securities, 17.1% floating-rate collateralized mortgage obligations, 31.9% adjustable-rate mortgage-backed securities, 9.1% hybrid adjustable-rate mortgage-backed securities and 4.2% balloon maturity mortgage-backed securities. These sales and purchases reduced the effective duration of our portfolio to 1.40 as of July 31, 2004. We intend to use the proceeds of this offering to purchase greater percentages of adjustable-rate and hybrid adjustable-rate mortgage related securities and a smaller percentage of fixed-rate mortgage related securities than we currently own.

  Liabilities

        We have entered into repurchase agreements to finance acquisitions of mortgage related securities. None of the counterparties to these agreements are affiliates of us. These agreements are secured by our mortgage related securities and bear interest rates that have historically moved in close relationship to LIBOR. As of June 30, 2004 we had 16 master repurchase agreements with various investment banking firms and other lenders and had outstanding balances under 12 of these agreements.

        At June 30, 2004, we had approximately $1.5 billion outstanding under repurchase agreements with a net weighted average current borrowing rate of 1.26%, $292.0 million of which matures between two and 30 days, $321.3 million of which matures between 31 and 90 days, and $847.8 million of which matures in more than 90 days. It is our present intention to seek to renew these repurchase agreements as they mature under the then-applicable borrowing terms of the counterparties to our repurchase agreements. At June 30, 2004, the repurchase agreements were secured by mortgage related securities with an estimated fair value of $1.5 billion and a weighted average maturity of 305 months.

        At June 30, 2004, our repurchase agreements had the following counterparties, amounts outstanding, amounts at risk and weighted average remaining maturities:

Repurchase Agreement Counterparties	Amount Outstanding ($000)	Amount at Risk(1) ($000)	Weighted Average Maturity of Repurchase Agreements in Days	Percent of Total Amount Outstanding
Deutsche Bank Securities, Inc.	$340,691	$17,370	146	23.3%
UBS Investment Bank, LLC	317,310	13,469	109	21.7
Bank of America Securities, LLC	179,394	10,305	146	12.3
Daiwa Securities America Inc.	147,294	6,223	56	10.1
Bear Stearns & Co. Inc.	112,820	4,846	69	7.7
Cantor Fitzgerald	94,930	1,585	15	6.5
Goldman Sachs	83,859	2,305	86	5.7
Freddie Mac	76,758	2,774	82	5.3
Nomura Securities International, Inc.	59,312	3,404	193	4.1
Countrywide Securities Corp.	26,067	1,312	115	1.8
Lehman Brothers	18,352	712	26	1.2
Citigroup	4,433	290	23	0.3

Total	$1,461,220	$64,595	107	100%

(1)
Equal to the fair value of securities sold, plus accrued interest income, minus the sum of repurchase agreement liabilities, plus accrued interest expense.

Results of Operations

  Six Months Ended June 30, 2004

        In the six months ended June 30, 2004, we raised equity capital of approximately $85 million in private placements that closed on January 30, 2004 and February 17, 2004. We invested these proceeds, together with borrowings generated by leveraging the proceeds. Because our asset base grew substantially during the first quarter of this period, our results are not comparable to a full period of continuing operations.

        For the six months ended June 30, 2004, we recorded $9.5 million in net income. Our assets at June 30, 2004 were $1.6 billion and our liabilities were $1.5 billion. Our net interest income for the six months ended June 30, 2004 was $11.1 million and our expenses were $1.6 million, resulting in net income of $9.5 million or $1.06 per diluted share.

        As of June 30, 2004, we had a debt to equity ratio of 11:1. Our portfolio had a weighted average yield of 2.79%. Weighted average yield is the composite of the yields on our securities as determined using the yield book model published by Citigroup. Our net weighted average borrowing cost at June 30, 2004 was 1.26%. The constant prepayment rate for the portfolio was 20.4% for June 2004, which reflects the annualized proportion of principal that was prepaid.

  September 24, 2003 through December 31, 2003

        Our company was organized on September 24, 2003 and we began substantive operations in late December 2003, after the initial closing of our private placement of Class A Common Stock. We leveraged the proceeds from the private placement with short-term borrowings under repurchase agreements to invest in a portfolio of mortgage related securities. Because of the timing of our initial investment of portfolio assets (investment activities began on December 22, 2003, and the first security purchase settled on December 26, 2003), interest income for the period from September 24, 2003 through December 31, 2003 was substantially lower than would be expected for a typical full period, both in an absolute sense and also relative to the average net invested assets for the period.

        Other operating expenses were high in proportion to gross interest income and expense and to net interest income for the period from September 24 through December 31, 2003, as compared to expectations for full periods of operations, because we did not complete our first security purchase until December 26, 2003. To varying degrees, and for the same reason, operating expenses were disproportionate to net interest income compared to a normal full period's results.

        We did not sell any mortgage related securities during the period from September 24, 2003 through December 31, 2003. Although we generally intend to hold our investment securities to maturity, we may determine at some time before they mature that it is in our interest to sell them and purchase securities with other characteristics. In that event, our earnings will be affected by realized gains or losses.

Liquidity and Capital Resources

        Our primary source of funds as of June 30, 2004 consisted of repurchase agreements totaling $1.5 billion, with a weighted average current net borrowing rate of 1.26%. We expect to continue to borrow funds in the form of repurchase agreements. At June 30, 2004, we had master repurchase agreements in place with 16 counterparties and had outstanding balances under 12 of these agreements. These master repurchase agreements have no stated expiration but can be terminated at any time at our option or at the option of the counterparty. However, once a definitive repurchase agreement under a master repurchase agreement has been entered into, it generally may not be terminated by either party. As of June 30, 2004, all of our existing repurchase agreements matured in less than one year. Increases in short-term interest rates could negatively impact the valuation of our mortgage related securities, which could limit our borrowing ability or cause our lenders to initiate margin calls.

        For liquidity, we will also rely on cash flow from operations, primarily monthly principal and interest payments to be received on our mortgage related securities, as well as any primary securities offerings authorized by our board of directors.

        We believe that equity capital, combined with the cash flow from operations and the utilization of borrowings, will be sufficient to enable us to meet anticipated liquidity requirements. Various changes in market conditions could adversely affect our liquidity, including increases in interest rates and increases in prepayment rates substantially above our expectations. If our cash resources are at any time insufficient to satisfy our liquidity requirements, we may be required to pledge additional assets to meet margin calls, liquidate mortgage related securities or sell debt or additional equity securities. If required, the sale of mortgage related securities at prices lower than the carrying value of such assets would result in losses and reduced income.

        We may in the future increase our capital resources by making additional offerings of equity and debt securities, including classes of preferred stock, common stock, commercial paper, medium-term notes, collateralized mortgage obligations and senior or subordinated notes. All debt securities, other borrowings, and classes of preferred stock will be senior to the Class A Common Stock in a liquidation of our company. Additional equity offerings may be dilutive to stockholders' equity or reduce the market price of our Class A Common Stock, or both. We are unable to estimate the amount, timing or nature of any additional offerings as they will depend upon market conditions and other factors.

Contractual Obligations and Commitments

        The following table provides information with respect to our contractual obligations at June 30, 2004.

	Payment due by period
	($000)
Contractual Obligations	Total	Less than 1 year
Repurchase Agreements	$1,461,220	$1,461,220
Operating Lease Obligations	17	17

Total	$1,461,237	$1,461,237

Critical Accounting Policies

        Our financial statements are prepared in accordance with accounting principles generally accepted in the United States, which are known as GAAP. These accounting principles require us to make some complex and subjective decisions and assessments. Our most critical accounting policies involve decisions and assessments which could significantly affect our reported assets and liabilities, as well as our reported revenues and expenses. We believe that all of the decisions and assessments upon which our financial statements are based were reasonable at the time made based upon information available to us at that time. Management has identified our most critical accounting policies to be the following:

  Classifications of Investment Securities

        In accordance with applicable GAAP, our investments in mortgage related securities are classified as available-for-sale securities. As a result, changes in fair value are recorded as a balance sheet adjustment to accumulated other comprehensive income (loss), which is a component of stockholders' equity, rather than through our statement of operations. If available-for-sale securities were classified as trading securities, there could be substantially greater volatility in earnings from period-to-period.

  Valuations of Mortgage Related Securities

        All investment securities are carried on the balance sheet at fair value. Our mortgage related securities have fair values determined by management based on the average of third-party broker quotes received and/or by independent pricing sources when available. Because the price estimates may vary to some degree between sources, management must make certain judgments and assumptions about the appropriate price to use to calculate the fair values for financial reporting purposes. Different judgments and assumptions could result in different presentations of value.

        When the fair value of an available-for-sale security is less than amortized cost, management considers whether there is an other-than-temporary impairment in the value of the security (for example, whether the security will be sold prior to the recovery of fair value). If, in management's judgment, an other-than-temporary impairment exists, the cost basis of the security is written down to the then-current fair value, and this loss is realized and charged against earnings. The determination of other-than-temporary impairment is a subjective process, and different judgments and assumptions could affect the timing of loss realization.

        The unrealized losses on the investments held in our portfolio at June 30, 2004 are considered temporary, and the related investments were therefore not written down as being permanently impaired (see Note 2 to the financial statements). The factors considered in making this determination included the expected cash flow from the investment, the general quality of the mortgage related security owned, any credit protection available, current market conditions, and the magnitude and duration of the historical decline in market prices.

  Interest Income Recognition

        Interest income on our mortgage related securities is accrued based on the actual coupon rate and the outstanding principal amount of the underlying mortgages. Premiums and discounts are amortized or accreted into interest income over the estimated lives of the securities using the effective yield method adjusted for the effects of estimated prepayments based on Statement of Financial Accounting Standards, or SFAS, No. 91, Accounting for Nonrefundable Fees and Costs Associated with Originating or Acquiring Loans and Initial Direct Costs of Leases—an amendment of FASB Statements No. 13, 60, and 65 and a rescission of FASB Statement No. 17. Adjustments are made using the retrospective method to the effective interest computation each reporting period based on the actual prepayment experiences to date and the present expectation of future prepayments of the underlying mortgages. To make assumptions as to future estimated rates of prepayments, we currently use actual market prepayment history for our securities and for similar securities that we do not own and current market conditions. If our estimate of prepayments is incorrect, we are required to make an adjustment to the amortization or accretion of premiums and discounts that would have an impact on future income.

        We earned $11.1 million of net interest income for the six months ended June 30, 2004, and $51,394 of net interest income for the initial short period ended December 31, 2003. As measured against invested assets during each period, these net interest earnings represented an annualized net yield of approximately 1.5% for the six months ended June 30, 2004 and 2.0% for the short period ended December 31, 2003. These earnings are not representative of what can be expected for future periods, as we only began to acquire investments in late December 2003, and the funds received during the six months ended June 30, 2004 from our private placements were not fully invested for the entire six-month period.

  Accounting for Stock-Based Compensation

        We have adopted the fair value-based method of accounting for stock-based compensation. Under this approach, we will recognize an expense for any stock-based employee compensation based on the fair value of the award, as well as for transactions with non-employees in which services are performed in exchange for equity instruments.

  Off-Balance Sheet Arrangements

        Since inception, we have not maintained any relationships with unconsolidated entities or financial partnerships, such as entities often referred to as structured finance or special purpose entities, established for the purpose of facilitating off-balance sheet arrangements or other contractually narrow or limited purposes. Further, we have not guaranteed any obligations of unconsolidated entities nor do we have any commitment or intent to provide additional funding to any such entities. Accordingly, we are not materially exposed to any market, credit, liquidity or financing risk that could arise if we had engaged in such relationships.

Inflation

        Virtually all of our assets and liabilities are financial in nature. As a result, interest rates and other factors influence our performance far more so than does inflation. Changes in interest rates do not necessarily correlate with inflation rates or changes in inflation rates. Our financial statements are prepared in accordance with accounting principles generally accepted in the United States and our distributions are determined by our board of directors based primarily on our net income as calculated for tax purposes; in each case, our activities and balance sheet are measured with reference to historical cost and or fair market value without considering inflation.

BUSINESS

General

        We commenced operations in December 2003 and invest primarily in residential mortgage related securities issued by Fannie Mae, Freddie Mac and Ginnie Mae. We will earn returns on the spread between the yield on our assets and our costs, including the interest expense on the funds we borrow. We intend to borrow between eight and 12 times the amount of our equity capital to attempt to enhance our returns to stockholders. We are self-managed and self-advised.

        We conducted private placements of our Class A Common Stock in which we raised aggregate net proceeds (after commissions and expenses) of approximately $141.7 million between December 2003 and February 2004. As of June 30, 2004 we had total assets of $1.6 billion, substantially all of which consisted of mortgage related securities and cash and cash equivalents. On that date, our portfolio of mortgage related securities totaled $1.5 billion and was comprised of 37.8% fixed-rate mortgage-backed securities, 34.0% floating rate collateralized mortgage obligations, 17.9% adjustable-rate mortgage-backed securities, 6.5% hybrid adjustable-rate mortgage-backed securities (securities backed by mortgages with fixed initial rates which, after a period, convert to adjustable rates) and 3.8% balloon maturity mortgage-backed securities (securities backed by mortgages where a significant portion of principal is repaid only at maturity). Of this portfolio, 58% was issued by Fannie Mae, 37% was issued by Freddie Mac and 5% was issued by Ginnie Mae.

        Our portfolio had a weighted average yield of 2.79% as of June 30, 2004. Our net weighted average borrowing cost as of June 30, 2004 was 1.26%. The constant prepayment rate for the portfolio was 20.4% for June 2004, which reflects the annualized proportion of principal that was prepaid. The effective duration for the portfolio was 1.59 as of June 30, 2004. Duration measures the price sensitivity of a fixed income security to movements in interest rates. Effective duration captures both the movement in interest rates and the fact that cash flows to a mortgage related security are altered when interest rates move.

        In response to the changing interest rate environment, we will continue to modify the mix of mortgage related securities that we will own. In particular, we intend to own greater percentages of adjustable-rate and hybrid adjustable-rate mortgage related securities and a smaller percentage of fixed-rate mortgage related securities than we currently own. We began the process of adjusting our portfolio mix in the third quarter of 2004. We intend to use the proceeds of this offering to purchase greater percentages of adjustable-rate and hybrid adjustable-rate mortgage related securities and a smaller percentage of fixed-rate mortgage related securities, compared to our current portfolio.

        We have elected to be taxed as a real estate investment trust, or REIT, under the Internal Revenue Code commencing with our taxable year ended December 31, 2003. Provided we continue to qualify as a REIT, we will generally distribute to our stockholders substantially all of our taxable income generated from our operations. As long as we retain our REIT status, we generally will not be subject to federal income tax to the extent that we distribute our net income to our stockholders.

Risk Management Approach

        We seek to differentiate ourselves from other mortgage portfolio managers through our approach to risk management. We invest in a limited universe of mortgage related securities, primarily those issued by Fannie Mae, Freddie Mac and Ginnie Mae. Payment of principal and interest underlying securities issued by Ginnie Mae is guaranteed by the U.S. Government. Fannie Mae and Freddie Mac mortgage related securities are guaranteed as to payment of principal and interest by the respective agency issuing the security. We seek to manage the risk of prepayments of the underlying mortgages by creating a diversified portfolio with a variety of prepayment characteristics. Finally, we seek to address interest rate risks by managing the interest rate indices and borrowing periods of our debt, as well as through hedging against interest rate changes.

        We have implemented a risk-based capital methodology patterned on the general principles underlying the proposed risk-based capital standards for internationally active banks of the Basel Committee on Banking Supervision, commonly referred to as the Basel II Accord. The Basel II Accord encourages banks to develop methods for measuring the risks of their banking activities to determine the amount of capital required to support those risks. Similarly, we use our methodology to calculate an internally generated risk measure for each asset in our portfolio. This measure is then used to establish the amount of leverage we use. We expect our risk management program to reduce our need to use hedging techniques.

Our Investment Strategy

        Our board of directors may change our investment strategy without prior notice to you or a vote of our stockholders.

  Asset Acquisition Strategy

        The primary assets in our current portfolio of mortgage related securities are fixed-rate mortgage-backed securities, floating rate collateralized mortgage obligations, adjustable-rate mortgage-backed securities, hybrid adjustable-rate mortgage-backed securities and balloon maturity mortgage-backed securities. The mortgage related securities we acquire are obligations issued by federal agencies or federally chartered entities, primarily Fannie Mae, Freddie Mac and Ginnie Mae.

        We seek to manage the effects on our income of prepayments of the mortgage loans underlying our securities at a rate materially different than anticipated. Our diversified portfolio includes securities with prepayment characteristics that we expect to result in slower prepayments, such as pools of mortgage-backed securities collateralized by mortgages with low loan balances, mortgages originated under Fannie Mae's Expanded Approval Program or agency pools collateralized by loans against investment properties.

        Borrowers with low loan balances have a lower economic incentive to refinance and have historically prepaid at lower rates than borrowers with larger loan balances. The reduced incentive to refinance has two parts: borrowers with low loan balances will have smaller interest savings because overall interest payments are smaller on their loans; and closing costs for refinancings, which are generally not proportionate to the size of a loan, make refinancing of smaller loans less attractive as it takes a longer period of time for the interest savings to cover the cost of refinancing.

        Fannie Mae's Expanded Approval Program allows borrowers with slightly impaired credit histories or loan-to-value ratios greater than 80% to qualify for conventional conforming financing. Borrowers under this program have proportionately higher delinquency rates than typical Fannie Mae borrowers, resulting in a higher than market interest rate because of the increased default and delinquency risk. Prepayment rates on these securities are lower than average because refinancing is more difficult for delinquent or recently delinquent loans.

        Agency pools collateralized by loans against investment properties generally result in slower prepayments because borrowers financing investment properties are required to pay an up front premium. Payment of this premium requires a larger rate movement for the borrower to achieve the same relative level of savings upon refinancing.

        We have created and will maintain a diversified portfolio to avoid undue geographic, loan originator, and other types of concentrations. By maintaining essentially all of our assets in government or government-sponsored or chartered enterprises and government or federal agencies, which may include an implied guarantee of the federal government as to payment of principal and interest, we believe we can significantly reduce our exposure to losses from credit risk. We intend to acquire assets that will enable us to be exempt from the Investment Company Act.

        Legislation may be proposed to change the relationship between certain agencies, such as Fannie Mae and the federal government. This may have the effect of reducing the actual or perceived credit quality of mortgage related securities issued by these agencies. As a result, such legislation could increase the risk of loss on investments in Fannie Mae and/or Freddie Mac mortgage-backed securities. We currently intend to continue to invest in such securities, even if such agencies' relationships with the federal government change.

  Leverage Strategy

        We use leverage in an attempt to increase potential returns to our stockholders. However, the use of leverage may also have the effect of increasing losses when economic conditions are unfavorable. We generally borrow between eight to 12 times the amount of our equity, although our investment policies require no minimum or maximum leverage. We use repurchase agreements to borrow against existing mortgage related securities and use the proceeds to acquire additional mortgage related securities. We enter into collateralized borrowings only with institutions that are rated investment grade by at least one nationally-recognized statistical rating agency.

        We seek to structure the financing in such a way as to limit the effect of fluctuations in short-term rates on our interest rate spread. In general, our borrowings are short-term and we actively manage, on an aggregate basis, both the interest rate indices and interest rate adjustment periods of our borrowings against the interest rate indices and interest rate adjustment periods on our mortgage related securities in order to limit our liquidity and interest rate related risks. We may also employ borrowings under longer term facilities.

        We generally borrow at short-term rates using repurchase agreements. As of June 30, 2004, our debt to equity ratio was 11:1, and our repurchase agreements at that date totalled $1.5 billion. Repurchase agreements are generally, but not always, short-term in nature. Under these repurchase agreements, we sell securities to a lender and agree to repurchase those securities in the future for a price that is higher than the original sales price. The difference between the sales price we receive and the repurchase price we pay represents interest paid to the lender. This is determined by reference to an interest rate index (such as LIBOR) plus an interest rate spread. Although structured as a sale and repurchase obligation, a repurchase agreement operates as a financing under which we effectively pledge our securities as collateral to secure a short-term loan equal in value to a specified percentage of the market value of the pledged collateral. We retain beneficial ownership of the pledged collateral, including the right to distributions. At the maturity of a repurchase agreement, we are required to repay the loan and concurrently receive our pledged collateral from the lender or, with the consent of the lender, we renew such agreement at the then prevailing financing rate. Our repurchase agreements may require us to pledge additional assets to the lender in the event the market value of the existing pledged collateral declines.

        We have engaged AVM, L.P. (a securities broker-dealer) and III Associates (a registered investment adviser affiliated with AVM), to provide us with repurchase agreement trading, clearing and administrative services. III Associates acts as our agent and adviser in arranging for third parties to enter into repurchase agreements with us, executes and maintains records of our repurchase transactions and assists in managing the margin arrangements between us and our counterparties for each of our repurchase agreements.

        We seek to protect our capital base through the use of a risk-based capital methodology. This methodology is patterned on the general principles underlying the Basel II Accord. These principles are intended to promote the use by internationally active banks of increasingly sophisticated internal risk management processes and measurements for purposes of allocating capital on a weighted basis. Our methodology follows this framework in that the inherent risk of an asset will create a capital allocation for the asset, which will in turn define the amount of leverage we will employ.

        As with the Basel approach, we identify components of risk associated with the assets we employ. However, unlike typical bank loans, which may bear a significant degree of credit risk, the risks associated with the assets we employ are primarily related to movements in interest rates. The elements relating to interest rate risk we analyze are effective duration, convexity, expected return and the slope of the yield curve. "Effective duration" measures the sensitivity of a security's price to movements in interest rates. "Convexity" measures the sensitivity of a security's effective duration to movements in interest rates. "Expected return" captures the market's assessment of the risk of a security. We assume markets are efficient with respect to the pricing of risk.

        While these three risk components primarily address the price movement of a security, we believe the income earning potential of our portfolio—as reflected in the slope of the yield curve—offsets potential negative price movements. We believe the risk of our portfolio is lower when the slope of the yield curve is steep, and thus is inversely proportional to the slope of the yield curve.

        We use these components of risk to arrive at a risk coefficient for each asset. The product of this coefficient and the amount of our investment represents our "risk measure" for the asset. We calculate risk measures for each asset and then aggregate them into the risk measure for the entire portfolio, which guides us to an appropriate amount of overall leverage. We analyze the portfolio's risk measures on a daily basis. The leverage ratio will rise as the risk level of the portfolio declines and will fall as the portfolio's risk level increases. The goal of our approach is to ensure that our portfolio's leverage ratio is appropriate for the level of risk inherent in the portfolio.

  Interest Rate Risk Management

        We believe the primary risk inherent in our investments is the effect of movements in interest rates. This arises because the changes in interest rates on our borrowings will not be perfectly coordinated with the effects of interest rate changes on the income from, or value of, our investments. We therefore follow an interest rate risk management program designed to offset the potential adverse effects resulting from the rate adjustment limitations on our mortgage related securities. We seek to minimize differences between interest rate indices and interest rate adjustment periods of our adjustable-rate mortgage-backed securities and related borrowings by matching the terms of assets and related liabilities both as to maturity and to the underlying interest rate index used to calculate interest rate charges.

        Our interest rate risk management program encompasses a number of procedures, including the following:

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  monitoring and adjusting, if necessary, the interest rate sensitivity of our mortgage related securities compared with the interest rate sensitivities of our borrowings.

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  attempting to structure our repurchase agreements that fund our purchases of adjustable-rate mortgage-backed securities to have a range of different maturities and interest rate adjustment periods. We attempt to structure these repurchase agreements to match the reset dates on our adjustable-rate mortgage-backed securities. At June 30, 2004, the weighted average months to reset of our adjustable-rate mortgage-backed securities was 4.6 months and the weighted average reset on the corresponding repurchase agreements was 3.8 months; and

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  actively managing, on an aggregate basis, the interest rate indices and interest rate adjustment periods of our mortgage related securities compared to the interest rate indices and adjustment periods of our borrowings. Our liabilities under our repurchase agreements are all LIBOR-based, and we select our adjustable-rate mortgage-backed securities to favor LIBOR indexes. As of June 30, 2004, over 79% of our adjustable-rate mortgage-backed securities were LIBOR-based.

        As a result, we expect to be able to adjust the average maturities and reset periods of our borrowings on an ongoing basis by changing the mix of maturities and interest rate adjustment periods as borrowings mature or are renewed. Through the use of these procedures, we attempt to reduce the risk of differences between interest rate adjustment periods of our adjustable-rate mortgage-backed securities and our related borrowings.

        We may from time to time use derivative financial instruments to hedge all or a portion of the interest rate risk associated with our borrowings. We may enter into swap or cap agreements, option, put or call agreements, futures contracts, forward rate agreements or similar financial instruments to hedge indebtedness that we may incur or plan to incur. These contracts would be intended to more closely match the effective maturity of, and the interest received on, our assets with the effective maturity of, and the interest owed on, our liabilities. However, no assurances can be given that interest rate risk management strategies can successfully be implemented. Derivative instruments will not be used for speculative purposes.

        We may also use derivative financial instruments in an attempt to protect us against declines in the market value of our assets that result from general trends in debt markets. The inability to match closely the maturities and interest rates of our assets and liabilities or the inability to protect adequately against declines in the market value of our assets could result in losses.

Repurchase Agreement Trading, Clearing and Administrative Services

        We have engaged AVM, L.P. (a securities broker-dealer) and III Associates (a registered investment adviser affiliated with AVM), to provide us with repurchase agreement trading, clearing and administrative services. AVM acts as our clearing agent. III Associates acts as our agent and adviser in arranging for third parties to enter into repurchase agreements with us, executes and maintains records of our repurchase transactions and assists in managing the margin arrangements between us and our counterparties for each of our repurchase agreements.

        AVM and III Associates receive fees for their services, and III Associates also has the opportunity to earn additional incentive fees. AVM receives a fee equal to no greater than 0.20% of the book value of our assets or a minimum annual fee of $250,000. III Associates receives an annual consulting fee of no less than $200,000 and is entitled to receive 45% of the amount by which the financing costs under each of our repurchase agreements secured by III Associates, calculated at an assumed hurdle rate, would exceed the actual financing costs under that repurchase agreement. For the portion of our mortgage related securities with a value up to $3.0 billion, the applicable hurdle rate is LIBOR plus 0.02%. For the portion of our mortgage related securities with a value between $3.0 billion and $5.0 billion, the applicable hurdle rate is LIBOR plus 0.01%. For the portion of our mortgage related securities with a value in excess of $5.0 billion, the applicable hurdle rate is flat LIBOR.

Description of Mortgage Related Securities

  Mortgage-Backed Securities

        Pass-Through Certificates.    We intend to invest in pass-through certificates, which are securities representing interests in pools of mortgage loans secured by residential real property in which payments of both interest and principal on the securities are generally made monthly. In effect, these securities pass through the monthly payments made by the individual borrowers on the mortgage loans that underlie the securities, net of fees paid to the issuer or guarantor of the securities. Pass-through certificates can be divided into various categories based on the characteristics of the underlying mortgages, such as the term or whether the interest rate is fixed or variable.

        A key feature of most mortgage loans is the ability of the borrower to repay principal earlier than scheduled. This is called a prepayment. Prepayments arise primarily due to sale of the underlying property, refinancing, or foreclosure. Prepayments result in a return of principal to pass-through certificate holders. This may result in a lower or higher rate of return upon reinvestment of principal. This is generally referred to as prepayment uncertainty. If a security purchased at a premium prepays at a higher-than-expected rate, then the value of the premium would be eroded at a faster-than-expected rate. Similarly, if a discount mortgage prepays at a lower-than-expected rate, the amortization towards par would be accumulated at a slower-than-expected rate. The possibility of these undesirable effects is sometimes referred to as "prepayment risk."

        In general, declining interest rates tend to increase prepayments, and rising interest rates tend to slow prepayments. Like other fixed-income securities, when interest rates rise, the value of mortgage related securities generally declines. The rate of prepayments on underlying mortgages will affect the price and volatility of mortgage related securities and may shorten or extend the effective maturity of the security beyond what was anticipated at the time of purchase. If interest rates rise, our holdings of mortgage related securities may experience reduced returns if the borrowers of the underlying mortgages pay off their mortgages later than anticipated. This is generally referred to as extension risk.

        Payment of principal and interest on mortgage pass-through securities issued by Ginnie Mae, although not the market value of the securities themselves, are guaranteed by the full faith and credit of the federal government. Payment of principal and interest on mortgage pass-through certificates issued by Fannie Mae and Freddie Mac, although not the market value of the securities themselves, are guaranteed by the respective agency issuing the security.

        The mortgage loans underlying pass-through certificates can generally be classified in the following five categories:

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  Fixed-Rate Mortgages.    As of June 30, 2004, 37.8% of our portfolio consisted of fixed-rate mortgage-backed securities. Fixed-rate mortgages are those where the borrower pays an interest rate that is constant throughout the term of the loan. Traditionally, most fixed-rate mortgages have an original term of 30 years. However, shorter terms (also referred to as final maturity dates) have become common in recent years. Because the interest rate on the loan never changes, even when market interest rates change, over time there can be a divergence between the interest rate on the loan and current market interest rates. This in turn can make a fixed-rate mortgage's price sensitive to market fluctuations in interest rates. In general, the longer the remaining term on the mortgage loan, the greater the price sensitivity.

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  Collateralized Mortgage Obligations.    As of June 30, 2004, 34.0% of our portfolio consisted of floating rate collateralized mortgage obligations. Collateralized mortgage obligations, or CMOs, are a type of mortgage-backed security. Interest and principal on a CMO are paid, in most cases, on a monthly basis. CMOs may be collateralized by whole mortgage loans, but are more typically collateralized by portfolios of mortgage pass-through securities issued directly by or under the auspices of Ginnie Mae, Freddie Mac or Fannie Mae. CMOs are structured into multiple classes, with each class bearing a different stated maturity. Monthly payments of principal, including prepayments, are first returned to investors holding the shortest maturity class. Investors holding the longer maturity classes receive principal only after the first class has been retired. Generally, fixed-rate mortgages are used to collateralize CMOs. However, the CMO tranches need not all have fixed-rate coupons. Some CMO tranches have floating rate coupons that adjust based on market interest rates, subject to some limitations. Such tranches, often called "CMO floaters," can have relatively low price sensitivity.

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  Adjustable-Rate Mortgages.    As of June 30, 2004, 17.9% of our portfolio consisted of adjustable-rate mortgage-backed securities. Adjustable-rate mortgages, or ARMs, are those for which the borrower pays an interest rate that varies over the term of the loan. The interest rate usually resets based on market interest rates, although the adjustment of such an interest rate may be subject to certain limitations. Traditionally, interest rate resets occur at regular set intervals (for example, once per year). We will refer to such ARMs as "traditional" ARMs. Because the interest rates on ARMs fluctuate based on market conditions, ARMs tend to have interest rates that do not deviate from current market rates by a large amount. This in turn can mean that ARMs have less price sensitivity to interest rates.

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  Hybrid Adjustable-Rate Mortgages.    As of June 30, 2004, 6.5% of our portfolio consisted of hybrid adjustable-rate mortgage-backed securities. Hybrid ARMs have a fixed-rate for the first few years of the loan, often three, five, or seven years, and thereafter reset periodically like a traditional ARM. Effectively such mortgages are hybrids, combining the features of a pure fixed-rate mortgage and a "traditional" ARM. Hybrid ARMs have price sensitivity to interest rates similar to that of a fixed-rate mortgage during the period when the interest rate is fixed and similar to that of an ARM when the interest rate is in its periodic reset stage. However, because many hybrid ARMs are structured with a relatively short initial time span during which the interest rate is fixed, even during that segment of its existence, the price sensitivity may be high.

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  Balloon Maturity Mortgages.    As of June 30, 2004, 3.8% of our portfolio consisted of balloon maturity mortgage-backed securities. Balloon maturity mortgages are a type of fixed-rate mortgage where all or most of the principal amount is due at maturity, rather than paid down, or amortized, over the life of the loan. These mortgages have a static interest rate for the life of the loan. However, the term of the loan is usually quite short, typically less than seven years. As the balloon maturity mortgage approaches its maturity date, the price sensitivity of the mortgage declines.

        Although there are a variety of other mortgage related securities, including various derivative securities, securities known as "inverse floaters," "inverse I.O.'s" and "residuals," we do not expect to invest in them. We currently intend to use the proceeds of this offering to purchase similar assets but we expect the ratio of asset types to change. For example, we currently intend to invest a greater percentage of the proceeds of this offering in adjustable-rate and hybrid adjustable-rate mortgage related securities and a significantly smaller percentage in fixed-rate mortgage related securities, as compared with our current portfolio. However, our actual purchases will be based upon market conditions at the time investments are made and could differ from our current intentions.

  Other Investments

        We may purchase interest rate caps to hedge against quick and unexpected changes in our funding rates. The purchaser of these caps is only at risk for the fee paid. We may also enter into longer term funding arrangements with acceptable counterparties. We intend to limit these investments to less than 10% of our total assets.

        We also intend to operate in a manner that will not subject us to regulation under the Investment Company Act. Although it does not anticipate any major changes at this time, our board of directors has the authority to modify or waive our current operating policies and our strategies without prior notice to you and without stockholder approval.

Policies With Respect to Certain Other Activities

        If our board of directors determines that additional funding is required, we may raise such funds through additional offerings of equity or debt securities or the retention of cash flow (subject to provisions in the Internal Revenue Code concerning distribution requirements and the taxability of undistributed REIT taxable income) or a combination of these methods. In the event that our board of directors determines to raise additional equity capital, it has the authority, without stockholder approval, to issue additional common stock or preferred stock in any manner and on such terms and for such consideration as it deems appropriate, at any time.

        We have authority to offer our Class A Common Stock or other equity or debt securities in exchange for property and to repurchase or otherwise reacquire our shares and may engage in such activities in the future.

        Subject to gross income and asset tests necessary for REIT qualification, we may invest in securities of other REITs, other entities engaged in real estate activities or securities of other issuers, including for the purpose of exercising control over such entities.

        We may engage in the purchase and sale of investments. We do not underwrite the securities of other issuers.

        Our board of directors may change any of these policies without prior notice to you or a vote of our stockholders.

Custodian Bank

        We have engaged J.P. Morgan Chase & Co. to serve as our custodian bank. J.P. Morgan Chase & Co. is entitled to fees for its services.

Competition

        When we invest in mortgage related securities and other investment assets, we compete with a variety of institutional investors, including other REITs, insurance companies, mutual funds, pension funds, investment banking firms, banks and other financial institutions that invest in the same types of assets. Many of these investors have greater financial resources and access to lower costs of capital than we do. The existence of these competitive entities, as well as the possibility of additional entities forming in the future, may increase the competition for the acquisition of mortgage related securities, resulting in higher prices and lower yields on assets.

Website Access to our Periodic SEC Reports

        The Internet address of our corporate website is www.biminireit.com. We intend to make our periodic SEC reports (on Forms 10-K and 10-Q) and current reports (on Form 8-K), as well as the beneficial ownership reports filed by our directors, officers and 10% stockholders (on Forms 3, 4 and 5) available free of charge through our website as soon as reasonably practicable after they are filed electronically with the SEC. We may from time to time provide important disclosures to investors by posting them in the investor relations section of our website, as allowed by SEC rules. The information on our website is not a part of this prospectus.

        Materials we file with the SEC may be read and copied at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Information on the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet website at www.sec.gov that will contain our reports, proxy and information statements, and other information regarding our company that we will file electronically with the SEC.

Employees

        As of June 30, 2004, we had six full-time employees. We plan to hire our seventh full-time employee in September 2004.

Facilities

        Our principal offices are located at 3305 Flamingo Drive, Suite 100, Vero Beach, Florida 32963.

Legal Proceedings

        We are not a party to any legal proceedings.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

        We believe the primary risk inherent in our investments is the effect of movements in interest rates. This arises because the changes in interest rates on our borrowings will not be perfectly coordinated with the effects of interest rate changes on the income from, or value of, our investments. We therefore follow an interest rate risk management program designed to offset the potential adverse effects resulting from the rate adjustment limitations on our mortgage related securities. We seek to minimize differences between the interest rate indices and interest rate adjustment periods of our adjustable-rate mortgage-backed securities and those of our related borrowings.

        Our interest rate risk management program encompasses a number of procedures, including the following:

  •
  monitoring and adjusting, if necessary, the interest rate sensitivity of our mortgage related securities compared with the interest rate sensitivities of our borrowings;

  •
  attempting to structure our repurchase agreements that fund our purchases of adjustable-rate mortgage-backed securities to have a range of different maturities and interest rate adjustment periods. We attempt to structure these repurchase agreements to match the reset dates on our adjustable-rate mortgage-backed securities. At June 30, 2004, the weighted average months to reset of our adjustable-rate mortgage-backed securities was 4.6 months and the weighted average reset on the corresponding repurchase agreements was 3.8 months; and

  •
  actively managing, on an aggregate basis, the interest rate indices and interest rate adjustment periods of our mortgage related securities compared to the interest rate indices and adjustment periods of our borrowings. Our liabilities under our repurchase agreements are all LIBOR-based, and we select our adjustable-rate mortgage-backed securities to favor LIBOR indexes. As of June 30, 2004, over 79% of our adjustable-rate mortgage-backed securities were LIBOR-based.

        As a result, we expect to be able to adjust the average maturities and reset periods of our borrowings on an ongoing basis by changing the mix of maturities and interest rate adjustment periods as borrowings mature or are renewed. Through the use of these procedures, we attempt to reduce the risk of differences between interest rate adjustment periods of our adjustable-rate mortgage-backed securities and those of our related borrowings.

        Because we attempt to match our assets and liabilities from an interest rate perspective and hold our assets to maturity, we expect to have limited exposure to changes in interest rates. However, we will be exposed to changes in interest rates either (i) upon refinancing borrowings that expire before the related assets are repaid or (ii) upon reinvesting (and refinancing) proceeds following the maturity of current investments, if interest rates were to rise substantially.

        As a further means of protecting our portfolio against the effects of major interest rate changes we may employ a limited hedging strategy under which we purchase interest rate cap contracts (under which we would generally be entitled to payment if interest rate indices exceed the agreed rates) or rate lock or other guaranteed financing contracts (under which we would pay a fee to guarantee certain lines of borrowing at certain rates or for certain periods of time). Under these contracts we would generally only be at risk for the fees paid. These contracts are intended to protect us from significant increases in interest rates.

Interest Rate Risk

        We are subject to interest rate risk in connection with our investments in mortgage related securities and our related debt obligations, which are generally repurchase agreements of limited duration that are periodically refinanced at current market rates.

  Effect on Net Interest Income

        We fund our investments in long-term fixed-rate and hybrid adjustable-rate mortgage-backed securities with short-term borrowings under repurchase agreements. During periods of rising interest rates, the borrowing costs associated with those fixed-rate and hybrid adjustable-rate mortgage-backed securities tend to increase while the income earned on such fixed-rate mortgage-backed securities and hybrid adjustable-rate mortgage-backed securities (during the fixed-rate component of such securities) may remain substantially unchanged. This results in a narrowing of the net interest spread between the related assets and borrowings and may even result in losses. We may enter into interest rate cap contracts or forward funding agreements seeking to mitigate the negative impact of a rising interest rate environment. Hedging techniques will be based, in part, on assumed levels of prepayments of our fixed-rate and hybrid adjustable-rate mortgage-backed securities. If prepayments are slower or faster than assumed, the life of the mortgage related securities will be longer or shorter, which would reduce the effectiveness of any hedging techniques we may utilize and may result in losses on such transactions. Hedging techniques involving the use of derivative securities are highly complex and may produce volatile returns. Our hedging activity will also be limited by the asset and sources-of-income requirements applicable to us as a REIT.

  Extension Risk

        We invest in fixed-rate and hybrid adjustable-rate mortgage-backed securities. Hybrid adjustable-rate mortgage-backed securities have interest rates that are fixed for the first few years of the loan—typically three, five, seven or 10 years—and thereafter their interest rates reset periodically on the same basis as adjustable-rate mortgage-backed securities. As of June 30, 2004, approximately 6.5% of our investment portfolio was comprised of hybrid adjustable-rate mortgage-backed securities. We compute the projected weighted average life of our fixed-rate and hybrid adjustable-rate mortgage-backed securities based on the market's assumptions regarding the rate at which the borrowers will prepay the underlying mortgages. In general, when a fixed-rate or hybrid adjustable-rate mortgage-backed security is acquired with borrowings, we may, but are not required to, enter into interest rate cap contracts or forward funding agreements that effectively cap or fix our borrowing costs for a period close to the anticipated average life of the fixed-rate portion of the related mortgage-backed security. This strategy is designed to protect us from rising interest rates because the borrowing costs are fixed for the duration of the fixed-rate portion of the related mortgage-backed security. However, if prepayment rates decrease in a rising interest rate environment, the life of the fixed-rate portion of the related mortgage-backed security could extend beyond the term of the swap agreement or other hedging instrument. This situation could negatively impact us as borrowing costs would no longer be fixed after the end of the hedging instrument, while the income earned on the fixed-rate or hybrid adjustable-rate mortgage-backed security would remain fixed. This situation may also cause the market value of our fixed-rate and hybrid adjustable-rate mortgage-backed securities to decline with little or no offsetting gain from the related hedging transactions. In extreme situations, we may be forced to sell assets and incur losses to maintain adequate liquidity.

  Adjustable-Rate and Hybrid Adjustable-Rate Mortgage-Backed Security Interest Rate Cap Risk

        We also invest in adjustable-rate and hybrid adjustable-rate mortgage-backed securities, which are based on mortgages that are typically subject to periodic and lifetime interest rate caps and floors, which limit the amount by which an adjustable-rate or hybrid adjustable-rate mortgage-backed security's interest yield may change during any given period. However, our borrowing costs pursuant to our repurchase agreements will not be subject to similar restrictions. Hence, in a period of increasing interest rates, interest rate costs on our borrowings could increase without limitation by caps, while the interest-rate yields on our adjustable-rate and hybrid adjustable-rate mortgage-backed securities would effectively be limited by caps. This problem will be magnified to the extent we acquire adjustable-rate and hybrid adjustable-rate mortgage-backed securities that are not based on mortgages which are fully-indexed. Further, the underlying mortgages may be subject to periodic payment caps that result in some portion of the interest being deferred and added to the principal outstanding. This could result in our receipt of less cash income on our adjustable-rate and hybrid adjustable-rate mortgage-backed securities than we need in order to pay the interest cost on our related borrowings. These factors could lower our net interest income or cause a net loss during periods of rising interest rates, which would negatively impact our financial condition, cash flows and results of operations.

  Interest Rate Mismatch Risk

        We intend to fund a substantial portion of our acquisitions of adjustable-rate and hybrid adjustable-rate mortgage-backed securities with borrowings that have interest rates based on indices and repricing terms similar to, but of somewhat shorter maturities than, the interest rate indices and repricing terms of the mortgage related securities we are financing. Thus, we anticipate that in most cases the interest rate indices and repricing terms of our mortgage related securities and our funding sources will not be identical, thereby creating an interest rate mismatch between assets and liabilities. Therefore, our cost of funds would likely rise or fall more quickly than would our earnings rate on assets. During periods of changing interest rates, such interest rate mismatches could negatively impact our financial condition, cash flows and results of operations.

  Prepayment Risk

        Prepayment rates for existing mortgage related securities generally increase when prevailing interest rates fall below the market rate existing when the underlying mortgages were originated. In addition, prepayment rates on adjustable-rate and hybrid adjustable-rate mortgage-backed securities generally increase when the difference between long-term and short-term interest rates declines or becomes negative. Prepayments of mortgage related securities could harm our results of operations in several ways. Some adjustable-rate mortgages underlying our adjustable-rate mortgage-backed securities may bear initial "teaser" interest rates that are lower than their "fully-indexed" rates, which refers to the applicable index rates plus a margin. In the event that such an adjustable-rate mortgage is prepaid prior to or soon after the time of adjustment to a fully-indexed rate, the holder of the related mortgage-backed security would have held such security while it was less profitable and lost the opportunity to receive interest at the fully-indexed rate over the expected life of the adjustable-rate mortgage-backed security. We currently own mortgage related securities that were purchased at a premium. The prepayment of such mortgage related securities at a rate faster than anticipated would result in a write-off of any remaining capitalized premium amount and a consequent reduction of our net interest income by such amount. Finally, in the event that we are unable to acquire new mortgage related securities to replace the prepaid mortgage related securities, our financial condition, cash flow and results of operations could be harmed.

  Effect on Fair Value

        Another component of interest rate risk is the effect changes in interest rates will have on the market value of our assets. We face the risk that the market value of our assets will increase or decrease at different rates than that of our liabilities, including our hedging instruments.

        We primarily assess our interest rate risk by estimating the duration of our assets and the duration of our liabilities. Duration essentially measures the market price volatility of financial instruments as interest rates change. We generally calculate duration using various financial models and empirical data, and different models and methodologies can produce different duration numbers for the same securities.

        The following sensitivity analysis table shows the estimated impact on the fair value of our interest rate-sensitive investments at June 30, 2004, assuming rates instantaneously fall 100 basis points, rise 100 basis points and rise 200 basis points:

	Interest Rates Fall 100 Basis Points	Interest Rates Rise 100 Basis Points	Interest Rates Rise 200 Basis Points
Fixed-Rate Mortgage-Backed Securities (Fair Value $570,143,114)
Change in fair value	$2,622,658	$(21,551,410)	$(45,286,468)
Change as a percent of fair value	0.46%	-3.78%	-7.94%
CMO Floaters
(Fair Value $512,969,280)
Change in fair value	$1,400,406	$(1,154,181)	$(1,785,133)
Change as a percent of fair value	0.27%	-0.23%	-0.35%
Adjustable-Rate Mortgage-Backed Securities
(Fair Value $270,013,526)
Change in fair value	$(901,845)	$(1,204,260)	$(3,016,051)
Change as a percent of fair value	-0.33%	-0.45%	-1.12%
Hybrid Adjustable-Rate Mortgage-Backed Securities (Fair Value $98,156,775)
Change in fair value	$1,695,168	$(673,355)	$(3,156,722)
Change as a percent of fair value	1.73%	-0.69%	-3.22%
Balloon Maturity Mortgage-Backed Securities
(Fair Value $57,138,574)
Change in fair value	$1,725,585	$(873,077)	$(2,325,540)
Change as a percent of fair value	3.02%	-1.53%	-4.07%
Cash
(Fair Value $88,900,247)
Portfolio Total
(Fair Value $1,597,321,517)
Change in fair value	$6,541,972	$(25,456,283)	$(55,569,914)
Change as a percent of fair value	0.41%	-1.59%	-3.48%

        It is important to note that the impact of changing interest rates on fair value can change significantly when interest rates change beyond 100 basis points from current levels. Therefore, the volatility in the fair value of our assets could increase significantly when interest rates change beyond 100 basis points. In addition, other factors impact the fair value of our interest rate-sensitive investments and hedging instruments, such as the shape of the yield curve, market expectations as to future interest rate changes and other market conditions. Accordingly, in the event of changes in actual interest rates, the change in the fair value of our assets would likely differ from that shown above, and such difference might be material and adverse to our stockholders.

        Our liabilities, consisting primarily of repurchase agreements, are also affected by changes in interest rates. As rates rise, the value of the underlying asset, or the collateral, declines. In certain circumstances, we could be required to post additional collateral in order to maintain the repurchase agreement position. We maintain a substantial cash position, as well as unpledged assets, to cover these types of situations. As an example, if interest rates increased 200 basis points, as shown on the prior table, our collateral as of June 30, 2004 would decline in value by approximately $55.6 million. Our cash and unpledged assets are currently sufficient to cover such shortfall. There can be no assurance, however, that we will always have sufficient cash or unpledged assets to cover shortfalls in all situations.

MANAGEMENT OF THE COMPANY

Our Executive Officers and Directors

        The following table sets forth certain information regarding our executive officers and directors:

Name	Age	Position
Jeffrey J. Zimmer	47	Chairman of the Board, Chief Executive Officer and President
Robert E. Cauley, CFA	45	Chief Financial Officer, Chief Investment Officer, Secretary and Director
Kevin L. Bespolka	42	Independent Director(1)(2)(3)
Maureen A. Hendricks	53	Independent Director(1)(3)
W. Christopher Mortenson	57	Independent Director
Buford H. Ortale	43	Independent Director(1)(2)

(1)
Member of Audit Committee.

(2)
Member of Governance and Nominating Committee.

(3)
Member of Compensation Committee.

        Jeffrey J. Zimmer is our Chairman, Chief Executive Officer, President and one of our founders. He was most recently a Managing Director in the Mortgage-Backed and Asset Backed Department at RBS/Greenwich Capital Markets. From 1990 through 2003, he held various positions in the mortgage-backed department at Greenwich Capital. While there, Mr. Zimmer worked closely with some of the nation's largest mortgage banks, hedge funds, and investment management firms on various mortgage-backed securities investments. He has sold and researched almost every type of mortgage-backed security in his 20 years in the mortgage business. He has negotiated terms on and participated in the completion of dozens of new underwritten public and privately placed mortgage-backed deals for customers of Greenwich Capital. Mr. Zimmer was employed at Drexel Burnham Lambert in the institutional mortgage-backed sales area from 1984 until 1990. He received his MBA in finance from Babson College in 1983 and a BA in economics and speech communication from Denison University in 1980.

        Robert E. Cauley is our Chief Investment Officer, Chief Financial Officer, Secretary and one of our founders. He was most recently Vice President, Portfolio Manager at Federated Investment Management Company in Pittsburgh, Pennsylvania where from 1996 until September 2003 he was also a lead portfolio manager, co-manager, or assistant portfolio manager of $4.25 billion (base capital, unlevered amount) in mortgage and asset backed securities funds. From 1994 to 1996, he was an associate at Lehman Brothers in the asset-backed structuring group. From 1992 to 1994 he was a credit analyst in the highly levered firms group and the aerospace group at Barclay's Bank. Mr. Cauley has invested in, researched, or structured almost every type of mortgage-backed security. Mr. Cauley, who is a CFA and a CPA, received his MBA in finance and economics from Carnegie Mellon University and his BA in accounting from California State University, Fullerton. Mr. Cauley served in the United States Marine Corps for four years.

        Kevin L. Bespolka worked at Merrill Lynch from 1991 to 1999, first as the global head of non-dollar bond option trading and European fixed income proprietary trading, then as global head of foreign exchange options and proprietary trading and finally as the global co-head of debt proprietary trading. Before joining Merrill Lynch, he worked in the Debt Capital Markets Group at Morgan Stanley, structuring public and private placements of non-standard debt securities. He is currently the Chief Financial Officer of Kidsnet, a company that provides safe internet access for children that he co-founded in 2000. Mr. Bespolka graduated magna cum laude from Swarthmore College in 1984.

        Maureen A. Hendricks was most recently a Senior Advisory Director at Salomon Smith Barney from 2001 until January 2003. She was previously the Head of Global Energy and Power at Salomon Smith Barney prior to her retirement in 2001. She was also formerly the Head of Global Capital Markets, Head of Corporate Fixed Income—Americas, Head of European Equities, Co-Head of Global Equity Derivatives, and Head of Structured Finance for JP Morgan Securities. She graduated magna cum laude from Smith College. She is chairman of the Management Development Compensation Committee, former chairman of the Audit Committee and a member of the board of directors of Millipore Corporation.

        W. Christopher Mortenson is currently a Managing Director with Integrated Corporate Relations, a strategic investor relations firm. He worked at Deutsche Bank Alex. Brown from January 1986 to June 2002, first as the head of Software/Services Equity Research, then as a Managing Director and the firm's Global Software and Services Strategist. From 1980 to 1985 Mr. Mortenson was a senior analyst at Brean Murray Securities. From 1978 to 1980 he was the CFO of Master Design Corp., and he was a principal at Arthur Young & Company from 1970 to 1978. He has served on the boards of IQ Financial Services and Presence OnLine Pty. Mr. Mortenson graduated cum laude from Harvard College in 1968 and received his MBA from Stanford University in 1970.

        Buford H. Ortale founded and was ultimately a managing director of the high yield bond group of NationsBanc Capital Markets from 1993 to 1996. Before that, he was at Merrill Lynch in the Merchant Banking Group. Mr. Ortale has been involved in numerous private equity investments, including start-ups in which he was an original shareholder. His pre-IPO investments include iPayment, Dr. Pepper/Seven Up, Ztel, Ptek, Texas Capital Bancshares, and Healthstream. He has also served on the boards of several companies including Ztel, Ptek, and Phyve Corporation. He is currently President of Sewanee Ventures, a private equity and investment banking firm that he founded in 1996. Mr. Ortale received an MBA from Vanderbilt University.

Other Officers

        George H. Haas IV joined our company in April 2004 as Vice President and head of Mortgage Research. Mr. Haas worked at National City Mortgage Company from June 2002 to April 2004, most recently as Vice President of Risk Analytics in the Servicing Asset Risk Management Department. While there, Mr. Haas specialized in researching the impact of mortgage prepayments on a $155 billion mortgage servicing portfolio. He has presented his research at conferences to other fixed income and mortgage banking professionals. Mr. Haas worked at Homeside Lending Inc. from December 2001 to May 2002, where he was a member of the Capital Markets Finance Group, specializing in mortgage servicing rights, hedging and market risk oversight. Prior to December 2001, Mr. Haas attended Oklahoma State University, where he received his MS in Economics, with an econometric and statistical analysis emphasis, and his BS in Business Economics.

Board Composition

        Our board of directors currently consists of six members. Directors will be elected for a term of three years and hold office until their successors are elected and qualified. Our bylaws provide that except in the case of a vacancy, the majority of the members of our board of directors and of any committee of our board of directors must at all times after the issuance of the shares of our Class A Common Stock in this offering be independent directors. The term "independent directors" refers to those directors who meet the independence requirements under the rules and regulations of the New York Stock Exchange, as in effect from time to time. A vacancy on our board of directors resulting from the removal of a director may be filled by a vote of our directors, subject, however, to the right of our stockholders to elect a successor to fill any such vacancy resulting from the removal of a director by our stockholders. Except in the case of a removal of a director by our stockholders, vacancies occurring on our board of directors among the independent directors will be filled by the vote of a majority of the remaining directors, including the independent directors. A vacancy on our board resulting from an increase in the number of directors will be filled by the vote of a majority of the entire board of directors.

        Our charter provides for three classes of directors with staggered terms of three years, with one class elected every year. Mr. Bespolka and Mr. Mortenson are Class I directors and will hold office until 2007. Mr. Cauley and Mr. Ortale are Class II directors and will hold office until 2005. Mr. Zimmer and Ms. Hendricks are Class III directors and will hold office until 2006.

        Our charter provides for the indemnification of our directors and officers to the fullest extent permitted by Maryland law. Our other employees and agents may be indemnified to such extent as shall be authorized by our board of directors or our bylaws. See "Certain Provisions of Maryland Law and of Our Charter and Bylaws—Limitation of Liability and Indemnification."

Board Committees

        We have established an audit committee, a compensation committee and a governance and nominating committee of our board of directors. Other committees may be established by our board of directors from time to time.

  Audit Committee

        The audit committee of our board of directors recommends the appointment of our independent auditors, reviews our internal accounting procedures and financial statements and consults with and reviews the services provided by our internal and independent auditors, including the results and scope of their audit. The audit committee currently consists of Ms. Hendricks (Chairperson and Audit Committee Financial Expert), Mr. Bespolka and Mr. Ortale. We believe that a majority of the members of the audit committee satisfy the audit committee membership independence requirements of the SEC and the independence and other standards of the New York Stock Exchange.

  Compensation Committee

        The compensation committee of our board of directors reviews and recommends to the board the compensation and benefits of all of our executive officers, administers our stock option plans and establishes and reviews general policies relating to compensation and benefits of our employees. The compensation committee currently consists of Mr. Bespolka (Chairperson) and Ms. Hendricks.

  Governance and Nominating Committee

        The corporate governance and nominating committee of our board of directors identifies individuals qualified to become members of our board of directors, selects, or recommends that our board of directors select, the director nominees for each annual meeting of our stockholders and develops our corporate governance principles. The corporate governance and nominating committee currently consists of Mr. Ortale (Chairperson) and Mr. Bespolka.

  Compensation of Directors

        Our independent directors each receive annual compensation of $45,000. Additionally, each independent director receives $1,000 for each board meeting attended as well as reimbursement for travel and hotel expenses associated with attending such board and committee meetings. The chairperson of each of the compensation committee and the governance and nominating committee is entitled to an additional annual fee of $3,000. The chairperson of the audit committee is entitled to an additional annual fee of $6,000. A minimum of one-half of the compensation payable to our independent directors is in the form of our Class A Common Stock and each of our independent directors has the right to elect to receive all or a portion of the balance of such compensation in the form of Class A Common Stock. The grants of stock will be under our stock incentive plan, and will be subject in all respects to the terms thereof. See "—Stock Incentive Plan." As of June 30, 2004, all four of our independent directors had elected to receive 100% of their compensation in shares of Class A Common Stock. Directors employed directly by us will not be separately compensated for their service as directors.

Corporate Governance

  Lead Independent Director

        On the recommendation of the governance and nominating committee, our independent directors meet in regularly scheduled executive sessions without management. Our board of directors has established the position of lead independent director and our independent directors have elected Maureen A. Hendricks to serve in that position. In her role as lead independent director, Mrs. Hendricks' responsibilities include:

  •
  scheduling and chairing meetings of the independent directors and setting their agendas;

  •
  facilitating communications between the independent directors and management; and

  •
  acting as a point of contact for persons who wish to communicate with the independent directors.

  Code of Business Conduct and Ethics

        Our board of directors has established a code of business conduct and ethics, which is available on our corporate website. Among other matters, the code of business conduct and ethics is designed to deter wrongdoing and to promote:

  •
  honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

  •
  full, fair, accurate, timely and understandable disclosure in our SEC reports and other public communications;

  •
  compliance with applicable governmental laws, rules and regulations;

  •
  prompt internal reporting of violations of the code to appropriate persons identified in the code; and

  •
  accountability for adherence to the code.

        Waivers to the code of business conduct and ethics may be granted only by the governance and nominating committee of the board. In the event that the committee grants any waivers of the elements listed above to any of our officers, we expect to announce the waiver within five business days on the corporate governance section of our corporate website at www.biminireit.com. The information on that website is not a part of this prospectus.

  Public Availability of Corporate Governance Documents

        Our key corporate governance documents, including our code of business conduct and the charters of our audit committee, compensation committee and governance and nominating committee are:

  •
  available on our corporate website; and

  •
  available in print to any stockholder who requests them from our corporate secretary.

Compensation of Executive Officers

        The following table summarizes the compensation we awarded or paid to our Chairman, Chief Executive Officer and President and to our Chief Investment Officer, Chief Financial Officer and Secretary in 2003. We refer to the persons identified in the following table as our named executive officers.

Summary Compensation Table

	Annual Compensation					Long-Term Compensation
Name and Position	Year	Salary		Bonus	Other	Stock Awards	Option Awards	Dividend Equivalent Rights	All Other Compensation
Jeffrey J. Zimmer, Chairman of the Board, Chief Executive Officer and President	2003	$150,000	(1)	—	—	—	—	—	—
Robert E. Cauley, Chief Investment Officer, Chief Financial Officer and Secretary	2003	$150,000	(1)	—	—	—	—	—	—

(1)
Represents annual salary. Actual salary from commencement of operations to year end was $4,583.

Executive Employment Agreements

        We entered into employment agreements with Mr. Zimmer and Mr. Cauley in 2003, which were amended and restated in 2004. The employment agreements provide for Mr. Zimmer to serve as our President and Chief Executive Officer and Mr. Cauley to serve as our Chief Investment Officer and Chief Financial Officer. These employment agreements require Messrs. Zimmer and Cauley to devote substantially full-time attention and time to our affairs, but also permit them to devote time to their outside business interests. The employment agreements terminate in April 2007; provided, however, that the term shall automatically be extended for one-year periods unless, not later than six months prior to the termination of the existing term, either party provides written notice to the other party of its intent not to further extend the term. The employment agreements provide for an initial annual base salary of $150,000 to each of Messrs. Zimmer and Cauley. Upon the effectiveness of the registration statement of which this prospectus is a part, Mr. Zimmer's annual base salary will increase to $400,000, and Mr. Cauley's annual base salary will increase to $267,500. Additionally, the employment agreements provide for Mr. Zimmer to receive a $250,000 cash bonus and for Mr. Cauley to receive a $125,000 cash bonus at the time of the effectiveness of a resale shelf registration statement on Form S-11 covering the resale of the Class A Common Stock sold in our recent private placement. Messrs. Zimmer and Cauley will be entitled to additional bonuses at the discretion of the compensation committee, which shall consider, among other things, whether completion of a capital raising event should result in the payment of a bonus. In addition, subject to approval by the compensation committee, Messrs. Zimmer and Cauley may participate in our employee benefit plans, including, but not limited to, the 2003 stock incentive plan. Messrs. Zimmer and Cauley are covered by medical, vision and dental insurance at our expense.

        Each employment agreement also provides that, at our expense, the executive officer or his estate will be entitled to life insurance in an amount of at least $2,500,000 for Mr. Zimmer and $2,000,000 for Mr. Cauley and long-term disability insurance benefits, and to receive continued coverage under our group health plans for a period of three years in the event of his death or disability.

        Upon the termination of an executive officer's employment either by us for "cause" or by the executive officer without "good reason" during the term of his employment agreement, such executive officer will be entitled to receive his base salary and bonus accrued through the date of termination of the executive officer's employment. All unvested equity awards will be terminated.

        Upon the termination of an executive officer's employment either by us without "cause" or by the executive officer for "good reason" or by the executive officer for any reason within three months after a "change of control", the executive officer will be entitled under his employment agreement to the following severance payments and benefits, subject to his execution and non-revocation of a general release of claims:

  •
  lump-sum cash payment equal to 300% of the sum of his then-current annual base salary plus average bonus over the prior three years;

  •
  his prorated annual bonus for the year in which the termination occurs;

  •
  all stock options held by the executive officer will become fully exercisable and will continue to be exercisable for their full terms and all restricted stock held by such executive officer will become fully vested;

  •
  health benefits for three years following the executive officer's termination of employment at no cost to the executive officer, subject to reduction to the extent that the executive officer receives comparable benefits from a subsequent employer; and

  •
  outplacement services at our expense.

        "Cause" under the employment agreements generally includes (i) conviction of felony or certain other crimes, (ii) willful misconduct, willful or gross neglect, fraud, misappropriation or embezzlement, (iii) repeated failure to adhere to certain directions, policies and practices or to devote required time and efforts to us, (iv) certain willful and continued failures to perform properly assigned duties, (v) material breach of certain restrictive covenants, or (vi) certain other breaches of the employment agreement. "Good reason" under the employment agreements generally includes (i) the material reduction of authority, duties and responsibilities, the failure to continue as a member of our board (or as chairman of the board, as applicable), or the assignment of duties materially inconsistent with the executive's positions, (ii) a reduction in salary, (iii) the relocation of the executive's office to more than 25 miles from Vero Beach, Florida, (iv) our failure to pay certain compensation, or (v) our material and willful breach of the employment agreement. Conditions otherwise constituting cause or good reason may be subject to specified opportunities to cure. "Change of control" under the employment agreements generally includes (i) certain acquisitions of 30% or more of the voting power or our capital stock by a person or group, (ii) certain consolidations or mergers where our stockholders do not immediately thereafter own at least 50% of the voting power of the resulting company, (iii) certain sales or other transfers of substantially all of our assets to a third party or the approval by our stockholders of a plan of our liquidation or dissolution, and (iv) certain significant changes in the composition of our board of directors.

        Under the employment agreements, we have agreed to make an additional tax gross-up payment to the executive officer if any amounts paid or payable to the executive officer would be subject to the excise tax imposed on certain so-called "excess parachute payments" under Section 4999 of the Internal Revenue Code. However, if a reduction in the payments and benefits of 10% or less would avoid the excise tax, then the payments and benefits will be reduced by such amount, and we will not be required to make the gross-up payment.

        Each employment agreement also contains confidentiality provisions that apply indefinitely and non-compete provisions that include covenants not to: (i) conduct, directly or indirectly, any business involving mortgage REITs without the consent of our board of directors, whether such business is conducted by him individually or as principal, partner, officer, director, consultant, employee, stockholder or manager of any person, partnership, corporation, limited liability company or any other entity; or (ii) own interests in any entity that is competitive, directly or indirectly, with any business carried on by us or our successors, subsidiaries and affiliates.

        Each of Messrs. Zimmer and Cauley is bound by his non-competition covenant for so long as he is an officer of the company and for a one-year period thereafter, unless his employment is terminated by us without "cause" or by him with "good reason" (in each case, as defined in his employment agreement) or by him for any reason after a "change in control" (as defined in his employment agreement) of our company, in which case his covenant not to compete will lapse on the date of his termination. A copy of each employment agreement is filed as an exhibit to the registration statement of which this prospectus is a part.

2003 Long Term Incentive Compensation Plan

        We have adopted a 2003 Long Term Incentive Compensation Plan. The purpose of the 2003 Long Term Incentive Compensation Plan is to provide us with the flexibility to use stock options and other awards as part of an overall compensation package to provide performance-based compensation to attract and retain qualified personnel. We believe that awards under the 2003 Long Term Incentive Compensation Plan may serve to broaden the equity participation of key employees and further link the long-term interests of management and stockholders. We have awarded 313,600 phantom shares to Messrs. Zimmer, Cauley and Haas under this plan.

  Administration

        The 2003 Long Term Incentive Compensation Plan will be administered by the compensation committee appointed by our board of directors. From and after the time of our public offering, the plan will be administered by a compensation committee consisting of two or more non-employee directors, each of whom is intended to be, to the extent required by Rule 16b-3 under the Securities Exchange Act of 1934 and Section 162(m) of the Internal Revenue Code, a non-employee director under Rule 16b-3 and an outside director under Section 162(m), or if no committee exists, the board of directors. References below to the committee include a reference to the board for those periods in which the board is acting.

        The compensation committee has the full authority to administer and interpret the 2003 Long Term Incentive Compensation Plan, to authorize the granting of awards, to determine the eligibility of an employee, director or consultant to receive an award, to determine the number of shares of Class A Common Stock to be covered by each award (subject to the individual participant limitations provided in the 2003 Long Term Incentive Compensation Plan), to determine the terms, provisions and conditions of each award (which may not be inconsistent with the terms of the 2003 Long Term Incentive Compensation Plan), to prescribe the form of instruments evidencing awards and to take any other actions and make all other determinations that it deems necessary or appropriate in connection with the 2003 Long Term Incentive Compensation Plan or the administration or interpretation thereof. In the case of grants to directors, the grants shall, unless otherwise provided by the board of directors, be made and administered by the board of directors rather than the compensation committee. In connection with this authority, the compensation committee may establish performance goals that must be met in order for awards to be granted or to vest, or for the restrictions on any such awards to lapse. The plan also provides for the possibility of a right of first refusal and certain repurchase rights.

  Eligibility and Types of Awards

        Key employees, directors and consultants are eligible to be granted stock options, restricted stock, phantom shares, dividend equivalent rights and other stock-based awards under the 2003 Long Term Incentive Compensation Plan.

  Available Shares

        Subject to adjustment upon certain corporate transactions or events, a maximum of 4,000,000 shares of our Class A Common Stock (but not more than 10% of the Class A Common Stock outstanding on the date of grant) may be subject to stock options, shares of restricted stock, phantom shares and dividend equivalent rights under the 2003 Long Term Incentive Compensation Plan. In addition, subject to adjustment upon certain corporate transactions or events, a participant may not receive options for more than 2,000,000 shares of our Class A Common Stock over the life of the 2003 Long Term Incentive Compensation Plan. Any Class A Common Stock withheld or surrendered by plan participants in connection with the payment of an option exercise price or in connection with tax withholding will not count towards the share limitation and will be available for issuance under the 2003 Long Term Incentive Compensation Plan. If an option or other award granted under the 2003 Long Term Incentive Compensation Plan expires or terminates, the shares subject to any portion of the award that expires or terminates without having been exercised or paid, as the case may be, will again become available for the issuance of additional awards. Unless previously terminated by our board of directors, no new award may be granted under the 2003 Long Term Incentive Compensation Plan after the tenth anniversary of the date that such plan was initially approved by our board of directors. Also, no award may be granted under our 2003 Long Term Incentive Compensation Plan to any person who, assuming exercise of all options and payment of all awards held by such person would own or be deemed to own more than 9.8% of the outstanding shares of our common stock.

  Awards Under the Plan

        Stock Options.    The terms of specific options, including whether options shall constitute "incentive stock options" for purposes of Section 422(b) of the Internal Revenue Code, shall be determined by the compensation committee. The exercise price of an option shall be determined by the compensation committee and reflected in the applicable award agreement. The exercise price with respect to incentive stock options may not be lower than 100% (110% in the case of an incentive stock option granted to a 10% stockholder, if permitted under the plan) of the fair market value of our Class A Common Stock on the date of grant. Each option will be exercisable after the period or periods specified in the award agreement, which will generally not exceed ten years from the date of grant (or five years in the case of an incentive stock option granted to a 10% stockholder, if permitted under the plan). Options will be exercisable at such times and subject to such terms as determined by the compensation committee. Unless otherwise determined by the compensation committee at the time of grant, such stock options shall vest ratably over a five-year period beginning on the date of grant.

        Restricted Stock.    Restricted stock will be subject to restrictions (including, without limitation, any limitation on the right to vote a share of restricted stock or the right to receive any dividend or other right or property) as the compensation committee shall determine. Unless otherwise determined by the compensation committee at the time of grant, restricted stock awards shall vest over a three-year period. Unless otherwise determined by the compensation committee, provided the participant remains in our service, each award will vest in three equal annual installments and 50% of each award is subject to achieving pre-determined financial hurdles in each of those three years. Except as otherwise determined by the compensation committee, upon a termination of employment or other service for cause or by the grantee for any reason during the applicable restriction period, all shares of restricted stock still subject to restrictions shall be forfeited to us.

        Phantom Shares.    Phantom shares will vest as provided in the agreements governing the applicable awards. A phantom share represents a right to receive the fair market value of a share of our Class A Common Stock, or, if provided by the compensation committee, the right to receive the fair market value of a share of our Class A Common Stock in excess of a base value established by the committee at the time of grant. Phantom shares are generally settled by transfer of shares of our Class A Common Stock; however, the compensation committee may determine at the time of grant that phantom shares are settled (i) in cash at the applicable fair market value, (ii) in cash or by transfer of shares at the election of the participant or (iii) in cash or by transfer of shares at our election. The committee may, in its discretion and under certain circumstances, permit a participant to receive as settlement of the phantom shares installments over a period not to exceed ten years. In addition, the compensation committee may establish a program under which distributions with respect to phantom shares may be deferred for additional periods as set forth in the preceding sentence. We have awarded 313,600 phantom shares under this plan, consisting of 186,500 shares to Mr. Zimmer, 124,350 shares to Mr. Cauley and 2,750 to Mr. Haas, which vest over time through November 15, 2007. Distributions in respect of phantom shares generally may be deferred at the election of the grantee.

        Dividend Equivalents.    A dividend equivalent is a right to receive (or have credited) the equivalent value (in cash or shares of common stock) of dividends declared on shares of common stock otherwise subject to an award. The compensation committee may provide that amounts payable with respect to dividend equivalents shall be converted into cash or additional shares of Class A Common Stock. The compensation committee will establish all other limitations and conditions of awards of dividend equivalents as it deems appropriate.

        Other Stock-Based Awards.    The 2003 Long Term Incentive Compensation Plan authorizes the granting of other awards based upon the Class A Common Stock (including the grant of securities convertible into Class A Common Stock and stock appreciation rights), and subject to terms and conditions established at the time of grant.

  Change in Control

        Upon a change in control of us (as defined in the 2003 Long Term Incentive Compensation Plan), the compensation committee may make such adjustments as it, in its discretion, determines are necessary or appropriate in light of the change in control, but only if the compensation committee determines that the adjustments do not have an adverse economic impact on the participants (as determined at the time of the adjustments).

  Amendment and Termination

        Our board of directors may amend the 2003 Long Term Incentive Compensation Plan as it deems advisable, except that it may not amend the 2003 Long Term Incentive Compensation Plan in any way that would adversely affect a participant with respect to an award previously granted unless the amendment is required in order to comply with applicable laws. In addition, our board of directors may not amend the 2003 Long Term Incentive Compensation Plan without shareholder approval if the amendment would cause the 2003 Long Term Incentive Compensation Plan to fail to comply with any requirement of applicable law in the absence of shareholder approval or applicable exchange or similar rule.

2004 Performance Bonus Plan

        The compensation committee may grant two types of bonuses: (i) an annual supplemental bonus and (ii) a formula bonus. Unless otherwise provided for by the compensation committee, the formula bonus is only awarded if our funds from operations exceed the product of (i) 25% of (A) the annualized 10-year U.S. Treasury rate for the applicable quarterly period, as determined by the committee, plus (B) 2.25% and (ii) the weighted average book value of our company. To the extent this occurs, a certain percentage of the excess will be allocated among selected key employees as determined by the compensation committee. In addition, the fourth quarterly formula bonus for a year will be adjusted (but not to below zero) by the compensation committee so that the aggregate of the four quarterly formula bonuses for the year reflect performance as determined on a full-year basis. Notwithstanding the foregoing, formula bonuses shall never cause general and administrative expenses to exceed 18 basis points of assets, as determined by the compensation committee. The compensation committee may decide whether to grant an annual supplemental bonus, in addition to the formula bonus, based on the performance of the company as compared with its peer group and other material factors not otherwise taken into account for purposes of the formula bonus. No annual supplemental bonus shall exceed 100% of the key employee's aggregate salary for the year, except that, in the case of any employee with an employment agreement that contemplates bonus payments, as is the case with Messrs. Zimmer and Cauley, the compensation committee may provide, in its discretion, that bonuses in excess of 100% of the key employee's aggregate salary for the year may be paid to such employee. Further, in addition to the formula bonus and the annual supplemental bonus, any capital-raising bonus provided for under an employment agreement shall be payable as contemplated by the applicable employment agreement. The compensation committee may provide for partial bonus payments at target and other levels. The compensation committee may determine that bonuses shall be paid in cash or stock, or a combination thereof. Unless otherwise provided for by the compensation committee, (i) (A) formula bonuses shall, at the election of the employee, be paid in cash, stock (or other equity-based compensation) or any combination thereof, and (B) supplemental annual bonuses shall be paid 60% in cash and 40% in stock (or other equity-based compensation) and may be subject to various additional limitations, (ii) formula bonuses shall be vested as they are earned and the equity portion of the annual supplemental bonus shall vest over three years, (iii) subject to the governing plan and applicable award agreement, dividends and dividend equivalents shall be payable with respect to such stock (or other equity), and (iv) stock (or other stock-based compensation) will vest upon the occurrence of certain changes in control and certain terminations of employment. The compensation committee may provide for programs under which the payment of bonuses may be deferred at the election of the employee. The bonuses under the plan are in addition to the capital-raising bonuses provided for under the employment agreements for the Chief Executive Officer and for the Chief Investment Officer and Chief Financial Officer. See "—Executive Employment Agreements."

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

        During the period from September 24, 2003 (the date of our inception) through December 19, 2003, our start-up activities were funded by our President, CEO and Chairman of our board of directors, Jeffrey J. Zimmer. On December 19, 2003, at the initial closing of our first private placement of Class A Common Stock, we reimbursed Mr. Zimmer $247,980 for these costs, which consisted primarily of property and equipment and operating expenses.

        In October 2003, we sold shares of our common stock to our founders, our initial independent directors and the lead placement agent in our private placements of Class A Common Stock. Kevin L. Bespolka, Maureen A. Hendricks and Buford H. Ortale, our initial independent directors, purchased a total of 7,500 shares of our Class A Common Stock at $.0047 per share. In connection with this purchase, we received $7.50 and a total of $27.50 in the form of services to us. Mr. Zimmer and Robert E. Cauley, our Chief Financial Officer and one of our directors, purchased a total of 319,388 shares of our Class B Common Stock for $1,500.

        In connection with our private placements of Class A Common Stock, Flagstone Securities, LLC purchased a total of 319,388 shares of our Class C Common Stock for $319.39 and a total of $1,180.61 in the form of services to us. Flagstone Securities is the lead underwriter in this offering and was the lead placement agent for our private offerings. No dividends are paid on our Class C Common Stock, and Flagstone Securities, as holder of our Class C Common Stock, is generally not entitled to vote on any matters submitted to a vote of stockholders, including the election of directors. Each share of Class C Common Stock will automatically convert into one share of Class A Common Stock when the stockholders' equity attributable to our Class A Common Stock equals no less than $15 per share following such conversion. Flagstone Securities will therefore not receive dividends or vote on matters submitted to a vote of stockholders (as a result of its ownership of our Class C Common Stock), until the Class C Common Stock is converted into Class A Common Stock. In connection with our private placement offerings, Flagstone received a total of $7.7 million in fees, of which Avondale Partners, one of the placement agents in these offerings, received a total of $1.0 million in fees.

        Flagstone Securities also owns 150,000 shares of our Class A Common Stock, which it purchased for $2,130,000. Although these shares are subject to a lock-up agreement, as the representative of the underwriters in this offering, Flagstone Securities has the authority to release the lock-up restriction on these shares. As a result, Flagstone Securities would have the ability to sell these shares while the offering described in this prospectus is taking place. Flagstone Securities has, however, indicated its intent not to sell these shares within 180 days of the closing of this offering.

        Buford Ortale, one of our directors, was previously a Managing Director in the Investment Banking Group at Avondale Partners, LLC, one of the placement agents for our private placement that we completed in January 2004. Mr. Ortale now has a continuing affiliation with Avondale pursuant to which he receives compensation from investment banking fees earned by Avondale on transactions referred to Avondale by Mr. Ortale. Mr. Ortale was compensated by Avondale for referring our company to Avondale in an amount equal to $360,000.

        As of June 30, 2004, our outside directors have elected to receive 100% of their directors' compensation in shares of our Class A Common Stock. Accordingly, Kevin L. Bespolka, Maureen A. Hendricks, W. Christopher Mortenson and Buford H. Ortale have received total consideration of $70,320 as compensation for their services as directors through the issuance of a total of 4,688 shares of our Class A Common Stock. These issuances occurred on January 15, 2004, on April 15, 2004 and on May 27, 2004. In all issuances, our Class A Common Stock was valued at $15.00 per share.

DESCRIPTION OF CAPITAL STOCK

        The following summary description of our capital stock contains the material terms of our capital stock and is subject to and qualified in its entirety by reference to our charter and our bylaws and any amendments thereto, copies of which are attached as exhibits to the registration statement of which this prospectus forms a part.

General

        Our charter provides that we may issue up to 100,000,000 shares of our common stock, $0.001 par value per share, and up to 10,000,000 shares of preferred stock, $0.001 par value per share. Under Maryland law, stockholders generally are not liable for the corporation's debts or obligations.

Common Stock

  General

        Of the 100,000,000 shares of common stock we may issue under our charter, 98,000,000 shares have been designated as Class A Common Stock, 1,000,000 shares have been designated as Class B Common Stock and 1,000,000 shares have been designated as Class C Common Stock. All shares of our Class A Common Stock offered hereby will be duly authorized and, upon our receipt of the full consideration therefor, will be fully paid and non-assessable. Holders of our shares of common stock have no sinking fund or redemption rights and have no preemptive rights to subscribe for any of our securities.

        Under the MGCL, a Maryland corporation generally cannot dissolve, amend its charter, merge, sell all or substantially all of its assets, engage in a share exchange or engage in similar transactions outside the ordinary course of business unless approved by the affirmative vote of stockholders holding at least two-thirds of the shares entitled to vote on the matter, unless a lesser percentage (but not fewer than a majority of all of the votes entitled to be cast by the stockholders on the matter) is set forth in the corporation's charter. Our charter provides that any such action shall be effective and valid if taken or authorized by our stockholders by the affirmative vote of a majority of all the votes entitled to be cast on the matter, except that amendments to the provisions of our charter relating to the removal of directors must be approved by our stockholders by the affirmative vote of at least two-thirds of the votes entitled to be cast on the matter.

  Class A Common Stock

        Each outstanding share of Class A Common Stock entitles the holder to one vote on all matters submitted to a vote of stockholders, including the election of directors. Holders of shares of our Class A Common Stock are not entitled to cumulate their votes in the election of directors.

        Subject to the preferential rights of any other class or series of stock and to the provisions of our charter regarding ownership limitations, holders of shares of our Class A Common Stock are entitled to receive dividends on such stock if, as and when authorized and declared by our board of directors out of assets legally available therefor.

  Class B Common Stock

        Of the 1,000,000 shares of our Class B Common Stock authorized for issuance under our charter, 319,388 shares were purchased by our founders, Jeffrey J. Zimmer and Robert E. Cauley, in October 2003.

        Each outstanding share of Class B Common Stock entitles the holder to one vote on all matters submitted to a vote of common stockholders, including the election of directors. Holders of our shares of Class B Common Stock are not entitled to cumulate their votes in the election of directors. Holders of our shares of Class A Common Stock and Class B Common Stock vote together as one class in all matters, except that any matters which would adversely affect the rights and preferences of Class B Common Stock as a separate class require a separate approval by holders of a majority of the outstanding shares of our Class B Common Stock.

        Holders of our shares of Class B Common Stock are entitled to receive dividends on each share of Class B Common Stock in an amount equal to the dividends declared on each share of Class A Common Stock if, as and when authorized and declared by our board of directors out of assets legally available therefor.

  Class C Common Stock

        Of the 1,000,000 shares of our Class C Common Stock authorized for issuance under our charter, 319,388 were purchased by Flagstone Securities, LLC in October 2003.

        No dividends will be paid on the Class C Common Stock. Holders of shares of our Class C Common Stock are not entitled to vote on any matter submitted to a vote of stockholders, including the election of directors, except that any matters that would adversely affect the rights and privileges of the Class C Common Stock as a separate class require the approval of a majority of the Class C Common Stock.

  Liquidation Rights

        As used herein, "Class A Per Share Preference Amount" means $15.00, adjusted equitably for any stock splits, stock combinations, stock dividends or the like.

        In the event of any voluntary or involuntary liquidation, dissolution or winding up of our company, after payment or adequate provision for all known debts, liabilities and preference amounts payable on any preferred stock outstanding, liquidation proceeds shall be allocated as follows:

          (i)  first, to each share of Class A Common Stock outstanding, the Class A Per Share Preference Amount;

         (ii)  second, (x) to each share of Class B Common Stock outstanding, its pro rata share of $1.9 million, less the aggregate Class A Per Share Preference Amount with respect to shares of Class A Common Stock issued on conversion of Class B Common Stock (such amount being the "Class B Per Share Preference Amount") and (y) to each share of Class C Common Stock outstanding, its pro rata share of $1.9 million, less the aggregate Class A Per Share Preference Amount with respect to shares of Class A Common Stock issued on conversion of Class C Common Stock (such amount being the "Class C Per Share Preference Amount"); and

        (iii)  finally, any excess pro rata on a share for share basis to holders of our common stock outstanding.

        Whenever funds are insufficient to pay in full the applicable Class A Per Share Preference Amount, the available funds shall be allocated ratably among the shares of Class A Common Stock. Whenever funds are insufficient to pay in full the applicable Class B Per Share Preference Amount and the Class C Per Share Preference Amount, the available funds shall be allocated ratably in accordance with the amount owing to the shares of Class B Common Stock and Class C Common Stock under (ii) above.

  Conversion of the Class B Common Stock and Class C Common Stock

        Each share of Class B Common Stock shall automatically be converted into one share of Class A Common Stock on the first day of the fiscal quarter following the fiscal quarter during which our board of directors shall have been notified that, as of the end of such fiscal quarter, the stockholders' equity attributable to the Class A Common Stock, calculated on a pro forma basis as if conversion of the Class B Common Stock (or portion thereof to be converted) had occurred, and otherwise determined in accordance with GAAP, equals no less than $15.00 per share (adjusted equitably for any stock splits, stock combinations, stock dividends or the like); provided, that the number of shares of Class B Common Stock to be converted into Class A Common Stock in any quarter shall not exceed an amount that will cause the stockholders' equity attributable to the Class A Common Stock calculated as set forth above to be less than $15.00 per share; provided further, that such conversions shall continue to occur until all shares of Class B Common Stock have been converted into shares of Class A Common Stock.

        Each share of Class C Common Stock shall automatically be converted into one share of Class A Common Stock on the first day of the fiscal quarter following the fiscal quarter during which our board of directors shall have been notified that, as of the end of such fiscal quarter, the stockholders' equity attributable to the Class A Common Stock, calculated on a pro forma basis as if conversion of the Class C Common Stock had occurred and giving effect to the conversion of all of the shares of Class B Common Stock as of such date, and otherwise determined in accordance with GAAP, equals no less than $15.00 per share (adjusted equitably for any stock splits, stock combinations, stock dividends or the like); provided, that the number of shares of Class C Common Stock to be converted into Class A Common Stock shall not exceed an amount that will cause the stockholders' equity attributable to the Class A Common Stock calculated as set forth above to be less than $15.00 per share; and provided further, that such conversions shall continue to occur until all shares of Class C Common Stock have been converted into shares of Class A Common Stock.

        Following such conversions, all authorized shares of Class B Common Stock and Class C Common Stock so converted shall be cancelled and become authorized but unissued shares of Class A Common Stock.

Preferred Stock

        Our charter authorizes our board of directors to classify any unissued shares of preferred stock and to reclassify any previously classified but unissued shares of any series of preferred stock previously authorized by our board of directors. Prior to issuance of shares of each class or series of preferred stock, our board is required by the MGCL and our charter to fix the terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption for each such class or series. Thus, our board could authorize the issuance of shares of preferred stock with terms and conditions which could have the effect of delaying, deferring or preventing a transaction or a change of control that might involve a premium price for holders of our common stock or otherwise be in their best interest. As of the closing of the offering, no shares of our preferred stock are outstanding and we have no present plans to issue any preferred stock.

Power to Issue Additional Shares of Common Stock and Preferred Stock

        We believe that the power of our board of directors to issue additional authorized but unissued shares of our common stock or preferred stock will provide us with increased flexibility in making investment acquisitions and in meeting other needs which might arise. The additional shares of our common stock and preferred stock are available for issuance without further action by our stockholders, unless such action is required by applicable law or the rules of any stock exchange or automated quotation system on which our securities may be listed or traded.

Ownership Limitations

        Restrictions under our Charter.    Our charter, subject to certain exceptions, contains certain restrictions on the number of shares of our stock that a person may own. Our charter contains a stock ownership limit that prohibits any person from acquiring or holding, directly or indirectly, applying attribution rules under the Internal Revenue Code, shares of stock in excess of 9.8% of the total number or value of our common stock, whichever is more restrictive, or our stock in the aggregate. Our charter further prohibits (i) any person from beneficially or constructively owning shares of our stock that would result in us being "closely held" under Section 856(h) of the Internal Revenue Code or otherwise cause us to fail to qualify as a REIT, and (ii) any person from transferring shares of our stock if such transfer would result in shares of our stock being owned by fewer than 100 persons. Our board of directors, in its sole discretion, may exempt a person from the stock ownership limit. However, our board of directors may not grant such an exemption to any person whose ownership, direct or indirect, of in excess of 9.8% of the number or value of the outstanding shares of our stock (whichever is more restrictive) would result in us being "closely held" within the meaning of Section 856(h) of the Internal Revenue Code or otherwise would result in us failing to qualify as a REIT. The person seeking an exemption must represent to the satisfaction of our board of directors that it will not violate the aforementioned restriction. The person also must agree that any violation or attempted violation of any of the foregoing restrictions will result in the automatic transfer of the shares of stock causing such violation to the trust (as defined below). Our board of directors may require a ruling from the IRS or an opinion of counsel, in either case in form and substance satisfactory to our board of directors in its sole discretion, to determine or ensure our status as a REIT.

        Any person who acquires or attempts or intends to acquire beneficial or constructive ownership of shares of our stock that will or may violate any of the foregoing restrictions on transferability and ownership, or any person who would have owned shares of our stock that resulted in a transfer of shares to the trust in the manner described below, will be required to give notice immediately to us and provide us with such other information as we may request in order to determine the effect of such transfer on us.

        If any transfer of shares of our stock occurs which, if effective, would result in any person beneficially or constructively owning shares of our stock in excess or in violation of the above transfer or ownership limitations, then that number of shares of our stock the beneficial or constructive ownership of which otherwise would cause such person to violate such limitations (rounded to the nearest whole share) shall be automatically transferred to a trust for the exclusive benefit of one or more charitable beneficiaries, and the prohibited owner shall not acquire any rights in such shares. Such automatic transfer shall be deemed to be effective as of the close of business on the business day prior to the date of such violative transfer. Shares of stock held in the trust shall be issued and outstanding shares of our stock. The prohibited owner shall not benefit economically from ownership of any shares of stock held in the trust, shall have no rights to dividends and shall not possess any rights to vote or other rights attributable to the shares of stock held in the trust. The trustee of the trust shall have all voting rights and rights to dividends or other distributions with respect to shares of stock held in the trust, which rights shall be exercised for the exclusive benefit of the charitable beneficiary. Any dividend or other distribution paid prior to the discovery by us that shares of stock have been transferred to the trustee shall be paid by the recipient of such dividend or distribution to the trustee upon demand, and any dividend or other distribution authorized but unpaid shall be paid when due to the trustee. Any dividend or distribution so paid to the trustee shall be held in trust for the charitable beneficiary. The prohibited owner shall have no voting rights with respect to shares of stock held in the trust and, subject to Maryland law, effective as of the date that such shares of stock have been transferred to the trust, the trustee shall have the authority (at the trustee's sole discretion) (i) to rescind as void any vote cast by a prohibited owner prior to the discovery by us that such shares have been transferred to the trust, and (ii) to recast such vote in accordance with the desires of the trustee acting for the benefit of the charitable beneficiary. However, if we have already taken irreversible corporate action, then the trustee shall not have the authority to rescind and recast such vote.

        Within 20 days after receiving notice from us that shares of our stock have been transferred to the trust, the trustee shall sell the shares of stock held in the trust to a person, whose ownership of the shares will not violate any of the ownership limitations set forth in our charter. Upon such sale, the interest of the charitable beneficiary in the shares sold shall terminate and the trustee shall distribute the net proceeds of the sale to the prohibited owner and to the charitable beneficiary as follows. The prohibited owner shall receive the lesser of (i) the price paid by the prohibited owner for the shares or, if the prohibited owner did not give value for the shares in connection with the event causing the shares to be held in the trust (e.g., a gift, devise or other such transaction), the market price, as defined in our charter, of such shares on the day of the event causing the shares to be held in the trust and (ii) the price per share received by the trustee from the sale or other disposition of the shares held in the trust, in each case reduced by the costs incurred to enforce the ownership limits as to the shares in question. Any net sale proceeds in excess of the amount payable to the prohibited owner shall be paid immediately to the charitable beneficiary. If, prior to the discovery by us that shares of our stock have been transferred to the trust, such shares are sold by a prohibited owner, then (i) such shares shall be deemed to have been sold on behalf of the trust and (ii) to the extent that the prohibited owner received an amount for such shares that exceeds the amount that such prohibited owner was entitled to receive pursuant to the aforementioned requirement, such excess shall be paid to the trustee upon demand.

        In addition, shares of our stock held in the trust shall be deemed to have been offered for sale to us, or our designee, at a price per share equal to the lesser of (i) the price per share in the transaction that resulted in such transfer to the trust (or, in the case of a devise or gift, the market price at the time of such devise or gift) and (ii) the market price on the date we, or our designee, accept such offer. We shall have the right to accept such offer until the trustee has sold the shares of stock held in the trust. Upon such a sale to us, the interest of the charitable beneficiary in the shares sold shall terminate and the trustee shall distribute the net proceeds of the sale to the prohibited owner.

        All certificates representing shares of our common stock and preferred stock, if issued, will bear a legend referring to the restrictions described above.

        Every record holder of 0.5% or more (or such other percentage as required by the Internal Revenue Code and the related Treasury regulations) of all classes or series of our stock, including shares of our common stock on any dividend record date during each taxable year, within 30 days after the end of the taxable year, shall be required to give written notice to us stating the name and address of such record holder, the number of shares of each class and series of our stock which the record holder beneficially owns and a description of the manner in which such shares are held. Each such record holder shall provide to us such additional information as we may request in order to determine the effect, if any, of such beneficial ownership on our status as a REIT and to ensure compliance with the stock ownership limits. In addition, each record holder shall upon demand be required to provide to us such information as we may reasonably request in order to determine our status as a REIT and to comply with the requirements of any taxing authority or governmental authority or to determine such compliance. We may request such information after every sale, disposition or transfer of our common stock prior to the date a registration statement for such stock becomes effective.

        As of June 30, 2004, the Wasatch Core Growth Fund, Wasatch Small Cap Value Fund and the Wasatch Micro Cap Value Fund owned in the aggregate 1,965,000 shares of our Class A Common Stock, which equaled approximately 20% of the outstanding shares of our Class A Common Stock. Assuming that these funds do not purchase any shares of our Class A Common Stock in this offering, upon consummation of this offering, these funds will own in the aggregate approximately 13% of the outstanding shares of our Class A Common Stock. Wasatch Advisors, Inc. has made representations to us regarding the beneficial ownership of these funds. In reliance on these representations, our board of directors has waived the requirement that no person may acquire or hold in excess of 9.8% of our common stock for the Wasatch Funds. This waiver permits these holders to own up to 1,965,000 shares of our Class A Common Stock. We have determined that we are not "closely held" within the meaning of Section 856(h) of the Internal Revenue Code and will not otherwise fail to qualify as a REIT as a result of Wasatch's ownership of 1,965,000 shares of our Class A Common Stock.

        These ownership limits could delay, defer or prevent a change in control or other transaction of us that might involve a premium price for the Class A Common Stock or otherwise be in the best interest of the stockholders. The Class A Common Stock is also subject to transfer restrictions designed to avoid having our assets be subject to certain provisions under the Employee Retirement Income Security Act of 1974, as amended. These restrictions will no longer apply upon completion of this offering.

Transfer Agent and Registrar

        The transfer agent and registrar for our common stock is Continental Stock Transfer & Trust Company. Their mailing address is 17 Battery Place, New York, New York, 10004. Their telephone number is (212) 845-3200.

CERTAIN PROVISIONS OF MARYLAND LAW AND
OF OUR CHARTER AND BYLAWS

        The following summary of certain provisions of Maryland law and our charter and bylaws contains the material terms of our charter and our bylaws and is subject to, and qualified in its entirety by, reference to Maryland law and to our charter and bylaws.

Classification of Board of Directors

        Our bylaws provide that the number of directors may be established, increased or decreased by our board of directors but may not be fewer than the minimum number required by the MGCL (which currently is one) nor more than fifteen. Any vacancy on our board may be filled by a majority of the remaining directors, even if such a majority constitutes less than a quorum, except that a vacancy resulting from an increase in the number of directors must be filled by a majority of the entire board of directors. Our stockholders may elect a successor to fill a vacancy on our board which results from the removal of a director. Our bylaws provide that a majority of our board of directors must be independent directors.

        Pursuant to our charter, our board of directors is divided into three classes of directors. Beginning in 2004, directors of each class will be chosen for three-year terms upon the expiration of their current terms and every other year one class of our directors will be elected by our stockholders. We believe that classification of our board of directors will help to assure the continuity and stability of our business strategies and policies as determined by our board of directors. Holders of shares of our common stock will not have the right to cumulative voting in the election of directors. Consequently, at the applicable annual meeting of stockholders, the holders of a majority of the shares of our common stock entitled to vote will be able to elect all of the successors of the class of directors whose terms expire at that meeting.

        The classified board provision could have the effect of making the replacement of incumbent directors more time consuming and difficult. Two separate meetings of stockholders, instead of one, will generally be required to effect a change in a majority of our board of directors. Thus, the classified board provision could increase the likelihood that incumbent directors will retain their positions. The staggered terms of directors may delay, defer or prevent a tender offer or an attempt to change control of us, even though a tender offer or change in control might be in the best interest of our stockholders.

Removal of Directors

        Our charter provides that a director may be removed only for cause (as defined in our charter) and only by the affirmative vote of at least two-thirds of the votes entitled to be cast by our stockholders generally in the election of our directors. This provision, when coupled with the provision in our bylaws authorizing our board of directors to fill vacant directorships, will preclude stockholders from removing incumbent directors and filling the vacancies created by such removal with their own nominees except upon the existence of cause for removal and a substantial affirmative vote.

Limitation of Liability and Indemnification

        The MGCL permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from (i) actual receipt of an improper benefit or profit in money, property or services, or (ii) active and deliberate dishonesty established by a final judgment as being material to the cause of action. Our charter contains such a provision which eliminates such liability to the maximum extent permitted by the MGCL.

        Our charter obligates us, to the maximum extent permitted by Maryland law, to indemnify any person who is or was a party to, or is threatened to be made a party to, any threatened or pending proceeding by reason of the fact that such person is or was a director or officer of our company, or while a director or officer of our company is or was serving, at our request, as a director, officer, agent, partner or trustee of another corporation, partnership, joint venture, limited liability company, trust, real estate investment trust, employee benefit plan or other enterprise. To the maximum extent permitted by Maryland law, the indemnification provided for in our charter shall include expenses (including attorney's fees), judgments, fines and amounts paid in settlement and any such expenses may be paid or reimbursed by us in advance of the final disposition of any such proceeding. Our bylaws also permit us to indemnify and advance expenses to any person who served any of our predecessors in any of the capacities described above and to any employee or agent of us or a predecessor of us.

        The MGCL requires a corporation (unless its charter provides otherwise, which our charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he is made a party by reason of his service in that capacity. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities unless it is established that (i) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (a) was committed in bad faith or (b) was the result of active and deliberate dishonesty, (ii) the director or officer actually received an improper personal benefit in money, property or services, or (iii) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, under the MGCL, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses. In addition, the MGCL permits a corporation to advance reasonable expenses to a director or officer upon the corporation's receipt of (1) a written affirmation by the director or officer of his good faith belief that he has met the standard of conduct necessary for indemnification by the corporation, and (2) a written undertaking by or on his behalf to repay the amount paid or reimbursed by the corporation if it shall ultimately be determined that the standard of conduct was not met.

Maryland Business Combination Act

        The MGCL establishes special requirements for "business combinations" between a Maryland corporation and "interested stockholders" unless exemptions are applicable. An interested stockholder is any person who beneficially owns, directly or indirectly, 10% or more of the voting power of our then-outstanding voting stock or any affiliate or associate who beneficially owned, directly or indirectly, 10% or more of the voting power of our then-outstanding voting stock within the two year period prior to the date in question. Among other things, the law prohibits for a period of five years a merger and other similar transactions between us and an interested stockholder unless our board of directors approved the transaction prior to the party becoming an interested stockholder. The five-year period runs from the most recent date on which the interested stockholder became an interested stockholder. The law also requires a supermajority stockholder vote for these transactions after the end of the five-year period. This means that the transaction must be approved by at least:

  •
  80% of the votes entitled to be cast by holders of outstanding voting shares; and

  •
  66 2/3% of the votes entitled to be cast by holders of outstanding voting shares other than shares held by the interested stockholder or an affiliate of the interested stockholder with whom the business combination is to be effected.

        Our charter contains a provision exempting the company from the provisions of the MGCL relating to business combinations with interested stockholders or affiliates of interested stockholders. However, such resolution can be altered or repealed, in whole or in part, by an amendment to our charter. If such provision is repealed, the business combination statute could have the effect of discouraging offers to acquire us and of increasing the difficulty of consummating these offers, even if our acquisition would be in our stockholders' best interests.

Maryland Control Share Acquisitions Act

        The MGCL provides that "control shares" of a Maryland corporation acquired in a "control share acquisition" have no voting rights except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter, excluding shares of stock owned by the acquiror, by officers or by directors who are employees of the corporation. "Control shares" are voting shares of stock which, if aggregated with all other such shares of stock previously acquired by the acquiror or in respect of which the acquiror is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquiror to exercise voting power in electing directors within one of the following ranges of voting power: (i) one-tenth or more, but less than one-third; (ii) one-third or more, but less than a majority; or (iii) a majority or more of all voting power. Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. A "control share acquisition" means the acquisition of control shares, subject to certain exceptions.

        A person who has made or proposes to make a control share acquisition, upon satisfaction of certain conditions (including an undertaking to pay expenses), may compel our board of directors to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares. If no request for a meeting is made, we may present the question at any stockholders meeting.

        If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as required by the Maryland Control Share Acquisition Act, then, subject to certain conditions and limitations, we may redeem any or all of the control shares (except those for which voting rights have previously been approved) for fair value determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquiror or of any meeting of stockholders at which the voting rights of such shares are considered and not approved. If voting rights for control shares are approved at a stockholders' meeting and the acquiror becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. This means that you would be able to force us to redeem your stock for fair value. Under Maryland law, the fair value of the shares as determined for purposes of such appraisal rights may not be less than the highest price per share paid by the acquiror in the control share acquisition. Furthermore, certain limitations otherwise applicable to the exercise of appraisal rights would not apply in the context of a control share acquisition.

        The control share acquisition statute does not apply (i) to shares acquired in a merger, consolidation or share exchange if we are a party to the transaction, or (ii) to acquisitions approved or exempted by our charter or bylaws of the corporation.

        Our bylaws contain a provision exempting from the control share acquisition statute any and all acquisitions by any person of our shares of stock. We cannot assure you that such provision will not be amended or eliminated at any time in the future. If such provision is eliminated, the control share acquisition statute could have the effect of discouraging offers to acquire us and increasing the difficulty of consummating any such offers, even if our acquisition would be in our stockholders' best interests.

Amendment to the Charter

        Except as provided below, our charter, including its provisions on classification of our board of directors, may be amended only if approved by our stockholders by the affirmative vote of not less than a majority of all of the votes entitled to be cast on the matter. Amendments to the provisions of our charter relating to the removal of directors will be required to be approved by our stockholders by the affirmative vote at least two-thirds of all votes entitled to be cast on the matter.

Dissolution

        Our dissolution must be approved by our stockholders by the affirmative vote of not less than a majority of all of the votes entitled to be cast on the matter.

Advance Notice of Director Nominations and New Business

        Our bylaws provide that with respect to an annual meeting of stockholders, nominations of persons for election to our board of directors and the proposal of business to be considered by stockholders may be made only (i) pursuant to our notice of the meeting, (ii) at the direction of our board of directors, or (iii) by a stockholder who is entitled to vote at the meeting and has complied with the advance notice procedures set forth in our bylaws.

CLASS A COMMON STOCK AVAILABLE FOR FUTURE SALE

        Prior to this offering, there has been no public market for our Class A Common Stock. Future sales of substantial amounts of our Class A Common Stock in the public market following this offering, or the possibility of such sales occurring, could adversely affect prevailing market prices for our Class A Common Stock or could impair our ability to raise capital through further offerings of equity securities.

        As of June 30, 2004, we had outstanding 10,012,188 shares of our Class A Common Stock and no options to purchase additional shares. We have reserved an additional 3,686,400 shares of our Class A Common Stock for issuance under our 2003 stock incentive plan, 313,600 shares for issuance upon exchange of phantom shares that we have issued under our stock incentive plan and 638,776 shares for issuance upon conversion of Class B and Class C Common Stock. Immediately after the closing of this offering, we expect to have 15,012,188 shares of our Class A Common Stock outstanding, assuming no exercise of the underwriters' over-allotment option. All of the shares sold in this offering will be freely tradable without restriction under the Securities Act of 1933, as amended, or the Securities Act, except for shares purchased by our "affiliates" as that term is defined under the Securities Act.

        The remaining 10,012,188 shares of our Class A Common Stock held by our existing stockholders and any shares issued on conversion of Class B or Class C Common Stock are or would be "restricted" shares as that term is defined in Rule 144 under the Securities Act. We issued the restricted shares in private transactions in reliance upon exemptions from the registration requirements under the Securities Act. Restricted shares may be sold in the public market only after registration under the Securities Act or qualification for an exemption from the registration requirement, such as Rule 144 under the Securities Act, which is described below. On April 16, 2004, we filed with the SEC a separate registration statement covering the resale of up to 10,011,801 shares of our existing Class A Common Stock and 638,776 shares of our Class A Common Stock issuable upon conversion of our Class B and Class C Common Stock. Once that registration statement is declared effective by the SEC, those shares may be sold by their holders without restriction under the Securities Act at any time and from time to time, except during any suspension period we may declare in accordance with the registration rights agreement.

        Each of our directors and officers have entered or will enter into lock-up agreements. These lock-up agreements provide that our directors and officers will agree not to offer, sell, contract to sell, pledge, sell any option or contract to purchase, purchase any option or contract to sell, grant any option for the sale of, or otherwise transfer or dispose of any shares of our Class A Common Stock or any securities convertible into or exercisable or exchangeable for any shares of our Class A Common Stock until 180 days after the closing of this offering. These transfer restrictions do not apply to shares of our Class A Common Stock purchased in the secondary market following this offering. Flagstone Securities, LLC may, in its sole discretion and at any time without prior notice, release all or any portion of the shares subject to these lock-up agreements.

        Each of our stockholders that is not a director or officer has agreed, through a registration rights agreement to which each of those stockholders is a party, not to effect any sale or distribution of any of our Class A Common Stock or any securities convertible into or exchangeable or exercisable for shares of our Class A Common Stock for a period of 60 days following the date of this prospectus.

        We intend to file, after the effectiveness of this offering, a registration statement on Form S-8 under the Securities Act covering all shares of our Class A Common Stock issued, reserved for issuance or subject to outstanding options under our 2003 Long Term Incentive Compensation Plan. Shares of our Class A Common Stock issued upon exercise of options under the Form S-8 will be available for sale in the public market, subject to Rule 144 volume limitations applicable to affiliates and subject to the contractual restrictions described above.

PRINCIPAL STOCKHOLDERS

        The following table presents information known to us regarding the beneficial ownership of our common stock. In accordance with SEC rules, each listed person's beneficial ownership includes:

  •
  all shares the investor actually owns (of record or beneficially);

  •
  all shares over which the investor has or shares voting or dispositive control (such as in the capacity as a general partner of an investment fund); and

  •
  all shares the investor has the right to acquire within 60 days (such as upon exercise of options that are currently vested or which are scheduled to vest within 60 days).

        Except as otherwise noted, information is given as of June 30, 2004 on an actual basis and as adjusted to reflect the sale of our Class A Common Stock in this offering. The table presents information regarding:

  •
  each of our named executive officers;

  •
  each director of our company;

  •
  all of our directors and executive officers as a group; and

  •
  each stockholder known to us to own beneficially more than five percent of our common stock.

        Except as otherwise noted, the beneficial owners named in the following table have sole voting and investment power with respect to all shares of our common stock shown throughout as beneficially owned by them, subject to community property laws, where applicable.

	Beneficial ownership before offering		Beneficial ownership after offering
	Number	Percent(1)	Number	Percent(1)
5% Stockholders
Wasatch Advisors, Inc.(2)	1,965,000	19.02%	1,965,000	12.82%
Fagan Capital Inc.(3)	1,000,000	9.68	1,000,000	6.52
Wellington Management Company, LLP(4)	965,000	9.34	965,000	6.29
Kensington(5)	655,000	6.34	655,000	4.27
Wallace R. Weitz & Company(6)	650,000	6.29	650,000	4.24
Mutual Financial Services Fund(7)	599,667	5.80	599,667	3.91
Directors and Officers(8)
Jeffrey J. Zimmer(9)	280,002	2.71	283,002	1.85
Robert E. Cauley, CFA(10)	118,786	1.15	118,786	*
Kevin L. Bespolka(11)	34,584	*	34,584	*
Maureen A. Hendricks(12)	20,701	*	20,701	*
W. Christopher Mortenson	387	*	1,387	*
Buford H. Ortale(13)	113,917	1.10	113,917	*
All directors and executives officers as a group (6 persons)	568,377	5.50	572,377	3.73

*
Holdings represent less than 1% of all shares outstanding.

(1)
Assumes that the listed persons do not sell any shares of our common stock prior to the completion of this offering or purchase any shares in this offering. Calculated using 10,331,576 shares of Class A and Class B Common Stock outstanding as of June 30, 2004 plus, in the case of post-offering amounts, 5,000,000 shares issued by us in this offering.

(2)
Wasatch Advisors, Inc. is the investment advisor to Wasatch Funds, Inc., a registered investment company comprised of a series of funds under the Investment Company Act of 1940, which are the beneficial owners of our stock. Wasatch Funds, Inc. has represented to us that it holds our stock solely for investment purposes, with no intent to control our business or affairs. As of April 15, 2004 1,251,075 shares were held by Wasatch Core Growth Fund, 642,325 shares were held by Wasatch Small Cap Value Fund and 71,600 shares were held by Wasatch Micro Cap Value Fund. These are "look-through" entities for federal income tax purposes. Wasatch Advisors, Inc.'s address is 150 Social Hall Avenue, 4th Floor, Salt Lake City, Utah 84111.

(3)
Fagan Capital, Inc.'s address is 5201 N. O'Connor St., Suite 440, Irving, Texas 75039. William S. Fagan has voting and investment power over the shares owned by Fagan Capital, Inc.

(4)
Wellington Management Company, LLP, as a registered investment adviser under the Investment Advisers Act of 1940, as amended, may be deemed to have beneficial ownership of the securities held by its investment advisory client accounts. Wellington Management shares investment discretion and voting control with Bay Pond Partners, L.P. with respect to 64,300 shares and Bay Pond Investors (Bermuda) L.P. with respect to 25,700 shares and investment discretion with First Financial Fund, Inc. and no voting control with respect to 65,000 shares. Wellington Management Company, LLP's address is 75 State Street, Boston, Massachusetts, 02109.

(5)
Includes shares held by Kensington Strategic Realty Fund, Kensington Realty Income Fund LP, Condor Partners, LP and Archon Partners LP. Kensington's address is 4 Orinda Way, No. 200C, Orinda, California, 94563.

(6)
Wallace R. Weitz & Company's address is 1125 South 103rd Street, Suite 600, Omaha, Nebraska, 68124.

(7)
Mutual Financial Service Fund's address is c/o Mutual Financial Advisors, LLC, 51 John F. Kennedy Parkway, Short Hills, New Jersey, 07078.

(8)
The address of each of our officers and directors is c/o Bimini Mortgage Management, Inc., 3305 Flamingo Drive, Suite 100, Vero Beach, Florida 32963.

(9)
Includes 5,400 shares owned by members of Mr. Zimmer's immediate family and 207,602 shares of Class B Common Stock, which votes together as a class with Class A Common Stock.

(10)
Includes 111,786 shares of Class B Common Stock, which votes together as a class with Class A Common Stock.

(11)
Includes 6,667 shares owned by members of Mr. Bespolka's immediate family and 8,000 shares held in Mr. Bespolka's IRA.

(12)
Includes 8,367 shares owned by John K. Hendricks Revocable Trust Dated July 9, 2003 and 8,367 shares owned by Maureen A. Hendricks Revocable Trust Dated July 9, 2003.

(13)
Includes 10,000 shares owned by the Ortale Family Foundation.

MATERIAL FEDERAL INCOME TAX CONSEQUENCES

        The following discussion summarizes the material federal income tax considerations regarding our qualification and taxation as a REIT and the material federal income tax consequences resulting from the acquisition, ownership and disposition of our common stock. The following discussion is not exhaustive of all possible tax considerations. This summary neither gives a detailed discussion of any state, local or foreign tax considerations nor discusses all of the aspects of federal income taxation that may be relevant to a holder of our common stock in light of the stockholder's particular circumstances or, except to the extent discussed under the headings "—Taxation of Tax-Exempt Stockholders," and "—Taxation of Non-United States Stockholders" below, to particular types of stockholders which are subject to special tax rules, including, among others, expatriates, partnerships, grantor trusts, insurance companies, tax-exempt entities, financial institutions or broker-dealers, persons who are not citizens or residents of the United States, stockholders that hold our stock as a hedge, part of a straddle, conversion transaction or other arrangement involving more than one position, or stockholders whose functional currency is not the U.S. dollar. This discussion assumes that you will hold our common stock as a "capital asset," generally property held for investment under the Internal Revenue Code.

        The information in this summary is based on the Internal Revenue Code, current, temporary and proposed Treasury regulations promulgated under the Internal Revenue Code, the legislative history of the Internal Revenue Code, current administrative interpretations and practices of the IRS and court decisions, all as of the date of this prospectus. The administrative interpretations and practices of the IRS upon which this summary is based include its practices and policies as expressed in private letter rulings which are not binding on the IRS, except with respect to the taxpayers who requested and received such rulings. No assurance can be given that future legislation, Treasury regulations, administrative interpretations and practices and court decisions will not significantly change current law, or adversely affect existing interpretations of existing law, on which the information in this summary is based. Even if there is no change in applicable law, no assurance can be provided that the statements made in the following summary will not be challenged by the IRS or will be sustained by a court if so challenged, and we will not seek a ruling with respect to any part of the information discussed in this summary. This summary is qualified in its entirety by the applicable Internal Revenue Code provisions, Treasury regulations, and administrative and judicial interpretations of the Code.

        YOU ARE ADVISED TO CONSULT WITH YOUR OWN TAX ADVISOR TO DETERMINE THE IMPACT OF YOUR PERSONAL TAX SITUATION ON THE ANTICIPATED TAX CONSEQUENCES OF THE ACQUISITION, OWNERSHIP AND DISPOSITION OF OUR CLASS A COMMON STOCK. THIS INCLUDES THE U.S. FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES OF THE ACQUISITION, OWNERSHIP AND DISPOSITION OF OUR CLASS A COMMON STOCK AND THE POTENTIAL CHANGES IN APPLICABLE TAX LAWS.

General

        We have elected to be taxed as a REIT under the Internal Revenue Code commencing with our taxable year ended December 31, 2003. We believe that we have been organized and have operated, and intend to continue to be organized and operate in a manner so as to, qualify as a REIT. However, no assurance can be given that we in fact qualify or will remain qualified as a REIT. In connection with this offering, we have received the opinion of our legal counsel, Clifford Chance US LLP, that commencing with our taxable year ended December 31, 2003, we have been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Internal Revenue Code, and our current and proposed method of operation will enable us to continue to meet the requirements for qualification and taxation as a REIT under the Internal Revenue Code. It must be emphasized that this opinion is not binding on the IRS or any court. In addition, the opinion of our counsel is based on various assumptions and is conditioned upon certain representations made by us as to factual matters, including factual representations concerning our business and assets as set forth in this prospectus, and assumes that the actions described in this prospectus are completed in a timely fashion. Our qualification and taxation as a REIT depend on our ability to meet, through actual annual operating results, distribution levels, diversity of stock ownership, and the various other qualification tests imposed under the Internal Revenue Code discussed below, the results of which will not be reviewed by Clifford Chance US LLP. No assurance can be given that our actual results for any particular taxable year will satisfy these requirements. See "—Failure to Qualify as a REIT." In addition, qualification as a REIT depends on future transactions and events that cannot be known at this time.

        So long as we qualify for taxation as a REIT, we generally will be permitted a deduction for dividends we currently distribute to our stockholders. As a result, we generally will not be required to pay federal income taxes on our net income that is currently distributed to our stockholders. This treatment substantially eliminates the "double taxation" that ordinarily results from investment in a corporation.

        Double taxation means taxation once at the corporate level when income is earned and once again at the stockholder level when this income is distributed. Even as a REIT, however, we will be required to pay U.S. federal tax, as follows.

  •
  We will be required to pay tax at regular corporate rates on any undistributed REIT taxable income, including undistributed net capital gain.

  •
  We may be subject to the "alternative minimum tax" on our items of tax preference, if any.

  •
  If we have (i) net income from the sale or other disposition of "foreclosure property" which is held primarily for sale to customers in the ordinary course of business or (ii) other non-qualifying income from foreclosure property, we will be required to pay tax at the highest corporate rate on this income. Foreclosure property is generally defined as property acquired through foreclosure or after a default on a loan secured by the property or on a lease of the property.

  •
  We will be required to pay a 100% tax on any net income from prohibited transactions. Prohibited transactions are, in general, sales or other taxable dispositions of property, other than foreclosure property, held primarily for sale to customers in the ordinary course of business. Under existing law, whether property is held as inventory or primarily for sale to customers in the ordinary course of a trade or business depends on all the facts and circumstances surrounding the particular transaction.

  •
  If we fail to satisfy the 75% gross income test or the 95% gross income test discussed below, but nonetheless maintain our qualification as a REIT because certain other requirements are met, we will be subject to a tax equal to the greater of (i) the amount by which 75% of our gross income exceeds the amount qualifying under the 75% gross income test described below, and (ii) the amount by which 90% of our gross income exceeds the amount qualifying under the 95% gross income test described below, multiplied by a fraction intended to reflect our profitability.

  •
  We will be required to pay a 4% excise tax on the excess of the required distribution over the amounts actually distributed if we fail to distribute during each calendar year at least the sum of (i) 85% of our REIT ordinary income for the year; (ii) 95% of our REIT capital gain net income for the year; and (iii) any undistributed taxable income from prior periods. This distribution requirement is in addition to, and different from, the distribution requirements discussed below in the section entitled "—Annual Distribution Requirements."

  •
  If we acquire any asset from a corporation which is or has been taxed as a C corporation under the Internal Revenue Code in a transaction in which the basis of the asset in our hands is determined by reference to the basis of the asset in the hands of the C corporation, and we subsequently recognize gain on the disposition of the asset during the 10-year period beginning on the date on which we acquired the asset, then we will be required to pay tax at the highest regular corporate tax rate on this gain to the extent of the excess of (i) the fair market value of the asset, over (ii) our adjusted basis in the asset, in each case determined as of the date on which we acquired the asset. The results described in this paragraph with respect to the recognition of gain will apply unless an election under Treasury regulation Section 1.337(d)-7(c) is made to cause the C corporation to recognize all of the gain inherent in the property at the time of acquisition of the asset.

  •
  We will generally be subject to tax on the portion of any excess inclusion income derived from an investment in residual interests in REMICs to the extent our stock is held by specified tax-exempt organizations not subject to tax on unrelated business taxable income.

  •
  We could be subject to a 100% excise tax if our dealings with any taxable REIT subsidiaries are not at arm's length.

Requirements for Qualification as a REIT

        The Internal Revenue Code defines a REIT as a corporation, trust or association:

  (i)
  that is managed by one or more trustees or directors;

  (ii)
  that issues transferable shares or transferable certificates to evidence beneficial ownership;

  (iii)
  that would be taxable as a domestic corporation but for Sections 856 through 859 of the Internal Revenue Code;

  (iv)
  that is not a financial institution or an insurance company within the meaning of the Internal Revenue Code;

  (v)
  that is beneficially owned by 100 or more persons;

  (vi)
  not more than 50% in value of the outstanding stock of which is owned, actually or constructively, by five or fewer individuals, including specified entities, during the last half of each taxable year; and

  (vii)
  that meets other tests, described below, regarding the nature of its income and assets and the amount of its distributions.

        The Internal Revenue Code provides that all of the first four conditions stated above must be met during the entire taxable year and that the fifth condition must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. The fifth and sixth conditions do not apply until after the first taxable year for which an election is made to be taxed as a REIT.

        Our stock must be beneficially held by at least 100 persons, the "100 stockholder rule," and no more than 50% of the value of our stock may be owned, directly or indirectly, by five or fewer individuals at any time during the last half of the taxable year, the "5/50 rule." In determining whether five or fewer individuals hold our shares, certain attribution rules of the Internal Revenue Code apply. For purposes of the 5/50 rule, pension trusts and other specific tax-exempt entities generally are treated as individuals, except that certain tax-qualified pension funds are not considered individuals and beneficiaries of such trusts are treated as holding shares of a REIT in proportion to their actuarial interests in the trust for purposes of the 5/50 rule. Our charter provides for restrictions regarding ownership and transfer of our stock. These restrictions are intended to assist us in satisfying the 100 stockholder rule and the fr 5/50 rule. These restrictions, however, may not ensure that we will, in all cases, be able to satisfy the stock ownership rules. If we fail to satisfy any of these stock ownership rules, our status as a REIT may terminate. If, however, we complied with the rules contained in the applicable Treasury regulations that require a REIT to determine the actual ownership of its stock, as discussed below, and we do not know, or would not have known through the exercise of reasonable diligence, that we failed to meet the requirement of the 5/50 rule, we would not be disqualified as a REIT.

        To monitor our compliance with the stock ownership tests, we are required to maintain records regarding the actual ownership of our shares of stock. To do so, we are required to demand written statements each year from the record holders of certain percentages of our shares of stock in which the record holders are to disclose the actual owners of the shares (i.e., the persons required to include our dividends in gross income). A list of those persons failing or refusing to comply with this demand must be maintained as part of our records. A record holder who fails or refuses to comply with the demand must submit a statement with his tax return disclosing the actual ownership of the shares of stock and certain other information.

        In addition, a corporation generally may not elect to become a REIT unless its taxable year is the calendar year. Our taxable year is the calendar year.

Effect of Subsidiary Entities

        As of the date of this prospectus, we do not own stock in another corporation. However, we may in the future own stock in another corporation, provided that such ownership is consistent with our qualification as a REIT. If we own all of the outstanding stock of a corporation, such corporation will be treated as a "qualified REIT subsidiary" and will not be treated as a separate corporation from us. Additionally, all of such corporation's assets and liabilities as well as items of income, gain, loss, deduction and credit will be treated as our assets, liabilities and items of income, gain, loss, deduction and credit for federal income tax purposes and for the REIT gross income and asset tests.

        We may make an election, together with a corporation we own stock in, to treat such corporation as our "taxable REIT subsidiary." A taxable REIT subsidiary may earn income that would be nonqualifying income if earned directly by a REIT and is generally subject to full corporate level tax. A REIT may own up to 100% of all outstanding stock of a taxable REIT subsidiary. However, no more than 20% of a REIT's assets may consist of the securities of taxable REIT subsidiaries. Any dividends that a REIT receives from a taxable REIT subsidiary will generally be eligible to be taxed at the preferential rates applicable to qualified dividend income and, for purposes of REIT gross income tests, will be qualifying income for purposes of the 95% gross income test but not the 75% gross income test. Certain restrictions imposed on taxable REIT subsidiaries are intended to ensure that such entities will be subject to appropriate levels of federal income taxation. First, a taxable REIT subsidiary may not deduct interest payments made in any year to an affiliated REIT to the extent that such payments exceed, generally, 50% of the taxable REIT subsidiary's adjusted taxable income for that year (although the taxable REIT subsidiary may carry forward to, and deduct in, a succeeding year the disallowed interest amount if the 50% test is satisfied in that year). Additionally, if a taxable REIT subsidiary pays interest, rent or another amount to a REIT that exceeds the amount that would be paid to an unrelated party in an arm's length transaction, an excise tax equal to 100% of such excess will be imposed.

        An unincorporated domestic entity, such as a partnership or limited liability company, that has a single owner, generally is not treated as an entity separate from its parent for federal income tax purposes. If we own 100% of the interests of such an entity, we will be treated as owning its assets and receiving its income directly. An unincorporated domestic entity with two or more owners generally is treated as a partnership for federal income tax purposes. In the case of a REIT that is a partner in a partnership that has other partners, the REIT is treated as owning its proportionate share of the assets of the partnership and as earning its proportionate share of the gross income of the partnership, based on percentage capital interests, for the purposes of the applicable REIT qualification tests. Thus, our proportionate share, based on percentage capital interests, of the assets, liabilities and items of income of any partnership, joint venture or limited liability company that is treated as a partnership for federal income tax purposes in which we acquire an interest directly or indirectly will be treated as our assets and gross income for purposes of applying the various REIT qualification requirements.

Income Tests

        We must satisfy two gross income requirements annually to maintain our qualification as a REIT:

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  under the "75% gross income test," we must derive at least 75% of our gross income, excluding gross income from prohibited transactions, from specified real estate sources, including rental income, interest on obligations secured by mortgages on real property or on interests in real property, dividends or other distributions on, and gain from the sale of, stock in other REITs, gain from the disposition of "qualified real estate assets," i.e., interests in real property, mortgages secured by real property or interests in real property, and some other assets, and income from certain types of temporary investments; and

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  under the "95% gross income test," we must derive at least 95% of our gross income, excluding gross income from prohibited transactions, from (i) the sources of income that satisfy the 75% gross income test, and (ii) dividends, interest and gain from the sale or disposition of stock or securities, including some interest rate swap and cap agreements, options, futures and forward contracts entered into to hedge debt incurred to acquire qualified real estate assets.

        For purposes of the 75% and 95% gross income tests, a REIT is deemed to have earned a proportionate share of the income earned by any partnership, or any limited liability company treated as a partnership for federal income tax purposes, in which it owns an interest, which share is determined by reference to its capital interest in such entity, and is deemed to have earned the income earned by any qualified REIT subsidiary.

        Any amount includible in our gross income with respect to a regular or residual interest in a REMIC generally is treated as interest on an obligation secured by a mortgage on real property. If, however, less than 95% of the assets of a REMIC consists of real estate assets (determined as if we held such assets), we will be treated as receiving directly our proportionate share of the income of the REMIC. In addition, if we receive interest income with respect to a mortgage loan that is secured by both real property and other property and the highest principal amount of the loan outstanding during a taxable year exceeds the fair market value of the real property on the date we became committed to make or purchase the mortgage loan, a portion of the interest income, equal to (i) such highest principal amount minus such value, divided by (ii) such highest principal amount, generally will not be qualifying income for purposes of the 75% gross income test. Interest income received with respect to non-REMIC pay-through bonds and pass-through debt instruments, such as collateralized mortgage obligations or CMOs, however, generally will not be qualifying income for purposes of the 75% gross income test.

        Generally, interest earned by a REIT ordinarily does not qualify as income meeting the 75% or 95% gross income tests if the determination of all or some of the amount of interest depends in any way on the income or profits of any person. Interest will not be disqualified from meeting such tests, however, solely by reason of being based on a fixed percentage or percentages of receipts or sales.

        We believe that the interest, original issue discount, and market discount income that we receive from our mortgage related securities generally is and will be qualifying income for purposes of both gross income tests. However, to the extent that we own non-REMIC CMOs or other debt instruments secured by mortgage loans (rather than by real property), the interest income received with respect to such securities generally will be qualifying income for purposes of the 95% gross income test, but not the 75% gross income test. In addition, the loan amount of a mortgage loan that we own may exceed the value of the real property securing the loan. In that case, a portion of the income from the loan will be qualifying income for purposes of the 95% gross income test, but not the 75% gross income test.

        If we fail to satisfy one or both of the 75% or 95% gross income tests for any taxable year, we may nevertheless qualify as a REIT for such taxable year if we are entitled to relief under applicable provisions of the Internal Revenue Code. Generally, we may avail ourselves of these relief provisions if:

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  our failure to meet these tests was due to reasonable cause and not due to willful neglect;

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  we attach a schedule of the sources of our income to our federal income tax return; and

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  any incorrect information on the schedule was not due to fraud with intent to evade tax.

        If we are entitled to avail ourselves of the relief provisions, we will maintain our qualification as a REIT but will be subject to certain penalty taxes as described above. We may not, however, be entitled to the benefit of these relief provisions in all circumstances. If these relief provisions do not apply to a particular set of circumstances, we will not qualify as a REIT.

Foreclosure Property

        Net income realized by us from foreclosure property would generally be subject to tax at the maximum federal corporate tax rate (currently at 35%). Foreclosure property means real property and related personal property that is acquired through foreclosure following a default on a lease of such property or indebtedness secured by such property and for which an election is made to treat the property as foreclosure property.

Prohibited Transaction Income

        Any gain realized by us on the sale of any asset other than foreclosure property, held as inventory or otherwise held primarily for sale to customers in the ordinary course of a trade or business, will be prohibited transaction income and subject to a 100% excise tax. Prohibited transaction income may also adversely affect our ability to satisfy the gross income test for qualification as a REIT. Whether an asset is held as inventory or primarily for sale to customers in the ordinary course of a trade or business depends on all facts and circumstances surrounding the particular transaction. While the Internal Revenue Code provides a safe harbor which, if met, would not cause a sale of an asset to result in a prohibited transaction income, we may not be able to meet the requirements of such safe harbor in all circumstances. Any sales of assets made through a taxable REIT subsidiary will not be subject to the prohibited transaction tax.

Asset Tests

        At the close of each quarter of our taxable year, we must satisfy four tests relating to the nature and diversification of our assets:

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  at least 75% of the value of our total assets must be represented by qualified real estate assets, cash, cash items and government securities;

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  not more than 25% of our total assets may be represented by securities, other than those securities included in the 75% asset test;

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  of the investments included in the 25% asset class, the value of any one issuer's securities may not exceed 5% of the value of our total assets, and we generally may not own more than 10% by vote or value of any one issuer's outstanding securities, in each case except with respect to securities of any qualified REIT subsidiaries or taxable REIT subsidiaries and in the case of the 10% value test except with respect to "straight debt" having specified characteristics; and

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  the value of the securities we own in any taxable REIT subsidiaries, in the aggregate, may not exceed 20% of the value of our total assets.

        Qualified real estate assets include interests in mortgages on real property to the extent the principal balance of a mortgage does not exceed the fair market value of the associated real property, regular or residual interests in a REMIC (except that, if less than 95% of the assets of a REMIC consists of "real estate assets" (determined as if we held such assets), we will be treated as holding directly our proportionate share of the assets of such REMIC), and shares of other REITs. Non-REMIC CMOs, however, generally do not qualify as qualified real estate assets for this purpose.

        For purposes of the 10% value test, "straight debt" means a written unconditional promise to pay on demand on a specified date a sum certain in money if (i) the debt is not convertible, directly or indirectly, into stock, (ii) the interest rate and interest payment dates are not contingent on profits, the borrower's discretion, or similar factors and (iii) the issuer is either an individual or a partnership in which we own at least a 20% profit interest or the only securities of the issuer that we hold are straight debt.

        We believe that all or substantially all of the mortgage related securities that we own are and will be qualifying assets for purposes of the 75% asset test. However, to the extent that we own non-REMIC CMOs or other debt instruments secured by mortgage loans (rather than by real property) or debt securities issued by other REITs or C corporations that are not secured by mortgages on real property, those securities will not be qualifying assets for purposes of the 75% asset test. We will monitor the status of our assets for purposes of the various asset tests and will seek to manage our portfolio to comply at all times with such tests.

        After initially meeting the asset tests at the close of any quarter, we will not lose our status as a REIT for failure to satisfy the asset tests at the end of a later quarter solely by reason of changes in asset values. If we fail to satisfy the asset tests because we acquire securities during a quarter, we can cure this failure by disposing of sufficient non-qualifying assets within 30 days after the close of that quarter.

Annual Distribution Requirements

        To maintain our qualification as a REIT, we are required to distribute dividends, other than capital gain dividends, to our stockholders in an amount at least equal to the sum of:

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  90% of our "REIT taxable income," and

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  90% of our after-tax net income, if any, from foreclosure property, less

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  the excess of the sum of specified items of our non-cash income items over 5% of REIT taxable income, as described below.

        For purposes of these distribution requirements, our "REIT taxable income" is computed without regard to the dividends paid deduction and net capital gain. In addition, for purposes of this test, the specified items of non-cash income include income attributable to leveled stepped rents, certain original issue discount, certain like-kind exchanges that are later determined to be taxable and income from cancellation of indebtedness.

        Only distributions that qualify for the "dividends paid deduction" available to REITs under the Internal Revenue Code are counted in determining whether the distribution requirements are satisfied. We must make these distributions in the taxable year to which they relate, or in the following taxable year if they are declared before we timely file our tax return for that year, paid on or before the first regular dividend payment following the declaration and we elect on our tax return to have a specified dollar amount of such distributions treated as if paid in the prior year. For these and other purposes, dividends declared by us in October, November or December of one taxable year and payable to a stockholder of record on a specific date in any such month shall be treated as both paid by us and received by the stockholder during such taxable year, provided that the dividend is actually paid by us by January 31 of the following taxable year.

        In addition, dividends distributed by us must not be preferential. If a dividend is preferential, it will not qualify for the dividends paid deduction. To avoid being preferential, every stockholder of the class of stock to which a distribution is made must be treated the same as every other stockholder of that class, and no class of stock may be treated other than according to its dividend rights as a class.

        To the extent that we do not distribute all of our net capital gain, or we distribute at least 90%, but less than 100%, of our REIT taxable income, we will be required to pay tax on this undistributed income at regular ordinary and capital gain corporate tax rates. Furthermore, if we fail to distribute during each calendar year (or, in the case of distributions with declaration and record dates falling in the last three months of the calendar year, by the end of the January immediately following such year) at least the sum of (i) 85% of our REIT ordinary income for such year, (ii) 95% of our REIT capital gain income for such year, and (iii) any undistributed taxable income from prior periods, we will be subject to a 4% nondeductible excise tax on the excess of such required distribution over the amounts actually distributed. We intend to make timely distributions sufficient to satisfy the annual distribution requirements.

        Because we may deduct capital losses only to the extent of our capital gains, we may have taxable income that exceeds our economic income. In addition, we will recognize taxable income in advance of the related cash flow if any of our subordinated mortgage related securities are deemed to have original issue discount. We generally must accrue original issue discount based on a constant yield method that takes into account projected prepayments. As a result of the foregoing, we may have less cash than is necessary to distribute to all of our taxable income and thereby avoid corporate income tax and the excise tax imposed on certain undistributed income. In such a situation, we may need to borrow funds or issue additional common or preferred stock.

        Under certain circumstances, we may be able to rectify a failure to meet the distribution requirements for a year by paying "deficiency dividends" to its stockholders in a later year, which may be included in our deduction for dividends paid for the earlier year. Although we may be able to avoid being taxed on amounts distributed as deficiency dividends, we will be required to pay to the IRS interest based upon the amount of any deduction taken for deficiency dividends.

Excess Inclusion Income

        If we acquire a residual interest in a REMIC, we may realize excess inclusion income. If we are deemed to have issued debt obligations having two or more maturities, the payments on which correspond to payments on mortgage loans owned by us, such arrangement will be treated as a taxable mortgage pool for federal income tax purposes. If all or a portion of our company is treated as a taxable mortgage pool, our status as a REIT generally should not be impaired. However, a portion of our REIT taxable income may be characterized as excess inclusion income and allocated to our stockholders, generally in a manner set forth under the applicable Treasury regulations. The Treasury Department has not yet issued regulations governing the tax treatment of stockholders of a REIT that owns an interest in a taxable mortgage pool. Excess inclusion income is an amount, with respect to any calendar quarter, equal to the excess, if any, of (i) income tax allocable to the holder of a residual interest in a REMIC during such calendar quarter over (ii) the sum of amounts allocated to each day in the calendar quarter equal to its ratable portion of the product of (a) the adjusted issue price of the interest at the beginning of the quarter multiplied by (b) 120% of the long term federal rate (determined on the basis of compounding at the close of each calendar quarter and properly adjusted for the length of such quarter). Our excess inclusion income would be allocated among our stockholders. A stockholder's share of any excess inclusion income:

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  could not be offset by net operating losses of a stockholder;

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  would be subject to tax as unrelated business taxable income to a tax-exempt holder;

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  would be subject to the application of the federal income tax withholding (without reduction pursuant to any otherwise applicable income tax treaty) with respect to amounts allocable to non-U.S. stockholders; and

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  would be taxable (at the highest corporate tax rates) to us, rather than our stockholders, to the extent allocable to our stock held by disqualified organizations (generally, tax-exempt entities not subject to unrelated business income tax, including governmental organizations).

Hedging Transactions

        From time to time we may enter into hedging transactions with respect to one or more of our assets or liabilities. Our hedging transactions could take a variety of forms, including interest rate cap agreements, options, futures contracts, forward rate agreements, or similar financial instruments. Although it is not our current policy, we may in the future enter into other hedging transactions, including rate locks and guaranteed financial contracts. To the extent that we enter into an interest rate swap or cap contract, option, futures contract, forward rate agreement, or any similar financial instrument to reduce our interest rate risk on indebtedness incurred to acquire or carry real estate assets, any payment under or gain from the disposition of hedging transactions should be qualifying income for purposes of the 95% gross income test, but not the 75% gross income test. To the extent we hedge with other types of financial instruments or for other purposes, any payment under or gain from such transactions would not be qualifying income for purposes of the 95% or 75% gross income tests. We will monitor the income generated by any such transactions in order to ensure that such gross income, together with any other nonqualifying income received by us, will not cause us to fail to satisfy the 95% or 75% gross income tests.

Failure to Qualify as a REIT

        If we fail to qualify for taxation as a REIT in any taxable year, and the relief provisions of the Internal Revenue Code do not apply, we will be required to pay taxes, including any applicable alternative minimum tax, on our taxable income in that taxable year and all subsequent taxable years at regular corporate rates. Distributions to our stockholders in any year in which we fail to qualify as a REIT will not be deductible by us and we will not be required to distribute any amounts to our stockholders. As a result, we anticipate that our failure to qualify as a REIT would reduce the cash available for distribution to our stockholders. In addition, if we fail to qualify as a REIT, all distributions to our stockholders will be taxable as dividends from a C corporation to the extent of our current and accumulated earnings and profits, and United States stockholders (as defined below) may be taxable at preferential rates on such dividends, and corporate distributees may be eligible for the dividends-received deduction. Unless entitled to relief under specific statutory provisions, we will also be disqualified from taxation as a REIT for the four taxable years following the year in which we lose our qualification.

Taxation of Taxable United States Stockholders

        For purposes of the discussion in this prospectus, the term "United States stockholder" means a beneficial holder of our stock that is, for federal income tax purposes:

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  a citizen or resident of the United States (as determined for federal income tax purposes);

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  a corporation, or other entity treated as a corporation for federal income tax purposes created or organized in or under the laws of the United States or of any state thereof or in the District of Columbia, unless Treasury regulations provide otherwise;

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  an estate the income of which is subject to federal income taxation regardless of its source; or

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  a trust whose administration is subject to the primary supervision of a U.S. court and which has one or more U.S. persons who have the authority to control all substantial decisions of the trust.

Distributions Generally

        Distributions out of our current or accumulated earnings and profits, other than capital gain dividends, will be taxable to United States stockholders as ordinary income. Such REIT dividends generally are ineligible for the new reduced tax rate (with a maximum of 15%) for corporate dividends received by individuals, trusts and estates in years 2003 through 2008. However, such rate will apply to the extent that we make distributions attributable to amounts, if any, we receive as dividends from non-REIT corporations or to the extent that we make distributions attributable to the sum of (i) the excess of our REIT taxable income (excluding net capital gains) for the preceding year over the tax paid on such income, and (ii) the excess of our income subject to the built-in gain tax over the tax payable by us on such income. Provided that we qualify as a REIT, dividends paid by us will not be eligible for the dividends received deduction generally available to United States stockholders that are corporations. To the extent that we make distributions in excess of current and accumulated earnings and profits, the distributions will be treated as a tax-free return of capital to each United States stockholder, and will reduce the adjusted tax basis that each United States stockholder has in our stock by the amount of the distribution, but not below zero. Distributions in excess of a United States stockholder's adjusted tax basis in its stock will be taxable as capital gain, and will be taxable as long-term capital gain if the stock has been held for more than one year. The calculation of the amount of distributions that are applied against or exceed adjusted tax basis are made on a share-by-share basis. To the extent that we make distributions, if any, that are attributable to excess inclusion income, such amounts may not be offset by net operating losses of a United States stockholder. If we declare a dividend in October, November, or December of any calendar year which is payable to stockholders of record on a specified date in such a month and actually pay the dividend during January of the following calendar year, the dividend is deemed to be paid by us and received by the stockholder on December 31st of the year preceding the year of payment. Stockholders may not include in their own income tax returns any of our net operating losses or capital losses.

Capital Gain Distributions

        Distributions designated by us as capital gain dividends will be taxable to United States stockholders as capital gain income. We can designate distributions as capital gain dividends to the extent of our net capital gain for the taxable year of the distribution. For tax years prior to 2009, this capital gain income will generally be taxable to non-corporate United States stockholders at a maximum of a 15% or 25% rate based on the characteristics of the asset we sold that produced the gain. United States stockholders that are corporations may be required to treat up to 20% of certain capital gain dividends as ordinary income.

Retention of Net Capital Gains

        We may elect to retain, rather than distribute as a capital gain dividend, our net capital gains. If we were to make this election, we would pay tax on such retained capital gains. In such a case, our stockholders would generally:

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  include their proportionate share of our undistributed net capital gains in their taxable income;

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  receive a credit for their proportionate share of the tax paid by us in respect of such net capital gain; and

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  increase the adjusted basis of their stock by the difference between the amount of their share of our undistributed net capital gain and their share of the tax paid by us.

Passive Activity Losses, Investment Interest Limitations and Other Considerations of Holding Our Stock

        Distributions we make, undistributed net capital gain includible in income and gains arising from the sale or exchange of our stock by a United States stockholder will not be treated as passive activity income. As a result, United States stockholders will not be able to apply any "passive losses" against income or gains relating to our stock. Distributions by us, to the extent they do not constitute a return of capital, and undistributed net capital gain includible in our shareholders' income, generally will be treated as investment income for purposes of computing the investment interest limitation under the Internal Revenue Code, provided the proper election is made.

        If we, or a portion of our assets, were to be treated as a taxable mortgage pool, or if we were to acquire REMIC residual interests, our stockholders (other than certain thrift institutions) may not be permitted to offset certain portions of the dividend income they derive from our shares with their current deductions or net operating loss carryovers or carrybacks. The portion of a stockholder's dividends that will be subject to this limitation will equal the allocable share of our "excess inclusion income."

Dispositions of Stock

        A United States stockholder that sells or disposes of our stock will recognize gain or loss for federal income tax purposes in an amount equal to the difference between the amount of cash or the fair market value of any property the stockholder receives on the sale or other disposition and the stockholder's adjusted tax basis in the stock. This gain or loss generally will be capital gain or loss and will be long-term capital gain or loss if the stockholder has held the stock for more than one year. However, any loss recognized by a United States stockholder upon the sale or other disposition of our stock that the stockholder has held for six months or less will be treated as long-term capital loss to the extent the stockholder received distributions from us which were required to be treated as long-term capital gains. For tax years prior to 2009, capital gain of an individual United States stockholder is generally taxed at a maximum rate of 15% where the property is held for more than one year. The deductibility of capital loss is limited.

Information Reporting and Backup Withholding

        We report to our United States stockholders and the IRS the amount of dividends paid during each calendar year, along with the amount of any tax withheld. Under the backup withholding rules, a stockholder may be subject to backup withholding with respect to dividends paid and redemption proceeds unless the holder is a corporation or comes within other exempt categories and, when required, demonstrates this fact, or provides a taxpayer identification number or social security number, certifying as to no loss of exemption from backup withholding, and otherwise complies with applicable requirements of the backup withholding rules. A United States stockholder that does not provide us with its correct taxpayer identification number or social security number may also be subject to penalties imposed by the IRS. A United States stockholder can meet this requirement by providing us with a correct, properly completed and executed copy of IRS Form W-9 or a substantially similar form. Backup withholding is not an additional tax. Any amount paid as backup withholding will be creditable against the stockholder's income tax liability, if any, and otherwise be refundable, provided the proper forms are filed on a timely basis. In addition, we may be required to withhold a portion of capital gain distributions made to any stockholders who fail to certify their non-foreign status.

Taxation of Tax-Exempt Stockholders

        The IRS has ruled that amounts distributed as a dividend by a REIT will be treated as a dividend by the recipient and excluded from the calculation of unrelated business taxable income when received by a tax-exempt entity. Based on that ruling, provided that a tax-exempt stockholder has not held our stock as "debt financed property" within the meaning of the Internal Revenue Code, i.e., property the acquisition or holding of which is or is treated as financed through a borrowing by the tax-exempt United States stockholder, the stock is not otherwise used in an unrelated trade or business, and we do not hold an asset that gives rise to "excess inclusion" income, as defined in Section 860E of the Internal Revenue Code, dividend income on our stock and income from the sale of our stock should not be unrelated business taxable income to a tax-exempt stockholder. However, if we were to hold residual interests in a REMIC, or if we or a pool of our assets were to be treated as a taxable mortgage pool, a portion of the dividends paid to a tax-exempt stockholder that is attributable to excess inclusion income may be subject to tax as unrelated business taxable income. Although we do not believe that we, or any portion of our assets, will be treated as a taxable mortgage pool, we cannot assure you that that the IRS might not successfully maintain that such a taxable mortgage pool exists.

        For tax-exempt stockholders that are social clubs, voluntary employees' beneficiary associations, supplemental unemployment benefit trusts, and qualified group legal services plans exempt from federal income taxation under Sections 501(c)(7), (c)(9), (c)(17) and (c)(20) of the Internal Revenue Code, respectively, income from an investment in our stock will constitute unrelated business taxable income unless the organization is able to properly claim a deduction for amounts set aside or placed in reserve for certain purposes so as to offset the income generated by its investment in our stock. Any prospective investors should consult their tax advisors concerning these "set aside" and reserve requirements.

        Notwithstanding the above, however, a substantial portion of the dividends received with respect to our stock may constitute unrelated business taxable income, or UBTI, if we are treated as a "pension-held REIT" and you are a pension trust which:

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  is described in Section 401(a) of the Internal Revenue Code; and

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  holds more than 10%, by value, of our equity interests.

        Tax-exempt pension funds that are described in Section 401(a) of the Internal Revenue Code and exempt from tax under Section 501 (a) of the Internal Revenue Code are referred to below as "qualified trusts."

        A REIT is a "pension-held REIT" if:

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  it would not have qualified as a REIT but for the fact that Section 856(h)(3) of the Internal Revenue Code provides that stock owned by a qualified trust shall be treated, for purposes of the 5/50 rule, described above, as owned by the beneficiaries of the trust, rather than by the trust itself; and

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  either at least one qualified trust holds more than 25%, by value, of the interests in the REIT, or one or more qualified trusts, each of which owns more than 10%, by value, of the interests in the REIT, holds in the aggregate more than 50%, by value, of the interests in the REIT.

        The percentage of any REIT dividends treated as unrelated business taxable income under these rules is equal to the ratio of:

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  the unrelated business taxable income earned by the REIT, less directly related expenses, treating the REIT as if it were a qualified trust and therefore subject to tax on unrelated business taxable income, to

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  the total gross income, less directly related expenses, of the REIT.

        A de minimis exception applies where this percentage is less than 5% for any year. As a result of the limitations on the transfer and ownership of stock contained in our charter, we do not expect to be classified as a pension-held REIT.

Taxation of Non-United States Stockholders

        The rules governing federal income taxation of non-United States stockholders are complex and no attempt will be made herein to provide more than a summary of these rules. "Non-United States stockholders" means beneficial owners of shares of our stock that are not United States stockholders (as such term is defined in the discussion above under the heading entitled "—Taxation of Taxable United States Stockholders").

        PROSPECTIVE NON-UNITED STATES STOCKHOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS TO DETERMINE THE IMPACT OF FOREIGN, FEDERAL, STATE, AND LOCAL INCOME TAX LAWS WITH REGARD TO AN INVESTMENT IN OUR STOCK AND OF OUR ELECTION TO BE TAXED AS A REAL ESTATE INVESTMENT TRUST, INCLUDING ANY REPORTING REQUIREMENTS.

        Distributions to non-United States stockholders that are not attributable to gain from our sale or exchange of U.S. real property interests and that are not designated by us as capital gain dividends or retained capital gains will be treated as dividends of ordinary income to the extent that they are made out of our current or accumulated earnings and profits. These distributions will generally be subject to a withholding tax equal to 30% of the distribution unless an applicable tax treaty reduces or eliminates that tax. However, if income from an investment in our stock is treated as effectively connected with the non-United States stockholder's conduct of a U.S. trade or business (or, if an income tax treaty applies, is attributable to a U.S. permanent establishment of the non-United States stockholder), the non-United States stockholder generally will be subject to federal income tax at graduated rates in the same manner as United States stockholders are taxed with respect to those distributions, and also may be subject to the 30% branch profits tax in the case of a non-United States stockholder that is a corporation, unless a treaty reduces or eliminates these taxes. We expect to withhold tax at the rate of 30% on the gross amount of any distributions made to a non-United States stockholder unless:

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  a lower treaty rate applies and any required form, for example IRS Form W-8BEN, evidencing eligibility for that reduced rate is filed by the non-United States stockholder with us; or

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  the non-United States stockholder files an IRS Form W-8ECI with us claiming that the distribution is effectively connected income.

        Any portion of the dividends paid to non-United States stockholders that are treated as excess inclusion income will not be eligible for exemption from the 30% withholding tax or a reduced treaty rate.

        Distributions in excess of our current and accumulated earnings and profits that are not treated as attributable to the gain from our disposition of a U.S. real property interest will not be taxable to non-United States stockholders to the extent that these distributions do not exceed the adjusted basis of the stockholder's stock, but rather will reduce the adjusted basis of that stock. To the extent that distributions in excess of current and accumulated earnings and profits exceed the adjusted basis of a non-United States stockholder's stock, these distributions will give rise to tax liability if the non-United States stockholder would otherwise be subject to tax on any gain from the sale or disposition of its stock, as described below. Because it generally cannot be determined at the time a distribution is made whether or not such distribution may be in excess of current and accumulated earnings and profits, the entire amount of any distribution normally will be subject to withholding at the same rate as a dividend. However, amounts so withheld are creditable against U.S. tax liability, if any, or refundable by the IRS to the extent the distribution is subsequently determined to be in excess of our current and accumulated earnings and profits and the proper forms are filed with the IRS by the non-United States stockholder on a timely basis. We are also required to withhold 10% of any distribution in excess of our current and accumulated earnings and profits if our stock is a U.S. real property interest. Consequently, although we intend to withhold at a rate of 30% on the entire amount of any distribution, to the extent that we do not do so, any portion of a distribution not subject to withholding at a rate of 30% may be subject to withholding at a rate of 10% if our stock was considered to be a U.S. real property interest. We do not expect that our stock will be considered a U.S. real property interest.

        Distributions attributable to our capital gains which are not attributable to gain from the sale or exchange of a U.S. real property interest generally will not be subject to income taxation, unless (1) investment in our stock is effectively connected with the non-United States stockholder's U.S. trade or business (or, if an income tax treaty applies, is attributable to a U.S. permanent establishment of the non-United States stockholder), in which case the non-United States stockholder will be subject to the same treatment as United States stockholders with respect to such gain (and a corporate non-United States stockholder may also be subject to the 30% branch profits tax), or (2) the non-United States stockholder is a non-resident alien individual who is present in the U.S. for 183 days or more during the taxable year and certain other conditions are satisfied, in which case the non-resident alien individual will be subject to a 30% withholding tax on the individual's capital gains.

        For any year in which we qualify as a REIT, distributions that are attributable to gain from the sale or exchange of a U.S. real property interest, which includes some interests in real property, but generally does not include an interest solely as a creditor in mortgage loans or mortgage related securities, will be taxed to a non-United States stockholder under the provisions of the Foreign Investment in Real Property Tax Act, or FIRPTA. Under FIRPTA, distributions attributable to gain from sales of U.S. real property interests are taxed to a non-United States stockholder as if that gain were effectively connected with the stockholder's conduct of a U.S. trade or business. Non-United States stockholders thus would be taxed at the normal capital gain rates applicable to United States stockholders, subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals. Distributions subject to FIRPTA also may be subject to the 30% branch profits tax in the hands of a non-U.S. corporate stockholder.

        If we distribute any amount attributable to the disposition of a United States real property interest, we will be required to withhold and to remit to the IRS 35% of any distribution to non-United States stockholders that is designated as a capital gain dividend or, if greater, 35% of a distribution to non-United States stockholders that could have been designated as a capital gain dividend. The amount withheld is creditable against the non-United States stockholder's United States federal income tax liability, and to the extent that it exceeds such non-United States stockholder's United States federal income tax liability, will be refundable provided that the proper forms are filed on a timely basis.

        Gains recognized by a non-United States stockholder upon a sale of our stock generally will not be taxed under FIRPTA if we are a domestically controlled REIT, which is a REIT in which at all times during a specified testing period less than 50% in value of the stock was held directly or indirectly by non-United States stockholders. Because our stock is widely held, we cannot assure our investors that we are or will remain a domestically controlled REIT. Even if we do not qualify as a domestically controlled REIT, an alternative exemption to tax under FIRPTA might be available (i) if we are not (and have not been for the five year period prior to the sale) a U.S. real property holding corporation (as defined in the Internal Revenue Code and applicable Treasury regulations to generally include a corporation, 50% or more of the assets of which consist of U.S. real property interests) or (ii) the selling non-United States stockholder owns, actually or constructively, 5% or less of our Class A Common Stock during a specified testing period to the extent such stock is regularly traded on an established securities market. We do not expect that our assets will cause us to be considered a U.S. real property holding corporation.

        If gain from the sale of the stock were subject to taxation under FIRPTA, the non-United States stockholder would be subject to the same treatment as United States stockholders with respect to that gain, subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals. In addition, the purchaser of the stock could be required to withhold 10% of the purchase price and remit such amount to the IRS.

        Gains not subject to FIRPTA will be taxable to a non-United States stockholder if the non-United States stockholder's investment in the stock is effectively connected with a trade or business in the U.S.

(or, if an income tax treaty applies, is attributable to a U.S. permanent establishment of the non-United States stockholder), in which case the non-United States stockholder will be subject to the same treatment as United States stockholders with respect to that gain; or the non-United States stockholder is a nonresident alien individual who was present in the U.S. for 183 days or more during the taxable year and other conditions are met, in which case the nonresident alien individual will be subject to a 30% tax on the individual's capital gains.

Information Reporting and Backup Withholding for Non-United States Stockholders

        If the proceeds of a disposition of our stock are paid by or through a U.S. office of a broker-dealer, the payment is generally subject to information reporting and to backup withholding unless the disposing non-United States stockholder certifies as to his name, address and non-U.S. status or otherwise establishes an exemption. Generally, U.S. information reporting and backup withholding will not apply to a payment of disposition proceeds if the payment is made outside the U.S. through a foreign office of a foreign broker-dealer. If the proceeds from a disposition of our stock are paid to or through a foreign office of a U.S. broker-dealer or a non-U.S. office of a foreign broker-dealer that is (i) a "controlled foreign corporation" for federal income tax purposes, (ii) a foreign person 50% or more of whose gross income from all sources for a three-year period was effectively connected with a U.S. trade or business, (iii) a foreign partnership with one or more partners who are U.S. persons and who in the aggregate hold more than 50% of the income or capital interest in the partnership, or (iv) a foreign partnership engaged in the conduct of a trade or business in the U.S., then (i) backup withholding will not apply unless the broker-dealer has actual knowledge that the owner is not a non-United States stockholder, and (ii) information reporting will not apply if the non-United States stockholder satisfies certification requirements regarding its status as a foreign stockholder. Other information reporting rules apply to non-United States stockholders, and prospective non-United States stockholders should consult their own tax advisors regarding these requirements.

Possible Legislative or Other Action Affecting Tax Consequences

        You should recognize that the present federal income tax treatment of an investment in us may be modified by legislative, judicial or administrative action at any time and that any such action may affect investments and commitments previously made. The rules dealing with federal income taxation are constantly under review by persons involved in the legislative process and by the IRS and the U.S. Treasury Department, resulting in revisions of regulations and revised interpretations of established concepts as well as statutory changes. Revisions in federal tax laws and interpretations thereof could affect the tax consequences of an investment in us.

State, Local and Foreign Taxation

        We may be required to pay state, local and foreign taxes in various state, local and foreign jurisdictions, including those in which we transact business or make investments, and our stockholders may be required to pay state, local and foreign taxes in various state, local and foreign jurisdictions, including those in which they reside. Our state, local and foreign tax treatment may not conform to the federal income tax consequences summarized above. In addition, a stockholder's state, local and foreign tax treatment may not conform to the federal income tax consequences summarized above. Consequently, prospective investors should consult their tax advisors regarding the effect of state, local and foreign tax laws on an investment in our stock.

ERISA CONSIDERATIONS

        A fiduciary of a pension, profit sharing, retirement or other employee benefit plan ("Plan") subject to the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), should consider the fiduciary standards under ERISA in the context of the Plan's particular circumstances before authorizing an investment of a portion of such Plan's assets in the shares of common stock. Accordingly, such fiduciary should consider (i) whether the investment satisfies the diversification requirements of Section 404(a)(1)(C) of ERISA, (ii) whether the investment is in accordance with the documents and instruments governing the Plan as required by Section 404(a)(1)(D) of ERISA, and (iii) whether the investment is prudent under ERISA. In addition to the imposition of general fiduciary standards of investment prudence and diversification, ERISA, and the corresponding provisions of the Code, prohibit a wide range of transactions involving the assets of the Plan and persons who have certain specified relationships to the Plan ("parties in interest" within he meaning of ERISA, "disqualified persons" within the meaning of the Code). Thus, a Plan fiduciary considering an investment in the shares of common stock also should consider whether the acquisition or the continued holding of the shares of common stock might constitute or give rise to a direct or indirect prohibited transaction.

        The Department of Labor (the "DOL") has issued final regulations (the "Regulations") as to what constitutes assets of an employee benefit plan under ERISA. Under the Regulations, if a Plan acquires an equity interest in an entity, which interest is neither a "publicly offered security" nor a security issued by an investment company registered under the Investment Company Act of 1940, as amended, the Plan's assets would include, for purposes of the fiduciary responsibility provision of ERISA, both the equity interest and an undivided interest in each of the entity's underlying assets unless certain specified exceptions apply. The Regulations define a publicly offered security as a security that is "widely held," "freely transferable," and either part of a class of securities registered under the Exchange Act, or sold pursuant to an effective registration statement under the Securities Act (provided the securities are registered under the Exchange Act within 120 days after the end of the fiscal year of the issuer during which the public offering occurred). The shares of common stock are being sold in an offering registered under the Securities Act and will be registered under the Exchange Act.

        The DOL Regulations provide that a security is "widely held" only if it is part of a class of securities that is owned by 100 or more investors independent of the issuer and of one another. A security will not fail to be "widely held" because the number of independent investors falls below 100 subsequent to the initial public offering as a result of events beyond the issuer's control. The Company expects the common stock to be "widely held" upon completion of the initial public offering.

        The DOL Regulations provide that whether a security is "freely transferable" is a factual question to be determined on the basis of all relevant facts and circumstances. The DOL Regulations further provide that when a security is part of an offering in which the minimum investment is $10,000 or less, as is the case with the offering, certain restrictions ordinarily will not, alone or in combination, affect the finding that such securities are "freely transferable." The Company believes that the restrictions imposed under its articles of incorporation on the transfer of the common stock are limited to the restrictions on transfer generally permitted under the DOL Regulations and are not likely to result in the failure of the common stock to be "freely transferable." The DOL Regulations only establish a presumption in favor of the finding of free transferability, and, therefore, no assurance can be given that the DOL will not reach a contrary conclusion.

        Assuming that the common stock will be "widely held" and "freely transferable," the Company believes that the common stock will be publicly offered securities for purposes of the Regulations and that the assets of the Company will not be deemed to be "plan assets" of any Plan that invests in the common stock.

UNDERWRITING

        We are offering shares of our Class A Common Stock described in this prospectus through the underwriters set forth in the table below, for whom Flagstone Securities, LLC is acting as the representative. Subject to the terms and conditions contained in the underwriting agreement, we have agreed to sell to the underwriters, and each of the underwriters has severally agreed to purchase from us, on a firm commitment basis, the number of shares of Class A Common Stock listed next to its name in the following table:

Underwriters	Number of Shares
Flagstone Securities, LLC	3,590,000
BB&T Capital Markets, A division of Scott & Stringfellow, Inc.	1,000,000
FIG Partners, LLC	210,000
Capital West Securities, Inc.	200,000

Total	5,000,000

        The underwriters are obligated to take and pay for all of the shares of Class A Common Stock offered if any of the shares are taken.

        The underwriters will initially offer the shares to the public at the price specified on the cover page of this prospectus. The underwriters may allow to selected dealers a concession of not more than $0.60 per share. The underwriters may also allow, and any dealers may reallow, a concession of not more than $0.10 per share to selected other dealers. If all the shares are not sold at the public offering price, the underwriters may change the public offering price and the other selling terms.

        Our shares of Class A Common Stock are offered subject to a number of conditions, including:

  •
  receipt and acceptance of our shares of Class A Common Stock by the underwriters; and

  •
  the underwriters' right to reject orders in whole or in part.

        We have granted the underwriters an option, exercisable in one or more installments for 30 days after the date of this prospectus, to purchase up to 750,000 additional shares of Class A Common Stock to cover over-allotments, if any, at the public offering price less the underwriting discount set forth on the cover page of this prospectus.

        The following table shows the amount per share and total underwriting discount we will pay to the underwriters assuming both no exercise and full exercise of the underwriters' option to purchase up to 750,000 additional shares to cover over-allotments.

	No Exercise	Full Exercise
Per share	$1.0150	$1.0150
Total	$5,075,000	$5,836,250

        We estimate that the total expenses of this offering to be paid by us, not including the underwriting discount, will be approximately $1.3 million.

        Each of our officers and directors has agreed with the underwriters that, for a period of 180 days after the closing of this offering, subject to certain exceptions, he or she will not sell, transfer or otherwise dispose of any shares of our Class A Common Stock, or any securities convertible into or exercisable or exchangeable for shares of our Class A Common Stock, owned by him or her without the prior written consent of the representative. We have also agreed with the underwriters that, for a period of 180 days after the closing of this offering, subject to certain exceptions, we will not sell or issue any of our Class A Common Stock or any securities convertible into or exercisable or exchangeable for our Class A Common Stock, or file any registration statement with the Securities and Exchange Commission (except a registration statement on Form S-8 relating to our stock incentive plan and a registration on Form S-11 relating to resale of shares held by current stockholders), without the prior written consent of the representative, except that we may make grants of options or restricted shares under our 2003 Long Term Incentive Compensation Plan and issue shares upon exercise of those options, and we may issue shares of our Class A Common Stock in connection with conversions of our Class B and Class C Common Stock. The underwriters may, however, in their sole discretion and at any time without notice, release all or any portion of the securities subject to these agreements.

        Each of our stockholders that is not a director or officer has agreed, through a registration rights agreement to which each of those stockholders is a party, not to effect any sale or distribution of any of our Class A Common Stock or any securities convertible into or exchangeable or exercisable for shares of our Class A Common Stock for a period of 60 days following the date of this prospectus.

        We will indemnify the underwriters against various liabilities, including liabilities under the Securities Act of 1933, as amended. If we are unable to provide this indemnification, we will contribute to payments the underwriters may be required to make in respect of those liabilities.

        Our Class A Common Stock has been approved for listing on the New York Stock Exchange, subject to official notice of issuance, under the symbol "BMM." In order to meet the requirements for listing on the NYSE, the underwriters have undertaken to sell shares to a minimum of 2,000 beneficial owners in lots of 100 or more shares.

        In connection with this offering, the underwriters may engage in activities that stabilize, maintain or otherwise affect the price of our Class A Common Stock, including:

  •
  stabilizing transactions;

  •
  short sales;

  •
  syndicate covering transactions;

  •
  imposition of penalty bids; and

  •
  purchases to cover positions created by short sales.

        Stabilizing transactions consist of bids or purchases made for the purpose of preventing or retarding a decline in the market price of shares of our Class A Common Stock while this offering is in progress. Stabilizing transactions may include making short sales of shares of our Class A Common Stock, which involves the sale by the underwriters of a greater number of shares than they are required to purchase in this offering, and purchasing shares from us or in the open market to cover positions created by short sales. Short sales may be "covered" shorts, which are short positions in an amount not greater than the underwriters' over-allotment option referred to above, or may be "naked" shorts, which are short positions in excess of that amount.

        The underwriters may close out any covered short position either by exercising their over-allotment option, in whole or in part, or by purchasing shares in the open market. In making this determination, the underwriters will consider, among other things, the price of shares available for purchase in the open market compared to the price at which the underwriters may purchase shares pursuant to the over-allotment option.

        A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of shares of our Class A Common Stock in the open market that could adversely affect investors who purchased in this offering. To the extent that the underwriters create a naked short position, the underwriters will purchase shares in the open market to cover the position.

        The underwriters also may impose a penalty bid on selling group members. This means that if the underwriters purchase shares in the open market in stabilizing transactions or to cover short sales, the underwriters can require the selling group members that sold those shares as part of this offering to repay the selling concession received by them.

        As a result of these activities, the price of shares of our Class A Common Stock may be higher than the price that otherwise might exist in the open market. If the underwriters commence these activities, they may discontinue them at any time. The underwriters may carry out these transactions on the NYSE, in the over-the-counter market or otherwise.

        The representative has advised us that the underwriters do not confirm sales to accounts over which they exercise discretionary authority.

        Prior to this offering, there has been no public market for shares of our Class A Common Stock. The initial public offering price will be determined by negotiations among us and the underwriters. The primary factors to be considered in determining the initial public offering price include:

  •
  our capital structure;

  •
  our prospects for future earnings;

  •
  an assessment of our management;

  •
  the present state of our development;

  •
  the prevailing conditions of the equity securities markets at the time of this offering; and

  •
  current market valuations of publicly traded companies considered comparable to our company.

        Flagstone Securities owns 319,388 shares of our Class C Common Stock, which it purchased for $319.39 and a total of $1,180.61 in the form of services to us in connection with our private placements of Class A Common Stock. Each share of Class C Common Stock will automatically convert into one share of Class A Common Stock when the stockholders' equity attributable to our Class A Common Stock equals no less than $15 per share following such conversions. No dividends are paid on our Class C Common Stock, and Flagstone Securities, as holder of our Class C Common Stock, is generally not entitled to vote on any matter submitted to a vote of stockholders, including the election of directors. Flagstone Securities will therefore not receive dividends or vote on matters submitted to a vote of stockholders (as a result of its ownership of our Class C Common Stock), until the Class C Common Stock is converted into Class A Common Stock.

        Flagstone Securities also owns 150,000 shares of our Class A Common Stock, which it purchased for $2,130,000. Although these shares are subject to a lock-up agreement, as the representative of the underwriters in this offering, Flagstone Securities has the authority to release the lock-up restriction on these shares. As a result, Flagstone Securities would have the ability to sell these shares while the offering described in this prospectus is taking place. Flagstone Securities has, however, indicated its intent not to sell these shares within 180 days of the closing of this offering.

        The underwriters or their affiliates may provide us with certain commercial banking, financial advisory and investment banking services in the future, for which they would receive customary compensation.

        A prospectus in electronic format may be available on the Internet sites or through other online services maintained by the underwriters and selling group members participating in this offering, or by their affiliates. In those cases, prospective investors may view offering terms online and, depending upon the underwriter or the selling group member, prospective investors may be allowed to place orders online. The underwriters may agree with us to allocate a specific number of shares for sale to online brokerage account holders. Any such allocation for online distributions will be made by the underwriters on the same basis as other allocations.

        Other than the prospectus in electronic format, the information on the underwriters' or any selling group member's web site and any information contained in any other web site maintained by the underwriters or any selling group member is not part of the prospectus or the registration statement of which this prospectus forms a part, has not been approved or endorsed by us or the underwriters or any selling group member in its capacity as underwriter or selling group member and should not be relied upon by investors.

LEGAL MATTERS

        Certain legal matters will be passed upon for us by our counsel, Clifford Chance US LLP, New York, New York. Certain legal matters relating to this offering will be passed upon for the underwriters by Hunton & Williams LLP.

EXPERTS

        The financial statements of Bimini Mortgage Management, Inc. at December 31, 2003, and for the period from September 24, 2003 (date of inception) through December 31, 2003, appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report appearing elsewhere herein, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION
ABOUT BIMINI MORTGAGE MANAGEMENT

        We have filed with the SEC a registration statement on Form S-11, including exhibits and schedules filed with the registration statement of which this prospectus is a part, under the Securities Act with respect to the shares of our Class A Common Stock to be sold in this offering. This prospectus does not contain all of the information set forth in the registration statement and exhibits and schedules to the registration statement. For further information with respect to our company and the shares to be sold in this offering, reference is made to the registration statement, including the exhibits and schedules to the registration statement. Statements contained in this prospectus as to the contents of any contract or other document referred to in this prospectus are not necessarily complete and, where that contract is an exhibit to the registration statement, each statement is qualified in all respects by reference to the exhibit to which the reference relates. Copies of the registration statement, including the exhibits and schedules to the registration statement, may be examined without charge at the public reference room of the SEC, 450 Fifth Street, N.W. Room 1024, Washington, DC 20549. Information about the operation of the public reference room may be obtained by calling the SEC at 1-800-SEC-0300. Copies of all or a portion of the registration statement can be obtained from the public reference room of the SEC upon payment of prescribed fees. Our SEC filings, including our registration statement, are also available to you for free on the SEC's website at www.sec.gov.

        As a result of this offering, we will become subject to the information and reporting requirements of the Securities Exchange Act of 1934, and will file periodic reports and proxy statements. We will also make available to our stockholders annual reports containing audited financial information for each year and quarterly reports for the first three quarters of each fiscal year containing unaudited interim financial information.

BIMINI MORTGAGE MANAGEMENT, INC.

INDEX TO FINANCIAL STATEMENTS

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Stockholders
Bimini Mortgage Management, Inc.

        We have audited the accompanying balance sheet of Bimini Mortgage Management, Inc. (the "Company") as of December 31, 2003, and the related statements of operations, stockholders' equity, and cash flows for the period from September 24, 2003 (date of inception) through December 31, 2003. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

        We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

        In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Bimini Mortgage Management, Inc. at December 31, 2003, and the results of its operations and its cash flows for the period from September 24, 2003 (date of inception) through December 31, 2003, in conformity with U.S. generally accepted accounting principles.

/s/ ERNST & YOUNG LLP
Miami, Florida March 11, 2004

BIMINI MORTGAGE MANAGEMENT, INC.

BALANCE SHEETS

	June 30, 2004	December 31, 2003
	(unaudited)
ASSETS
MORTGAGE-BACKED SECURITIES:
Pledged to counterparties, at fair value	$1,508,421,270	$197,990,559
Unpledged, at fair value	—	27,750,602

TOTAL MORTGAGE-BACKED SECURITIES	1,508,421,270	225,741,161
CASH AND CASH EQUIVALENTS	88,900,247	18,404,130
PURCHASED INTEREST RECEIVABLE	—	958,569
ACCRUED INTEREST RECEIVABLE	4,852,580	71,480
PRINCIPAL PAYMENTS RECEIVABLE	478,793	-0-
PROPERTY AND EQUIPMENT, net	195,991	89,088
PREPAID AND OTHER ASSETS	858,051	21,248

	$1,603,706,932	$245,285,676

LIABILITIES AND STOCKHOLDERS' EQUITY
LIABILITIES:
Repurchase agreements	$1,461,220,000	$188,841,000
Accrued interest payable	4,148,650	20,086
Cash dividend payable	5,369,410	—
Compensation and related benefits payable	30,268	-0-
Accounts payable, accrued expenses and other	237,037	109,399

TOTAL LIABILITIES	1,471,005,365	188,970,485

COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' EQUITY:
Preferred stock, $0.001 par value; 10,000,000 shares authorized, no shares issued and outstanding	—	—
Class A Common Stock, $0.001 par value; 98,000,000 shares designated; issued and outstanding, 10,012,188 shares at June 30, 2004 and 4,012,102 shares at December 31, 2003	10,012	4,012
Class B Common Stock, $0.001 par value; 1,000,000 shares designated, 319,388 shares issued and outstanding	319	319
Class C Common Stock, $0.001 par value; 1,000,000 shares designated, 319,388 shares issued and outstanding	319	319
Additional paid-in capital	141,831,620	56,597,117
Accumulated other comprehensive loss	(9,110,912)	(19,409)
Accumulated deficit	(29,791)	(267,167)

TOTAL STOCKHOLDERS' EQUITY	132,701,567	56,315,191

	$1,603,706,932	$245,285,676

See notes to financial statements.

BIMINI MORTGAGE MANAGEMENT, INC.

STATEMENTS OF OPERATIONS

	Six Months ended June 30, 2004	September 24, 2003 (inception) through December 31, 2003
	(unaudited)
Interest income, net of amortization of premium and discount	$18,153,131	$71,480
Interest expense	(7,080,446)	(20,086)

NET INTEREST INCOME	11,072,685	51,394

DIRECT OPERATING EXPENSES:
Trading costs, commissions, and other	448,666	15,583
Other direct costs	57,184	29,899

TOTAL DIRECT OPERATING EXPENSES	505,850	45,482

GENERAL AND ADMINISTRATIVE EXPENSES:
Compensation and related benefits	640,806	35,964
Start-up and organization costs	—	111,092
Directors' fees, and other public company costs	73,480	—
Occupancy costs	31,204	13,675
Audit, legal and other professional fees	60,260	85,340
Other administrative expenses	250,730	27,008

TOTAL GENERAL AND ADMINISTRATIVE EXPENSES	1,056,480	273,079

NET INCOME (LOSS)	$9,510,355	$(267,167)

BASIC AND DILUTED INCOME (LOSS) PER CLASS A COMMON SHARE	$1.06	$(0.54)

WEIGHTED AVERAGE NUMBER OF CLASS A COMMON SHARES OUTSTANDING USED IN COMPUTING PER SHARE AMOUNTS:
BASIC	9,006,353	497,859

DILUTED	9,006,668	497,859

CASH DIVIDENDS DECLARED PER CLASS A COMMON SHARE	$0.91	$—

See notes to financial statements.

BIMINI MORTGAGE MANAGEMENT, INC.

STATEMENTS OF STOCKHOLDERS' EQUITY

FOR THE SIX MONTHS ENDED JUNE 30, 2004

(UNAUDITED) AND THE PERIOD FROM SEPTEMBER 24, 2003

(inception) THROUGH DECEMBER 31, 2003

	Common Stock, Amounts at Par Value
					Accumulated Other Comprehensive Loss
				Additional Paid-in Capital		Accumulated Deficit
	Class A	Class B	Class C				Total
Initial capitalization as of September 24, 2003, sale of Class B common shares	$—	$319	$—	$1,181	$—	$—	$1,500
Sale of Class A common shares	7	—	—	28	—	—	35
Sale of Class C common shares	—	—	319	1,181	—	—	1,500
Issuance of Class A common shares pursuant to a private offering	4,005	—	—	56,594,727	—	—	56,598,732
Net loss	—	—	—	—	—	(267,167)	(267,167)
Unrealized loss on available for sale securities, net	—	—	—	—	(19,409)	—	(19,409)

Comprehensive loss	—	—	—	—	—	—	(286,576)

Balances at December 31, 2003	$4,012	$319	$319	$56,597,117	$(19,409)	$(267,167)	$56,315,191

Issuance of Class A common shares as board compensation	2	—	—	24,748	—	—	24,750
Sale of Class A common shares in January 2004	5,837	—	—	82,858,509	—	—	82,864,346
Sale of Class A common shares in February 2004	158	—	—	2,248,313	—	—	2,248,471
Cash dividends declared, March 2004	—	—	—	—	—	(3,903,569)	(3,903,569)
Isssuance of Class A common shares as board compensation	3	—	—	45,567	—	—	45,570
Amortization of equity plan compensation	—	—	—	57,366	—	—	57,366
Cash dividends declared, June 2004	—	—	—	—	—	(5,369,410)	(5,369,410)
Net income	—	—	—	—	—	9,510,355	9,510,355
Unrealized loss on available for sale securities, net	—	—	—	—	(9,091,503)	—	(9,091,503)

Comprehensive income	—	—	—	—	—	—	418,852

Balances at June 30, 2004 (unaudited)	$10,012	$319	$319	$141,831,620	$(9,110,912)	$(29,791)	$132,701,567

See notes to financial statements.

BIMINI MORTGAGE MANAGEMENT, INC.

STATEMENTS OF CASH FLOWS

	Six Months Ended June 30, 2004	September 24, 2003 (inception) through December 31, 2003
	(Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$9,510,355	$(267,167)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Amortization of premium and discount	9,290,363	—
Non-cash expenses and charges	136,981	6,661
Changes of certain assets and liabilities:
Accrued interest receivable	(4,781,100)	(71,480)
Prepaid and other assets	(836,803)	(21,248)
Accrued interest payable	4,128,564	20,086
Accounts payable, accrued expenses and other	157,906	109,399

NET CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES	17,606,266	(223,749)

CASH FLOWS FROM INVESTING ACTIVITIES:
From mortgage-backed securities:
Purchases	(1,406,864,447)	(226,719,139)
Principal repayments received	106,282,248	—
Purchases of property and equipment	(116,198)	(94,540)

NET CASH USED IN INVESTING ACTIVITIES	(1,300,698,397)	(226,813,679)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net borrowings under repurchase agreements	1,272,379,000	188,841,000
Proceeds from sales of common stock, net of costs of issuance	85,112,817	56,600,558
Cash dividends paid	(3,903,569)	-0-

NET CASH PROVIDED BY FINANCING ACTIVITIES	1,353,588,248	245,441,558

NET CHANGE IN CASH AND CASH EQUIVALENTS	70,496,117	18,404,130
CASH AND CASH EQUIVALENTS, Beginning of the period	18,404,130	—

CASH AND CASH EQUIVALENTS, End of the period	$88,900,247	$18,404,130

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid during the period for interest	$2,951,882	$—

SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING AND FINANCING ACTIVITIES:
Cash dividends declared and payable on Class A common shares, not yet paid	$5,369,410	$—

See notes to financial statements.

BIMINI MORTGAGE MANAGEMENT, INC.

NOTES TO FINANCIAL STATEMENTS

(INFORMATION PERTAINING TO THE SIX MONTHS ENDED
JUNE 30, 2004 IS UNAUDITED)

NOTE 1.    ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES

Organization and Business Description

        Bimini Mortgage Management, Inc. (the "Company") was incorporated in Maryland on September 24, 2003, and it commenced its planned business activities on December 19, 2003, the date of the initial closing of a private issuance of its common stock.

        The Company was formed to invest primarily in residential mortgage related securities issued by the Federal National Mortgage Association (more commonly known as Fannie Mae), the Federal Home Loan Mortgage Corporation (more commonly known as Freddie Mac) and the Government National Mortgage Association (more commonly known as Ginnie Mae).

        The Company intends to qualify and will elect to be taxed as a real estate investment trust ("REIT") under the Internal Revenue Code of 1986, as amended. Once qualified, in order to maintain its REIT status, the Company must comply with a number of requirements under Federal tax law, including that it must distribute at least 90% of its annual taxable net income to its stockholders, subject to certain adjustments.

Interim Financial Statements

        The interim financial statements as of and for the six months ended June 30, 2004 are unaudited; however, in the opinion of the Company's management, all adjustments, consisting only of normal recurring accruals, necessary for a fair presentation of the Company's financial position, results of operations and cash flows have been included. These interim financial statements have been prepared in accordance with disclosure requirements for interim financial information and accordingly, they may not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. The operating result for this interim period is not necessarily indicative of results that can be expected for a full year.

        All information presented as of December 31, 2003 and for the period from September 24, 2003 (date of inception) through December 31, 2003 has been audited.

Basis of Presentation and Use of Estimates

        The accompanying financial statements are prepared on the accrual basis of accounting in accordance with U.S. generally accepted accounting principles ("GAAP"). The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Significant estimates affecting the accompanying financial statements include the fair values of mortgage-backed securities and the prepayment speeds used to calculate amortization and accretion of premiums and discounts on mortgage-backed securities.

Securities and Interest Income Recognition

        The Company invests primarily in residential mortgage related securities issued by Fannie Mae, Freddie Mac, and Ginnie Mae.

        In accordance with GAAP, the Company classifies its investments as either trading investments, available-for-sale investments or held-to-maturity investments. Management determines the appropriate classification of the securities at the time they are acquired and evaluates the appropriateness of such classifications at each balance sheet date. The Company currently classifies all of its securities as available-for-sale, and assets so classified are carried on the balance sheet at fair value, and unrealized gains or losses arising from changes in market values are reported as other comprehensive income or loss as a component of stockholders' equity. Permanent impairment losses, if any, are reported in earnings.

        Securities are recorded on the date the securities are purchased or sold, which is generally the trade date. Realized gains or losses from securities transactions are determined based on the specific identified cost of the securities.

        Interest income is accrued based on the outstanding principal amount of the securities and their stated contractual terms. Premiums and discounts associated with the purchase of the securities are accreted or amortized into interest income over the estimated lives of the assets adjusted for estimated prepayments using the effective interest method. Adjustments are made using the retrospective method to the effective interest computation each reporting period based on the actual prepayment experiences to date, and the present expectation of future prepayments of the underlying mortgages.

Cash and Cash Equivalents

        Cash and cash equivalents include cash on hand and highly liquid investments with original maturities of three months or less. The carrying amount of cash equivalents approximates its fair value at June 30, 2004 and December 31, 2003.

Credit Risk

        At June 30, 2004 and December 31, 2003, the Company had limited its exposure to credit losses on its portfolio of securities by purchasing primarily securities from federal agencies or federally chartered entities, such as, but not limited to, Fannie Mae, Freddie Mac, and Ginnie Mae. The portfolio is diversified to avoid undue loan originator, geographic and other types of concentrations. The Company manages the risk of prepayments of the underlying mortgages by creating a diversified portfolio with a variety of prepayment characteristics.

        The Company is engaged in various trading and brokerage activities in which counter-parties primarily include broker-dealers, banks, and other financial institutions. In the event counter-parties do not fulfill their obligations, the Company may be exposed to risk of loss. The risk of default depends on the creditworthiness of the counter-party and/or issuer of the instrument. It is the Company's policy to review, as necessary, the credit standing for each counter-party.

Property and Equipment

        Property and equipment, consisting primarily of computer equipment, office furniture and leasehold improvements, is recorded at acquisition cost and depreciated using the straight-line method over the estimated useful lives of the assets. Asset lives range from five years for computer equipment to fifteen years for leasehold improvements. Total cost at June 30, 2004 is $210,738, and at December 31, 2003 is $94,540. Depreciation expense for the six months ended June 30, 2004 was $9,295. Depreciation expense for the period from September 24, 2003 (date of inception) through

December 31, 2003 was $5,452. Accumulated depreciation totaled $14,747 at June 30, 2004 and $5,452 at December 31, 2003.

Repurchase Agreements

        The Company finances the acquisition of its mortgage-backed securities ("MBS") through the use of repurchase agreements. Under these repurchase agreements, the Company sells securities to a lender and agrees to repurchase the same securities in the future for a price that is higher than the original sales price. The difference between the sale price that the Company receives and the repurchase price that the Company pays represents interest paid to the lender. Although structured as a sale and repurchase obligation, a repurchase agreement operates as a financing under which the Company pledges its securities as collateral to secure a loan which is equal in value to a specified percentage of the estimated fair value of the pledged collateral. The Company retains beneficial ownership of the pledged collateral. At the maturity of a repurchase agreement, the Company is required to repay the loan and concurrently receives back its pledged collateral from the lender or, with the consent of the lender, the Company may renew such agreement at the then prevailing financing rate. These repurchase agreements may require the Company to pledge additional assets to the lender in the event the estimated fair value of the existing pledged collateral declines. As of June 30, 2004 and December 31, 2003, the Company did not have any margin calls on its repurchase agreements that it was not able to satisfy with either cash or additional pledged collateral.

        Original terms to maturity of the Company's repurchase agreements generally range from one month to 36 months; however, the Company is not precluded from entering into repurchase agreements with longer maturities. Should a counter-party decide not to renew a repurchase agreement at maturity, the Company must either refinance elsewhere or be in a position to satisfy this obligation. If, during the term of a repurchase agreement, a lender should file for bankruptcy, the Company might experience difficulty recovering its pledged assets and may have an unsecured claim against the lender's assets for the difference between the amount loaned to the Company and the estimated fair value of the collateral pledged to such lender. To reduce this risk, the Company enters into repurchase agreements only with investment grade institutions. At June 30, 2004, the Company had amounts outstanding under repurchase agreements with twelve separate lenders with a maximum net exposure (the difference between the amount loaned to the Company and the estimated fair value of the security pledged by the Company as collateral) to any single lender of approximately $17,370,000. At December 31, 2003, the Company had amounts outstanding under repurchase agreements with three separate lenders with a maximum net exposure to any single lender of approximately $5,829,000.

        At June 30, 2004, the Company's repurchase agreements had the following counterparties, amounts at risk and weighted average remaining maturities (unaudited):

Repurchase Agreement Counterparties	Amount Outstanding ($000)	Amount at Risk(1) ($000)	Weighted Average Maturity of Repurchase Agreements in Days	Percent of Total Amount outstanding
Deutsche Bank Securities, Inc.	$340,691	$17,370	146	23.3%
UBS Investment Bank, LLC	317,310	13,469	109	21.7
Bank of America Securities, LLC	179,394	10,305	146	12.3
Daiwa Securities America Inc.	147,294	6,223	56	10.1
Bear Stearns & Co. Inc.	112,820	4,846	69	7.7
Cantor Fitzgerald	94,930	1,585	15	6.5
Goldman Sachs	83,859	2,305	86	5.7
Freddie Mac	76,758	2,774	82	5.3
Nomura Securities International, Inc.	59,312	3,404	193	4.1
Countrywide Securities Corp.	26,067	1,312	115	1.8
Lehman Brothers	18,352	712	26	1.2
Citigroup	4,433	290	23	0.3
Total	$1,461,220	$64,595	107	100%

(1)
Equal to the fair value of securities sold, plus accrued interest income, minus the sum of repurchase agreement liabilities, plus accrued interest expense.

        At December 31, 2003, the Company's repurchase agreements had the following counterparties, amounts at risk and weighted average remaining maturities:

Repurchase Agreement Counterparties	Amount Outstanding ($000)	Amount at Risk(1) ($000)	Weighted Average Maturity of Repurchase Agreements in Days	Percent of Total Amount outstanding
Countrywide Securities Corp.	$87,923	3,750	64	46.6%
Bear Stearns & Co. Inc.	67,252	3,454	112	35.6
Daiwa Securities America Inc.	33,666	1,991	177	17.8
Total	$188,841	$9,195	102	100%

(1)
Equal to the fair value of securities sold, plus accrued interest income, minus the sum of repurchase agreement liabilities, plus accrued interest expense.

Stock-Based Compensation

        Stock-based compensation is accounted for using the fair value based method prescribed by Statement of Financial Accounting Standards ("SFAS") No. 123, "Accounting for Stock-Based Compensation." For stock and stock-based awards issued to employees, a compensation charge is recorded against earnings based on the fair value of the award. For transactions with non-employees in which services are performed in exchange for the Company's common stock or other equity instruments, the transactions are recorded on the basis of the fair value of the service received or the fair value of the equity instruments issued, whichever is more readily measurable at the date of issuance. The Company's stock-based compensation transactions resulted in an aggregate of $127,686 of compensation expense for the six months ended June 30, 2004, and $1,209 of compensation expense for the period from September 24, 2003 (date of inception) to December 31, 2003.

Earnings Per Share

        The Company follows the provisions of SFAS No. 128, "Earnings per Share," which requires companies with complex capital structures or common stock equivalents to present both basic and diluted earnings per share ("EPS") on the face of the income statement. Basic EPS is calculated as income available to common stockholders divided by the weighted average number of common shares outstanding during the period. Diluted EPS is calculated using the "if converted" method for common stock equivalents. The Company, as of December 31, 2003, had no common stock equivalents. As of June 30, 2004, the Company has common stock equivalents resulting from grants under the stock incentive plan (see Note 7).

        Class B shares of common stock are not included in the basic EPS computation as the conditions to participate in earnings were not met as of June 30, 2004 and December 31, 2003. As of June 30, 2004 and December 31, 2003, the Class B shares totaling 319,388 are not included in the computation of diluted EPS as the conditions for conversion were not met (see note 5).

        The Class C common shares are not included in the basic EPS computation as these shares do not have participation rights. At June 30, 2004 and December 31, 2003, the Class C common shares totaling 319,388 are not included in the computation of diluted EPS as the conditions for conversion were not met (see note 5).

        The table below reconciles the numerators and denominators of the basic and diluted EPS. All stock issued during the initial organization of the Company in 2003 is weighted as if it was issued on the date of incorporation.

	Six months ended June 30, 2004	September 24, 2003 (inception) through December 31, 2003
	(unaudited)
Basic and diluted EPS per Class A common share:
Numerator: net income (loss)	$9,510,355	$(267,167)
Denominator—basic:
Class A shares outstanding at the balance sheet date	10,012,188	4,012,102
Effect of weighting	(1,005,835)	(3,514,243)
Weighted-average shares—basic	9,006,353	497,859
Denominator—diluted:
Class A shares outstanding at the balance sheet date	10,012,188	4,012,102
Incentive plan shares	3,824	—
Effect of weighting	(1,009,344)	(3,514,243)
Weighted-average shares—diluted	9,006,668	497,859
Basic EPS per Class A common share	$1.06	$(0.54)
Diluted EPS per Class A common share	$1.06	$(0.54)

Comprehensive Income

        In accordance with SFAS No. 130, "Reporting Comprehensive Income," the Company is required to separately report its comprehensive income. Other comprehensive income refers to revenue, expenses, gains, and losses that under GAAP are included in comprehensive income but are excluded from net income, as these amounts are recorded directly as an adjustment to stockholders' equity. Other comprehensive income arises from unrealized gains or losses generated from changes in market values of its securities held as available-for-sale.

Organization Costs and Start-up Expenses

        In accordance with Statement of Position 98-5, "Reporting on the Costs of Start-up Activities," organization costs and start-up expenditures were expensed as incurred during the period from September 24, 2003 (date of inception) to December 31, 2003.

Income Taxes

        The Company intends to qualify and will elect to be taxed as a real estate investment trust, or REIT, under the Internal Revenue Code. Provided the Company qualifies as a REIT, the Company will routinely distribute substantially all of its taxable income generated from operations to its stockholders. The Company will generally not be subject to Federal income tax to the extent that it distributes its net income to the stockholders, and satisfies the ongoing REIT requirements including meeting certain asset, income and stock ownership tests.

        The deferred tax asset generated by the net operating loss for the period from September 24, 2003 (date of inception) to December 31, 2003 has been offset by a full valuation allowance, as management believes, pursuant to the REIT status of the Company, that it is not likely that the loss will be utilized in the future to offset taxes payable. There is no tax provision included for the six months ended June 30, 2004, as the Company believes it will satisfy the REIT taxation requirements for 2004.

Recent Accounting Pronouncements

        In December 2003, the Financial Accounting Standards Board ("FASB") issued Interpretation No. 46R, "Consolidation of Variable Interest Entities, an Interpretation of Accounting Research Bulletin No. 51" (the "Interpretation"). The purpose of this interpretation is to provide guidance on how to identify a variable interest entity, or VIE, and determine when the assets, liabilities, noncontrolling interests, and results of operations of a VIE need to be included in the Company's financial statements. A company that holds variable interests in an entity will need to consolidate that entity if the company's interest in the VIE is such that the company will absorb a majority of the entity's expected losses, receives a majority of the entity's expected residual returns, or both, as a result of ownership, contractual or other financial interests in the entity. New disclosure requirements are also prescribed by FIN 46R. The Interpretation is generally effective for any variable interest entities created after January 31, 2003, with transition rules for those created prior to February 1, 2003. The Interpretation's adoption did not have any impact on the Company's financial position or results of operations.

        In April 2003, the FASB issued SFAS No. 149, "Amendment of Statement 133 on Derivative Instruments and Hedging Activities." SFAS No. 149 amends SFAS No. 133 to provide clarification on the financial accounting and reporting of derivative instruments and hedging activities and requires that contracts with similar characteristics be accounted for on a comparable basis. The standard is effective for contracts entered into or modified after June 30, 2003. The Company's adoption of SFAS No. 149 did not have any impact on its financial position or results of operations.

        In May 2003, the FASB issued SFAS No. 150, "Accounting for Certain Instruments with Characteristics of Both Liabilities and Equity." SFAS No. 150 establishes how an issuer classifies and measures certain freestanding financial instruments with characteristics of liabilities and equity and requires that such instruments be classified as liabilities. The standard is effective for financial instruments entered into or modified after May 31, 2003. The Company's adoption of SFAS No. 150 did not have any impact on its financial position or results of operations.

        At its November 2003 meeting, the Emerging Issues Task Force ("EITF") of the FASB reached a consensus in EITF Issue No. 03-01 regarding disclosures to be made when held-to-maturity or available-for-sale investments are impaired at the balance sheet date but for which an "other-than-temporary" loss has not been recognized. At the March 2004 meeting, the EITF expanded their guidance in this area. The Company has adopted these disclosure requirements.

NOTE 2.    SECURITIES

        At June 30, 2004 and December 31, 2003, all of the Company's securities were classified as available-for-sale and, as such, are reported at their estimated fair value. Estimated fair value was determined based on the average of third-party broker quotes received and/or independent pricing sources when available.

        The following are the carrying values of the Company's securities at June 30, 2004 and December 31, 2003:

	June 30, 2004	December 31, 2003
	(unaudited)
Floating Rate CMO's	$512,969,280	$56,887,052
Hybrid Arms and Balloons	155,295,349	65,218,850
Adjustable Rate Mortgages	270,013,526	20,024,916
Fixed Rate Mortgages	570,143,115	83,610,343

	$1,508,421,270	$225,741,161

        The following table presents the components of the carrying value of the Company's mortgage-backed securities portfolio at June 30, 2004 and December 31, 2003:

	June 30, 2004	December 31, 2003
	(unaudited)
Principal balance	$1,479,500,209	$220,674,223
Unamortized premium	38,918,998	5,120,342
Unaccreted discount	(887,025)	(33,995)
Gross unrealized gains	939,090	97,935
Gross unrealized losses	(10,050,002)	(117,344)

Carrying value/estimated fair value	$1,508,421,270	$225,741,161

        The following table presents for the Company's investments with gross unrealized losses, the estimated fair value and gross unrealized losses aggregated by investment category, at June 30, 2004:

	Estimated Fair Value	Unrealized Losses
	(unaudited)
Floating Rate CMO's	$360,932,400	$1,451,735
Hybrid Arms and Balloons	117,991,066	1,812,282
Adjustable Rate Mortgages	165,142,389	1,137,680
Fixed Rate Mortgages	530,519,571	5,648,305

Total temporarily impaired securities	$1,174,585,426	$10,050,002

        The following table presents for the Company's investments with gross unrealized losses, the estimated fair value and gross unrealized losses aggregated by investment category, at December 31, 2003:

	Estimated Fair Value	Unrealized Losses
	(unaudited)
Floating Rate CMO's	$35,326,753	$46,324
Hybrid Arms and Balloons	40,246,359	28,127
Adjustable Rate Mortgages	12,997,971	13,230
Fixed Rate Mortgages	53,771,978	29,663

Total temporarily impaired securities	$142,343,061	$117,344

        All of the Company's investments have contractual maturities greater than 10 years. Actual maturities of mortgage-backed securities are generally shorter than stated contractual maturities. Actual maturities of the Company's mortgage-backed securities are affected by the contractual lives of the underlying mortgages, periodic payments of principal, and prepayments of principal.

        The unrealized losses on the investments are considered temporary, and are therefore not written-down as being permanently impaired. The factors considered in making this determination included: the expected cash flow from the investment, the general quality of the MBS owned, any credit protection available, current market conditions, and the magnitude and duration of the historical decline in market prices.

NOTE 3.    REPURCHASE AGREEMENTS

        The Company has entered into repurchase agreements to finance most of its security purchases. The repurchase agreements are short-term borrowings that bear interest rates that have historically moved in close relationship to LIBOR (London Interbank Offered Rate). At June 30, 2004, the Company had an outstanding amount of $1,461,220,000 with a weighted average borrowing rate of 1.2273%, and these agreements were collateralized by mortgage-backed securities with a fair value of $1,508,421,270. At December 31, 2003, the Company had an outstanding amount of $188,841,000 with a weighted average borrowing rate of 1.107% and these agreements were collateralized by mortgage-backed securities with a fair value of $197,990,559.

        At June 30, 2004, the Company's repurchase agreements had remaining maturities as summarized below (unaudited):

	OVERNIGHT (1 DAY OR LESS)	BETWEEN 2 AND 30 DAYS	BETWEEN 31 AND 90 DAYS	GREATER THAN 90 DAYS	TOTAL
Agency-Backed Mortgage-Backed Securities:
Amortized cost of securities sold, including accrued interest receivable	$—	$296,258,951	$329,434,368	$817,831,195	$1,443,524,514
Fair market value of securities sold, including accrued interest receivable	$—	$295,857,008	$328,112,670	$810,658,265	$1,434,627,943
Repurchase agreement liabilities associated with these securities	$—	$291,987,000	$321,343,000	$847,890,000	$1,461,220,000
Average interest rate of repurchase agreement liabilities	0%	1.22%	1.25%	1.22%	1.23%

        At December 31, 2003, the Company's repurchase agreements had remaining maturities as summarized below:

	OVERNIGHT (1 DAY OR LESS)	BETWEEN 2 AND 30 DAYS	BETWEEN 31 AND 90 DAYS	GREATER THAN 90 DAYS	TOTAL
Agency-Backed Mortgage-Backed Securities:
Amortized cost of securities sold, including accrued interest receivable	$—	$39,495,843	$82,812,818	$75,737,580	$198,046,241
Fair market value of securities sold, including accrued interest receivable	$—	$39,486,390	$82,786,807	$75,782,795	$198,055,992
Repurchase agreement liabilities associated with these securities	$—	$37,798,000	$79,119,000	$71,924,000	$188,841,000
Average interest rate of repurchase agreement liabilities	0%	1.10%	1.09%	1.13%	1.11%

NOTE 4.    FAIR VALUE OF FINANCIAL INSTRUMENTS

      SFAS No. 107, "Disclosures about Fair Value of Financial Instruments," defines the fair value of a financial instrument as the amount at which the instrument could be exchanged in a current transaction between willing parties. All securities are reflected in the financial statements at their estimated fair value as of June 30, 2004 and December 31, 2003. Estimated fair values for mortgage-backed securities are based on the average of third-party broker quotes received and/or independent pricing sources when available. However, the fair values reported reflect estimates and may not necessarily be indicative of the amounts the Company could realize in a current market exchange. Cash and cash equivalents, accrued interest receivable, repurchase agreements and accrued interest payable are reflected in the financial statements at their costs, which approximates their fair value because of the short-term nature of these instruments.

NOTE 5.    CAPITAL STOCK

Authorized Shares

        The total number of shares of capital stock which the Company has the authority to issue is 110,000,000 shares, consisting of 100,000,000 shares of common stock having a par value of $0.001 per share and 10,000,000 shares of preferred stock having a par value of $0.001 per share. The Board of Directors has the authority to classify any unissued shares by setting or changing in any one or more respects the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications or terms or conditions of redemption of such shares.

Common Stock

        Of the 100,000,000 authorized shares of common stock, 98,000,000 shares were designated as Class A Common Stock, 1,000,000 shares were designated as Class B Common Stock and 1,000,000 shares were designated as Class C Common Stock. Holders of shares of common stock have no sinking fund or redemption rights and have no preemptive rights to subscribe for any of our securities.

Class A Common Stock

        Each outstanding share of Class A Common Stock entitles the holder to one vote on all matters submitted to a vote of stockholders, including the election of directors. Holders of shares of Class A Common Stock are not entitled to cumulate their votes in the election of directors.

        Subject to the preferential rights of any other class or series of stock and to the provisions of the Company's charter regarding the restrictions on transfer of stock, holders of shares of Class A Common Stock are entitled to receive dividends on such stock if, as and when authorized and declared by the Board of Directors.

Class B Common Stock

        Each outstanding share of Class B Common Stock entitles the holder to one vote on all matters submitted to a vote of common stockholders, including the election of directors. Holders of shares of Class B Common Stock are not entitled to cumulate their votes in the election of directors. Holders of shares of Class A Common Stock and Class B Common Stock shall vote together as one class in all matters except that any matters which would adversely affect the rights and preferences of Class B Common Stock as a separate class shall require a separate approval by holders of a majority of the outstanding shares of our Class B Common Stock.

        Holders of shares of Class B Common Stock are entitled to receive dividends on each share of Class B Common Stock in an amount equal to the dividends declared on each share of Class A Common Stock if, as and when authorized and declared by the Board of Directors. No dividends may be declared on the shares of Class B Common Stock until after the most recent dividend payment date for the Class A Common Stock for which cumulative dividends paid on each share of Class A Common Stock are equal to or greater than the difference between the book value per share of Class A Common Stock at the time of issuance of such share of Class A Common Stock and $15.00 per share; provided further that aggregate dividends declared on the Class B Common Stock shall not exceed 3% of total dividends declared on the Class A and Class B Common Stock, and any reduction pursuant to this provision shall be allocated pro rata across all shares of Class B Common Stock. As of July 9, 2004, the cumulative dividends paid on each share of Class A Common Stock are now greater than the difference between the book value per share of Class A Common Stock at the time of its issuance and $15.00 per share; therefore, as of July 9, 2004, the shares of Class B Common Stock are now entitled to receive dividends in an amount equal to the dividends declared on each share of Class A Common Stock if, as and when authorized and declared by the Board of Directors.

        Each share of Class B Common Stock shall automatically be converted into one share of Class A Common Stock on the first day of the fiscal quarter following the fiscal quarter during which the Company's Board of Directors were notified that, as of the end of such fiscal quarter, the stockholders' equity attributable to the Class A Common Stock, calculated on a pro forma basis as if conversion of the Class B Common Stock (or portion thereof to be converted) had occurred, and otherwise determined in accordance with GAAP, equals no less than $15.00 per share (adjusted equitably for any stock splits, stock combinations, stock dividends or the like); provided, that the number of shares of Class B Common Stock to be converted into Class A Common Stock in any quarter shall not exceed an amount that will cause the stockholders' equity attributable to the Class A Common Stock calculated as set forth above to be less than $15.00 per share; provided further, that such conversions shall continue to occur until all shares of Class B Common Stock have been converted into shares of Class A Common Stock; and provided further, that the total number of shares of Class A Common Stock issuable upon conversion of the Class B Common Stock shall not exceed 3% of the total shares of common stock outstanding prior to completion of an initial public offering of the Company's Class A Common Stock. The Company's Class A Common Stock has a book value per share of $13.25 at June 30, 2004 and $14.04 at December 31, 2003.

Class C Common Stock

        No dividends will be paid on the Class C Common Stock. Holders of shares of Class C Common Stock are not entitled to vote on any matter submitted to a vote of stockholders, including the election of directors, except that any matters that would adversely affect the rights and privileges of the Class C Common Stock as a separate class shall require the approval of a majority of the Class C Common Stock.

        Each share of Class C Common Stock shall automatically be converted into one share of Class A Common Stock on the first day of the fiscal quarter following the fiscal quarter during which the Company's Board of Directors were notified that, as of the end of such fiscal quarter, the stockholders'

equity attributable to the Class A Common Stock, calculated on a pro forma basis as if conversion of the Class C Common Stock had occurred and giving effect to the conversion of all of the shares of Class B Common Stock as of such date, and otherwise determined in accordance with GAAP, equals no less than $15.00 per share (adjusted equitably for any stock splits, stock combinations, stock dividends or the like); provided, that the number of shares of Class C Common Stock to be converted into Class A Common Stock shall not exceed an amount that will cause the stockholders' equity attributable to the Class A Common Stock calculated as set forth above to be less than $15.00 per share; and provided further, that such conversions shall continue to occur until all shares of Class C Common Stock have been converted into shares of Class A Common Stock and provided further, that the total number of shares of Class A Common Stock issuable upon conversion of the Class C Common Stock shall not exceed 3% of the total shares of common stock outstanding prior to completion of an initial public offering of the Company's Class A Common Stock. The Company's Class A Common Stock has a book value per share of $13.25 at June 30, 2004 and $14.04 at December 31, 2003.

Preferred Stock

        The Company's Board of Directors has the authority to classify any unissued shares of preferred stock and to reclassify any previously classified but unissued shares of any series of preferred stock previously authorized. Prior to issuance of shares of each class or series of preferred stock, the Board of Directors is required to fix the terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption for each such class or series. As of June 30, 2004 and December 31, 2003, no shares of preferred stock are outstanding, and the Company has no present plans to issue any preferred stock.

Initial Capitalization

        The three initial independent directors of the Company's Board of Directors subscribed for a total of 7,500 shares of Class A Common Stock in October 2003 at par value, or a price of $0.001 per share. Compensation totaling $28 was recorded as a result of this issuance. See below for a description of additional Class A Common Stock issuances.

        Of the 1,000,000 shares of Class B Common Stock authorized for issuance, 319,388 shares were issued to the Company's initial officers, Jeffrey J. Zimmer and Robert E. Cauley, in October 2003 for a total price of $1,500. Of the 1,000,000 shares of Class C Common Stock authorized for issuance, 319,388 shares were subscribed to by Flagstone Securities, LLC in October 2003 at par value, or a price of $0.001 per share. Compensation totaling $1,181 was recorded as a result of this issuance and is included in start-up and organization costs in the accompanying statement of operations for the period from September 24, 2003 (date of inception) to December 31, 2003.

Private Placements of Common Stock

        On December 11, 2003, the Company began a private placement offering (the "Offering") of up to 10,000,000 shares of Class A Common Stock at a price to the investors of $15.00 per share. On

December 19, 2003, the Company completed a first closing, in which the Company issued 4,004,602 shares and received proceeds of $56,598,732, which is net of placement agency fees and expenses totaling $3,350,297. On January 30, 2004, the Offering was closed, and the Company issued an additional 5,837,055 shares and received proceeds of $82,864,346, which is net of placement agency fees and expenses totaling $4,691,479.

        On February 17, 2004, the Company issued a total of 158,343 shares of Class A Common Stock in a private offering and received proceeds of $2,248,471, which is net of placement agency fees and expenses totaling $126,674. After the completion of the Offering, the February 17, 2004 issuance, and the payment of directors' fees in January, April and May 2004 with 4,688 shares, the Company has 10,012,188 shares of Class A Common Stock issued and outstanding.

Dividends

        On March 10, 2004, the Company's Board of Directors declared a $0.39 per share cash distribution to holders of its Class A Common Stock, totaling $3,903,569. The distribution was paid on April 23, 2004.

        On June 16, 2004, the Company's Board of Directors declared a $0.52 per share cash distribution to holders of its Class A Common Stock. Dividends payable on the 10,012,188 shares of Class A common stock outstanding total $5,206,338. Including the dividends paid on the 313,600 phantom shares granted under the Company's stock incentive plan (see note 7), the distribution totaled $5,369,410. The distribution was paid on July 9, 2004.

NOTE 6.    TRANSACTIONS WITH RELATED PARTIES

Transactions with Shareholders

        During the period from September 24, 2003 (date of inception) through December 19, 2003, the Company's start-up activities were being fully paid for and supported by the Company's President and CEO, Jeffrey J. Zimmer. Mr. Zimmer was also a Class B shareholder during this period of time. On December 19, 2003, at the initial closing of the Offering, the Company reimbursed the CEO $247,980 for these costs, which were recorded primarily as property and equipment and operating expenses.

        The entire issuance of Class C Common Stock was purchased by Flagstone Securities, LLC. Flagstone was the placement agent for the Company's Class A Common Stock private placement offerings, and pursuant to the terms of the offerings, received fees for its services. Through December 31, 2003, Flagstone had received $2,943,042 in fees from the Offering, and Flagstone received an additional $4,747,517 from the proceeds of the Offerings that closed in January and February 2004.

Employment Agreements

        The Company entered into employment agreements with the Company's initial officers, Jeffrey J. Zimmer and Robert E. Cauley, in 2003. The employment agreements provide for Mr. Zimmer to serve as our President and Chief Executive Officer and Mr. Cauley to serve as Chief Investment Officer and Chief Financial Officer. The employment agreements terminate in December 2006; provided, however, that the term shall automatically be extended for one-year periods unless, not later than six months prior to the termination of the existing term, either party provides written notice to the other party of its intent not to further extend the term. The employment agreements provide for an initial annual base salary of $150,000 to each of Messrs. Zimmer and Cauley and for Mr. Zimmer to receive a $250,000 cash bonus and for Mr. Cauley to receive a $125,000 cash bonus at the time of the effectiveness of a resale shelf registration statement on Form S-11 covering the resale of the Class A Common Stock sold in the Company's Offering. Messrs. Zimmer and Cauley will also be entitled to bonuses at the discretion of the compensation committee.

        Upon the termination of an executive officer's employment either by the Company without "cause" or by the executive officer for "good reason" or by the executive officer for any reason within three months after a "change of control," the executive officer will be entitled to the following severance payments and benefits, subject to his execution and non-revocation of a general release of claims: lump-sum cash payment equal to 300% of the sum of his then-current annual base salary plus average bonus over the prior three years; his prorated annual bonus for the year in which the termination occurs; all stock options held by the executive officer will become fully exercisable and will continue to be exercisable for their full terms and all restricted stock held by such executive officer will become fully vested; health benefits for three years following the executive officer's termination of employment at no cost to the executive officer, subject to reduction to the extent that the executive officer receives comparable benefits from a subsequent employer; and outplacement services at Company expense.

        Each of Messrs. Zimmer and Cauley is bound by a non-competition covenant for so long as he is an officer of the Company and for a one-year period thereafter, unless his employment is terminated by the Company without "cause" or by him with "good reason" (in each case, as defined in his employment agreement) or by him for any reason after a "change in control" (as defined in his employment agreement) of the Company, in which case his covenant not to compete will lapse on the date of his termination.

        Messrs. Zimmer and Cauley's employment agreements were amended and restated in 2004. The amended and restated agreements extend the term of the agreements to April 2007 and provide that upon the effectiveness of a registration statement for the Company's Class A common shares that Mr. Zimmer's annual base salary will increase to $400,000 and Mr. Cauley's annual base salary will increase to $267,500.

Other Transactions

        In January 2004, the three independent directors received a total of 1,650 shares of Class A Common Stock, valued at $24,750, as compensation for their activities as directors. In April 2004, the three independent directors received a total of 2,651 shares of Class A Common Stock, valued at $39,765, as compensation for their activities as directors. In May 2004, a new independent director was added to the Board of Directors and was issued 387 shares of Class A Common Stock, valued at $5,805, as compensation for his activities as a director.

        One of the Company's directors, Mr. Buford Ortale, was previously a Managing Director in the Investment Banking Group at Avondale Partners, LLC ("Avondale"), one of the placement agents for the Company's Offering that was completed in January 2004. Mr. Ortale has a continuing affiliation with Avondale pursuant to which he receives compensation from investment banking fees earned by Avondale on transactions referred to Avondale by Mr. Ortale. Mr. Ortale has been paid $360,000 from Avondale for referring the Company to Avondale.

NOTE 7.    STOCK INCENTIVE PLAN

        On December 1, 2003, the Company adopted the 2003 Long Term Incentive Compensation Plan (the "2003 Plan") to provide the Company with the flexibility to use stock options and other awards as part of an overall compensation package to provide a means of performance-based compensation to attract and retain qualified personnel. The 2003 Plan was amended and restated in March 2004. Key employees, directors and consultants are eligible to be granted stock options, restricted stock, phantom shares, dividend equivalent rights and other stock-based awards under the 2003 Plan. The 2003 Plan is administered by the Board of Directors or a committee of the Board of Directors, which has the full authority to administer and interpret the 2003 Plan, to authorize the granting of awards, to determine the eligibility of an employee, director or consultant to receive an award, to determine the number of shares of common stock to be covered by each award (subject to the individual participant limitations provided in the 2003 Plan), and to determine the terms, provisions and conditions of each award (which may not be inconsistent with the terms of the 2003 Plan).

        The Committee may prescribe the form of instruments evidencing awards and to take any other actions and make all other determinations that it deems necessary or appropriate in connection with the 2003 Plan or the administration or interpretation thereof. In connection with this authority, the committee may establish performance goals that must be met in order for awards to be granted or to vest, or for the restrictions on any such awards to lapse.

        Subject to adjustment upon certain corporate transactions or events, a maximum of 4,000,000 shares of the Class A Common Stock (but not more than 10% of the Class A Common Stock outstanding on the date of grant) may be subject to stock options, shares of restricted stock, phantom shares and dividend equivalent rights under the 2003 Plan. As of December 31, 2003, no awards had been granted under the 2003 Plan.

        On June 15, 2004, an award of phantom shares was granted to three members of senior management. The award was for 313,600 phantom shares, consisting of 186,500 shares to Mr. Zimmer, 124,350 shares to Mr. Cauley and 2,750 to Mr. Haas. Each phantom share represents a right to receive a share of the Company's Class A Common Stock, and a dividend equivalent right was also granted on each phantom share. The phantom shares vest, based on the employees' continuing employment, on a quarterly schedule as provided in the grant agreements, beginning August 15, 2004 through November 15, 2007. No shares had vested as of June 30, 2004, and none had expired or were forfeited. Distributions of the vested Class A Common Stock may be deferred at the election of the grantee.

        The phantom share awards were valued at the fair value of the Company's Class A Common Stock at the date of the grant, or $15 per share, for a total grant date value of $4,704,000. The phantom awards do not have an exercise price. The grant date value is being amortized to compensation expense on a straight-line basis over the vesting period. Total compensation cost recognized during the six months ended June 30, 2004 for the phantom share award was $57,366. Dividends paid on phantom shares are charged to retained earnings when declared.

NOTE 8.    COMMITMENTS AND CONTINGENCIES

Operating Lease

        The Company leases its office space under an operating lease agreement that has an initial expiration date of October 14, 2004. The lease also contains the following additional options: two one year renewals with increases in rent based on the consumer price index; and the ability of the Company to secure a five year lease at any time with a re-negotiated rate. Total rental expense for the six months ended June 30, 2004 was $27,100, and for the period from September 24, 2003 (date of inception) through December 31, 2003 it was $12,264. Future fiscal year minimum lease payments subsequent to December 31, 2003, assuming management's intended exercise of the two one year renewals, are as follows: $54,797 in December 31, 2004, $54,797 in 2005, and $43,381 in 2006.

Litigation, Claims, and Assessments

        In the ordinary course of business, the Company is exposed to various claims, threats, and legal proceedings. In management's opinion, the outcome of such matters, if any, will not have a material impact upon the Company's financial position and results of operations.

NOTE 9.    SUBSEQUENT EVENTS (UNAUDITED)

        In July and August 2004, the Company sold a portion of the mortgage related securities in its portfolio, primarily floating-rate collateralized mortgage obligations, for proceeds of $333.0 million. The Company purchased $224.0 million of additional securities, primarily adjustable-rate mortgage related securities and hybrid adjustable-rate mortgage related securities and used the remaining $109.0 million to reduce repurchase agreement liabilities. These sales and purchases have altered the mix of mortgage related securities in the Company's portfolio.

        On August 24, 2004, the Company's board of directors declared a dividend of $0.52 per share of Class A and Class B Common Stock relating to operations in the third quarter of 2004. The dividend will be paid on October 8, 2004, to stockholders of record on September 3, 2004. It is expected that this dividend will be paid from earnings. The shares of the Company's Class A Common Stock issued subsequent to September 3, 2004 will not be entitled to this third quarter dividend.

*    *    *    *    *    *    *

        No person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized representations or information. This prospectus is an offer to sell only the shares offered hereby, and only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of the date hereof.

        Until October 11, 2004 (25 days after the date of this prospectus), all dealers that effect transactions in these securities, whether or not participating in the offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

5,000,000 Shares

Class A Common Stock

PROSPECTUS

FLAGSTONE SECURITIES

BB&T CAPITAL MARKETS

September 16, 2004

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PROSPECTUS SUMMARY
Bimini Mortgage Management, Inc.
This Offering
Our Tax Status
Distributions
Summary Financial Data
RISK FACTORS
Risks Related to Our Business
Risks Related to Our Officers
Risks Related to this Offering
CAUTIONARY STATEMENTS
USE OF PROCEEDS
MARKET PRICE OF AND DISTRIBUTIONS ON OUR CLASS A COMMON STOCK
CAPITALIZATION
DILUTION
SELECTED FINANCIAL DATA
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
BUSINESS
QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK
MANAGEMENT OF THE COMPANY
Summary Compensation Table
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
DESCRIPTION OF CAPITAL STOCK
CERTAIN PROVISIONS OF MARYLAND LAW AND OF OUR CHARTER AND BYLAWS
CLASS A COMMON STOCK AVAILABLE FOR FUTURE SALE
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UNDERWRITING
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WHERE YOU CAN FIND MORE INFORMATION ABOUT BIMINI MORTGAGE MANAGEMENT
BIMINI MORTGAGE MANAGEMENT, INC. INDEX TO FINANCIAL STATEMENTS
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
BIMINI MORTGAGE MANAGEMENT, INC. BALANCE SHEETS
BIMINI MORTGAGE MANAGEMENT, INC. STATEMENTS OF OPERATIONS
BIMINI MORTGAGE MANAGEMENT, INC. STATEMENTS OF STOCKHOLDERS' EQUITY FOR THE SIX MONTHS ENDED JUNE 30, 2004 (UNAUDITED) AND THE PERIOD FROM SEPTEMBER 24, 2003 (inception) THROUGH DECEMBER 31, 2003
BIMINI MORTGAGE MANAGEMENT, INC. STATEMENTS OF CASH FLOWS
BIMINI MORTGAGE MANAGEMENT, INC. NOTES TO FINANCIAL STATEMENTS (INFORMATION PERTAINING TO THE SIX MONTHS ENDED JUNE 30, 2004 IS UNAUDITED)